As filed with the Securities and Exchange Commission on August 14, 2003
Registration No. 333-107351

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IVAX Corporation

(Exact name of Registrant as specified in its charter)

Florida	2834	16-1003559
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard

Miami, Florida 33137
(305) 575-6000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven D. Rubin

Senior Vice President, General Counsel and Secretary
IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard E. Schatz, Esq. Geoffrey MacDonald, Esq. Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. Museum Tower, Suite 2200 150 West Flagler Street Miami, Florida 33130 (305) 789-3200	John D. Fisch, Esq. Matthews and Branscomb, a Professional Law Corporation 112 E. Pecan, Suite 1100 San Antonio, Texas 78205 (210) 357-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement and all other conditions to the merger of Advanced Tobacco Products, Inc. with a wholly-owned subsidiary of IVAX Corporation have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Price Per Share	Price(2)	Registration Fee

Common Stock, $0.10 par value	270,887 Shares	N/A	$4,063,147	$329(4)
Common Stock Purchase Rights(3)	270,887 Rights	—	—	—

(1)	Based on a good faith estimate of the maximum number of shares of IVAX common stock that IVAX may be required to issue in the merger.
(2)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933 and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (i) the average of the bid and asked prices of a share of ATP common stock as reported on the Over-the-Counter Bulletin Board on July 24, 2003 ($0.49), multiplied by (ii) 8,292,136 (assuming no dissenting shares).
(3)	The Common Stock Purchase Rights are attached to and trade with and transfer with the IVAX common stock. The Common Stock Purchase Rights are only exercisable upon the occurrence of certain prescribed events, none of which has occurred. Pursuant to Rule 457(i) of the Securities Act of 1933, no registration fee is required with respect to the Common Stock Purchase Rights.

(4)	Previously paid with the initial filing of the Registration Statement on July 25, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT	PROSPECTUS

August 14, 2003

Dear Shareholders of Advanced Tobacco Products, Inc.:

      Advanced Tobacco Products, Inc. and IVAX Corporation have agreed on a merger transaction whereby IVAX will acquire us. If we complete the merger, then we will become a wholly-owned subsidiary of IVAX and, upon your receipt of shares of IVAX common stock to be issued in the merger, you will become a shareholder of IVAX. The exact number of shares of IVAX common stock that you will receive will be determined by the merger’s exchange ratio, which is based on the average closing price of IVAX common stock during a pricing period and which is described in more detail in this proxy statement/prospectus.

      Shares of IVAX common stock are traded on the American Stock Exchange under the symbol “IVX.” As of August 13, 2003, the closing sales price of a share of IVAX common stock on the American Stock Exchange was $19.48.

      We cannot complete the merger without the approval of our shareholders. On behalf of our board of directors, we invite you to attend a special meeting of shareholders of Advanced Tobacco Products, Inc. We will hold the meeting at 10:00 a.m., Central Time, on Tuesday, September 23, 2003, at the Hilton Hotel-San Antonio Airport, located at 611 N.W. Loop IH-410, San Antonio, Texas.

      On the following pages you will find the notice of special meeting of shareholders and proxy statement/prospectus giving information concerning the merger and the matters to be acted on at the special meeting. Please read this entire document carefully, including the section entitled “Risk Factors” beginning on page 16 that discusses the potential risks involved in the merger, the operation of the combined entity and the ownership of IVAX common stock.

      We hope you will be able to attend the special meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the special meeting. If you attend the special meeting, you may, if you wish, revoke your proxy and vote in person.

      The board of directors of ATP has unanimously approved the merger agreement and believes that the merger is in the best interests of our shareholders. The board of directors of ATP therefore unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Sincerely,

J. W. Linehan,
President

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the IVAX common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      This proxy statement/prospectus is dated August 14, 2003 and is first being mailed to our shareholders on or about August 21, 2003.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF ATP SHAREHOLDERS AND VOTING
SUMMARY
The Merger (Page 27)
Our Reasons for the Merger (Page 29)
Recommendation of the ATP Board of Directors to the ATP Shareholders (Page 29)
IVAX’ Reasons for the Merger (Page 31)
Advanced Tobacco Products, Inc. (Page 31)
IVAX Corporation (Page 32)
Merger Consideration (Page 32)
Treatment of ATP Stock Options (Page 33)
The Merger Agreement (Page 38)
Voting Agreement (Page 37)
Interests of our Directors and Executive Officers in the Merger (Page 37)
Material U.S. Federal Income Tax Consequences of the Merger (Page 34)
Accounting Treatment (Page 37)
Dissenters’ Rights (Page 35)
Regulatory Approvals (Page 37)
Comparison of Shareholder Rights (Page 49)
Special Meeting of ATP Shareholders (Page 46)
SELECTED HISTORICAL FINANCIAL DATA OF IVAX
SELECTED HISTORICAL FINANCIAL DATA OF ATP
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET PRICE DATA
RISK FACTORS
Risk Factors Related to the Merger
Risk Factors Related to the Combined Business and Owning IVAX Common Stock
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE MERGER
Background of the Merger
ATP’s Reasons for the Merger and ATP’s Board of Directors’ Recommendation to Shareholders
IVAX’ Reasons for the Merger
The Companies
Merger Consideration
Treatment of Stock Options
Dissenters’ Rights
Accounting Treatment
Regulatory Matters
Voting Agreement
Officers and Directors of the Combined Entity
Interests of our Directors and Executive Officers in the Merger
THE MERGER AGREEMENT
Structure of the Merger
When the Merger Becomes Effective
Conversion of Stock, Closing Date Adjustment, Fractional Shares, Stock Options and Cancellation of Stock
Exchange of Shares; Issuance to other than Record Owner
Conditions Precedent to the Obligations of Us and IVAX
Representations and Warranties
Our Conduct Prior to the Effective Time
Acquisition Proposals
Indemnification
Termination
Fees and Expenses; Termination Fee
SPECIAL MEETING OF ATP SHAREHOLDERS
Time, Date and Place
Purpose of the Special Meeting
Record Date and Voting Power
Method of Voting of Shares Held in Your Name
Method of Voting of Shares Held in Street Name
Required Vote
Share Ownership
Share Ownership of ATP’s Directors and Executive Officers
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPARISON OF RIGHTS OF SHAREHOLDERS OF IVAX AND ATP
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
EXPENSES RELATED TO THIS PROXY SOLICITATION
OTHER MATTERS
ANNEX A
ANNEX B
ANNEX C
ANNEX E
SIGNATURES
Consent of Ernst & Young LLP
Consent of The Hanke Group, P.C.

ADVANCED TOBACCO PRODUCTS, INC.

16607 Blanco Road, Suite 703
San Antonio, TX 78232

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO APPROVE MERGER AGREEMENT WITH IVAX CORPORATION

Dear Shareholders of Advanced Tobacco Products, Inc.:

      A special meeting of shareholders of Advanced Tobacco Products, Inc. (“ATP”) will be held on Tuesday, September 23, 2003, at 10:00 a.m., local time, at the Hilton Hotel-San Antonio Airport, located at 611 N.W. Loop IH-410, San Antonio, Texas. The special meeting will be held for the following purposes:

1. To consider and take action regarding the approval of a merger according to the terms of a Merger Agreement, dated May 27, 2003, among ATP, IVAX Corporation (“IVAX”) and a newly formed, wholly-owned subsidiary of IVAX, pursuant to which ATP will merge with the wholly-owned subsidiary and become a wholly-owned subsidiary of IVAX. Our board of directors unanimously (a) approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of our shareholders that we enter into the merger agreement and complete the merger on terms and conditions in the merger agreement and (c) recommended that you adopt the merger agreement.

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      We are not aware of any other business to come before the special meeting.

      We are sending this notice and the attached proxy statement/prospectus to you on or about August 21, 2003. Our board of directors has set the close of business on August 13, 2003 as the record date for determining shareholders entitled to receive notice of and vote at the special meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal offices at 16607 Blanco Road, Suite 703, San Antonio, Texas 78232. This list will also be available at the special meeting. At the close of business on the record date, we had outstanding and entitled to vote 8,222,136 shares of common stock.

      Your vote is very important. To be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the special meeting. Whether or not you plan to attend the special meeting, we encourage you to read the proxy statement/prospectus. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval of the merger agreement and the merger. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against the approval of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

      If your shares are held in the name of your broker, bank or other nominee, we encourage you to follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or you may vote your shares at the special meeting if you obtain a proxy, executed in your favor, from the broker, bank or other nominee who is the holder of record.

By Order of the Board of Directors,

J. W. LINEHAN
President and Secretary

San Antonio, Texas
August 14, 2003

ii

CERTAIN INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about IVAX Corporation and Advanced Tobacco Products, Inc. that is not included in, or delivered with, this proxy statement/prospectus. This proxy statement/prospectus is accompanied by ATP’s Annual Report on Form 10-K for its fiscal year ended September 30, 2002 and ATP’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003.

      ATP will provide you with copies of this information relating to ATP, without charge, upon written or oral request to:

Advanced Tobacco Products, Inc.
16607 Blanco Road, Suite 703
San Antonio, Texas 78232
Telephone: (210) 408-7077

      IVAX will provide you with copies of this information relating to IVAX, without charge, upon written or oral request to:

IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
Attention: Investor Relations Department
Telephone: (305) 575-6000

      In order to receive timely delivery of these documents in advance of the special meeting of ATP shareholders, you should make your request no later than September 16, 2003, which is five business days before the date of the special meeting.

      For a more detailed discussion about the information about ATP and IVAX incorporated into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 55.

      ATP has supplied all information contained or incorporated by reference in, or delivered with, this proxy statement/prospectus relating to ATP, and IVAX has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to IVAX.

      You should rely only on information contained or incorporated by reference in, or delivered with, this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in, or delivered with, this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the cover of this proxy statement/prospectus or, in the case of documents incorporated by reference in or delivered with this proxy statement/prospectus, the date of the referenced or accompanying document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of IVAX common stock in connection with the merger shall create any implication to the contrary.

      In this proxy statement/prospectus, all references to IVAX common stock include the associated right to purchase a fraction of a share of IVAX common stock under IVAX’ shareholders’ rights plan.

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

OF ATP SHAREHOLDERS AND VOTING

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of the merger agreement, among ATP, IVAX and a newly formed wholly-owned subsidiary of IVAX, which would result in the merger of the wholly-owned subsidiary of IVAX into ATP and the exchange of shares of common stock in ATP for shares of common stock in IVAX. After the merger ATP will be a wholly-owned subsidiary of IVAX and you will be a shareholder of IVAX. This document is not only a proxy statement of ATP for the solicitation of proxies in connection with the special meeting of ATP shareholders on September 23, 2003, but also a prospectus of IVAX for the shares of IVAX common stock that it will issue in the merger.

Q:	When will the merger be completed?

A:	We anticipate that the merger will be completed as soon as practicable after the special meeting of our shareholders.

Q:	Who may vote?

A:	All shareholders of record as of the close of business on August 13, 2003, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of August 13, 2003, 8,222,136 shares of our common stock were outstanding.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then sign, date and return the enclosed proxy card in the postage-paid envelope provided as soon as possible so that your shares can be voted at the special meeting.

Q:	How do I vote if my shares are registered directly in my name?

A:	If your shares are registered directly in your name, then (i) you may come to the special meeting and cast your vote in person or (ii) you may vote by completing, signing and returning the enclosed proxy card. If you return the enclosed proxy card, then the persons named on the proxy card will vote your shares in the manner you indicate.

Q:	How do I vote if my broker, bank or other nominee holds my shares in “street name”?

A:	If your shares are held in “street name,” then your broker, bank or other nominee will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. If you do not provide instructions to your broker, bank or other nominee, then (i) your shares will not be voted, which will have the effect of a vote against the merger or (ii) you may attend the special meeting and vote your shares after you obtain a special proxy, executed in your favor, from your broker, bank or other nominee who is the holder of record.

Q:	What if I vote by proxy and then change my mind?

A:	If your shares are registered directly in your name, then you can revoke your proxy at any time before the special meeting by (i) writing to our Secretary stating that you have changed your mind and how you wish to vote your shares, (ii) delivering a properly executed proxy dated after the date of the proxy you want to revoke or (iii) attending the special meeting and casting your vote in person.

If your shares are held in “street name” by your broker, bank or other nominee, then you can revoke your proxy at any time before the special meeting by (i) writing to your broker, bank or other nominee stating that you have changed your mind and how you wish to vote your shares or (ii) attending the special meeting and voting your shares after you obtain a special proxy, executed in your favor, from your broker, bank or other nominee who is the holder of record.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger.

Q:	What happens if I do not indicate how I wish to vote on the merger?

A:	If you return your signed proxy card, but do not indicate how you wish to vote, then the persons named as proxies will vote your shares “FOR” the merger. We are unaware of any other matters that may come before the special meeting. If any other matters come before the special meeting, then the proxy holders will vote the proxies in their best judgment.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the special meeting constitutes a quorum. We need a quorum of shareholders to hold a valid special meeting. If you properly sign and return your proxy card, then you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker does not indicate a vote on the proxy card because the broker does not have the authority to do so. If a quorum is not present, a majority in interest of those present or represented at the special meeting may adjourn the special meeting, without notice other than an announcement at the special meeting, until a quorum is present or represented.

Q:	Who will count the votes?

A:	Representatives of The Hanke Group, P.C., our accountants, will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker in “street name”). You will receive a separate card from your broker if your broker holds shares for you in “street name.”

Q:	What does it mean if I receive more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for IVAX common stock.

Q:	Who can help answer my questions?

A:	If you have questions about the merger, including the procedures for voting your shares, you should contact Regan & Associates, Inc., 505 Eighth Avenue, Floor 12-A, New York, New York 10018, telephone (800) 737-3426, who we have engaged to assist us in soliciting proxies.

SUMMARY

      This summary highlights selected material from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus and the documents to which we refer, including the merger agreement and the exhibits and schedules attached thereto. The merger agreement is attached as Annex A to this proxy statement/prospectus. See also “Where You Can Find More Information” on page 55. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The page references are references to the pages of this proxy statement/prospectus.

The Merger (Page 27)

      We have executed a merger agreement with IVAX and a newly formed, wholly-owned subsidiary of IVAX, pursuant to which we will merge with the wholly-owned subsidiary of IVAX and become a wholly-owned subsidiary of IVAX. The merger agreement is attached as Annex A to this proxy statement/prospectus. If the holders of in excess of 50% of the outstanding shares of our common stock as of the record date approve the merger agreement and all other conditions to the merger are satisfied or waived, then the wholly-owned subsidiary of IVAX will merge with and into us. Although we will be the surviving entity of the merger, you will become a shareholder of IVAX and will no longer own shares of our common stock.

Our Reasons for the Merger (Page 29)

      We want to participate in the merger because of the following:

•	the fairness of the $0.54 valuation of our common stock;

•	the substantial improvement in liquidity associated with IVAX common stock as compared to our common stock;

•	the stability and diversification afforded by the IVAX product line and operations as compared to our primary dependence upon Pharmacia’s use of the nicotine inhaler technology covered by our agreement with Pharmacia’s affiliates;

•	according to our agreement with Pharmacia’s affiliates, the probable termination of nicotine inhaler technology product payments in 2010 in the U.S. and 2011 in substantially all other countries; and

•	the impending loss of the tax sheltering effect of our net operating loss carryovers and its adverse effect on future payment of dividends.

      Achieving the benefits of the merger, however, is subject to risks discussed in “Risk Factors” beginning on page 16.

Recommendation of the ATP Board of Directors to the ATP Shareholders (Page 29)

      Our board of directors considered a variety of information and factors, both positive and negative, in making its decision regarding the merger. After considering such information and factors, our board of directors unanimously:

•	approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	declared that it is in the best interests of our shareholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement; and

•	recommends that you vote “FOR” the merger agreement.

IVAX’ Reasons for the Merger (Page 31)

      In reaching its decision to adopt the merger agreement and to approve the issuance of shares of IVAX common stock to the shareholders of ATP in the merger, the board of directors of IVAX considered a number of reasons, including:

•	the anticipated financial benefit to IVAX of the merger;

•	the complementary nature of ATP’s dry powder nicotine inhaler technology to IVAX’ product line; and

•	the anticipated product payments from Pharmacia’s products incorporating the patented nicotine technology sold by ATP to Pharmacia.

Advanced Tobacco Products, Inc. (Page 31)

Advanced Tobacco Products, Inc.
16607 Blanco Road, Suite 703
San Antonio, Texas 78232
(210) 408-7077

      In 1987, we sold patented nicotine technology, know how and related assets to what are now Pharmacia AB and Pharmacia & Upjohn Company, or collectively Pharmacia, which are subsidiaries of Pfizer Inc. as the result of a merger of Pharmacia Corporation and Pfizer in April of 2003. Pharmacia manufactures the Nicotrol®/Nicorette® Inhaler, or the Inhaler, the Nicorette® Chewing Gum, the Nicotrol®/Nicorette® Patch, or the Patch, and the Nicotrol®/Nicorette® Nasal Spray.

      The nicotine technology acquired from us forms the basis of the Inhaler developed by Pharmacia for use in the nicotine replacement therapy market. We receive product payments from sales of the Inhaler by Pharmacia equal to 3% of Pharmacia’s net sales under an agreement with Pharmacia which is described in greater detail beginning on page 32. Pharmacia is not required to make any sales of the Inhaler.

      The Inhaler was launched nationwide in the U.S. as a prescription product in 1998. Pharmacia has introduced the Inhaler, primarily as an over-the-counter product, in Australia, Austria, Belgium, Canada, China, Czech Republic, Denmark, Estonia, Finland, France, Hong Kong, Iceland, Ireland, Italy, Malasia, Malta, Mexico, Netherlands, New Zealand, Norway, Portugal, Russia, Singapore, South Africa, Sweden, Switzerland, Taiwan, and the United Kingdom.

      In addition, we have an exclusive worldwide license to certain dry powder nicotine inhaler technology from Duke University. We have obtained an undivided interest in several patents covering this technology. We believe that a dry powder nicotine inhaler has the potential to be a future generation nicotine replacement product.

      We have no employees or tangible assets and conduct no commercial operations other than managing our rights under our agreements with Pharmacia and Duke University.

IVAX Corporation (Page 32)

IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000

      IVAX is a multinational pharmaceutical company that discovers, develops, manufactures and markets branded and brand equivalent (generic) pharmaceutical and veterinary products in the U.S. and abroad. Headquartered in Miami, Florida, IVAX has operations in nearly 30 countries and its products are sold in more than 70 countries. IVAX is strategically focused on product diversification and geographic expansion in key pharmaceutical markets in North America; Western, Central, and Eastern Europe; Latin America; and Asia. IVAX has 8,000 employees worldwide, of whom more than 700 are involved in research and development.

      The IVAX portfolio of products currently includes prescription drugs for allergies, coughs and colds; intranasal steroid Nasarel® for treatment of allergic rhinitis; and an asthma product, QVAR®, in a non-ozone depleting HFA propellant. IVAX also markets or is developing a variety of asthma drugs in aerosol and non-aerosol formulations for delivery in its internally developed, patented Easi-BreatheTM breath activated inhaler and AirmaxTM dry powder inhaler.

Merger Consideration (Page 32)

      If the merger is completed and you do not exercise dissenters’ rights, then the shares of our common stock that you own as of the effective time of the merger will be converted into the right to receive an aggregate number of shares of the common stock of IVAX determined by multiplying the number of shares of our common stock you own by $0.54 and dividing the result by the average closing price of a share of IVAX common stock on the American Stock Exchange for the 45 business days immediately preceding the day before the effective time of the merger. The number of shares of IVAX common stock you will receive will be reduced if, at the closing of the merger, ATP has less than $1,900,000 in cash, investments and verified collectible accounts receivable net of accounts payable.

      For example, if, at the closing of the merger, we have at least $1,900,000 in cash, investments and verified collectible accounts receivable net of accounts payable and the average closing price of IVAX for the 45 days prior to closing is $18.03 (as an example, using the average closing price of IVAX for the 45 day period ending August 8, 2003), then you will receive one share of common stock of IVAX for each 33.393004 shares of our common stock.

      After the merger is completed, you will have the right to receive the IVAX common stock, but you will no longer have any rights as an ATP shareholder. You will receive the IVAX common stock after exchanging your ATP stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.

Treatment of ATP Stock Options (Page 33)

      We have one stock option outstanding, which is held by one of our directors. The option is exercisable for 70,000 shares of our common stock. The exercise price of the option is $0.2813 per share. We believe that this stock option will be exercised on or before the closing of the merger. If the option is exercised, then the shares of our common stock issued upon exercise of the option will be converted into the right to receive, on the terms and subject to the conditions set forth in the merger agreement, shares of IVAX common stock.

The Merger Agreement (Page 38)

      The merger agreement is attached as Annex A to this proxy statement/prospectus. The following is a summary of some of the material terms of the merger agreement:

•	we will merge with a newly formed, wholly-owned subsidiary of IVAX and will become a wholly-owned subsidiary of IVAX;

•	the completion of the merger depends on a number of conditions being satisfied or waived, including:

•	the adoption of the merger agreement and the merger by the affirmative vote of a majority of the outstanding shares of our common stock;

•	the registration statement to be filed by IVAX with the U.S. Securities and Exchange Commission, or SEC, to register the shares of IVAX common stock to be issued to our shareholders in connection with the merger must have been declared effective; and

•	shareholders of ours representing not more than 20% of the outstanding shares of our common stock shall have exercised or remain entitled to exercise dissenter’s rights in connection with the merger;

•	if the merger is not completed on or before October 10, 2003, the merger agreement may be terminated by either IVAX or us, provided, that if the SEC notifies us or IVAX of its intention to review or monitor this proxy statement/prospectus or the registration statement to which this proxy statement/prospectus is a part or to review any filing of IVAX under the Securities Exchange Act of 1934, as amended, incorporated by reference into such registration statement, then such date is automatically extended to November 26, 2003, unless the failure to complete the merger is due to the failure of the party seeking to terminate to fulfill any of its obligations under the merger agreement;

•	we have agreed not to solicit, encourage, initiate or participate in any negotiations or discussions or enter into any agreement with respect to a competing transaction nor to provide information to another party, except where the failure to provide information or engage in discussions in connection with an unsolicited proposal that our board of directors, after consultation with outside legal counsel and independent financial advisors, determines in good faith that such action is required for our board of directors to comply with its duties to our shareholders imposed by applicable law; and

•	we have agreed to pay IVAX’ out-of-pocket merger expenses of up to $150,000 and a termination fee of $150,000 in the event the merger agreement is terminated under certain circumstances.

Voting Agreement (Page 37)

      Each of our directors and executive officers, who collectively hold or otherwise control 2,231,836 shares of our common stock, representing approximately 27% of the outstanding shares of our common stock as of the date of the merger agreement, has entered into a voting agreement pursuant to which such director or executive officer has agreed, among other things, to vote his or her shares of our common stock for the approval of the merger agreement and the merger.

Interests of our Directors and Executive Officers in the Merger (Page 37)

      In considering the recommendation of our board of directors in favor of the merger, you should be aware that a number of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests. These interests include the following:

•	one of our directors holds an option exercisable for 70,000 shares of our common stock at a purchase price of $0.2813 per share; and

•	we have entered into consulting agreements with certain of our directors providing for severance payments if the consulting agreement is terminated. In connection with the merger, the consulting agreements will be terminated and the directors will receive the severance payments.

      Our board of directors was aware of these interests and considered them in its decision to approve the merger agreement and the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 34)

      The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes. Although it is not entirely free from doubt, we believe that you should not recognize gain or loss for U.S. federal income tax purposes by exchanging shares of our common stock for shares of IVAX common stock. If you receive cash as the result of the exercise of dissenters’ rights or in lieu of fractional shares, you will be subject to U.S. federal income tax on the excess, if any, of the fair market value of our shares you hold as of the date of the merger over the tax basis of your shares. If you sell the IVAX shares received by you in the merger, then you will be taxed on the excess, if any, of the sales price of those shares over your tax basis in our shares you exchanged for the IVAX shares in the merger.

      You are advised to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 34 for a more thorough discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you.

Accounting Treatment (Page 37)

      The merger will be treated by IVAX as a purchase in accordance with generally accepted accounting principles.

Dissenters’ Rights (Page 35)

      You have the right under Texas law to dissent from the adoption of the merger agreement and approval of the merger. If you exercise dissenters’ rights, you will receive payment in cash for the fair value of your shares of our common stock in the event the merger is completed. The fair value of your shares of our common stock as determined in accordance with Texas law may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve your dissenters’ rights, you must not vote in favor of the adoption of the merger agreement and approval of the merger, must not return a signed but not voted proxy card and must follow specific procedures. You must precisely follow these specific procedures to exercise your dissenters’ rights, or you may lose your dissenters’ rights.

      You are advised to read “Dissenters’ Rights” beginning on page 35 for a more thorough discussion of the procedures for perfecting dissenters’ rights, as well as the provisions of Texas law that grant dissenters’ rights and govern those procedures which are attached as Annex D. We encourage you to read these provisions carefully and in their entirely.

Regulatory Approvals (Page 37)

      We must comply with the requirements under the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder with regard to soliciting the proxies of shareholders. Prior to the merger, IVAX will register with the SEC the shares of its common stock that will be issued to you in connection with the merger. To do this, IVAX will file with the SEC the registration statement of which this proxy statement/prospectus is a part. It is a condition precedent to our and IVAX’ obligations under the merger agreement that such registration statement has been declared effective by the SEC, and no stop order suspending the effectiveness of such registration statement or any part thereof can be in effect.

Comparison of Shareholder Rights (Page 49)

      When the merger is completed, you will become a shareholder of IVAX. IVAX is a Florida corporation and its articles of incorporation and bylaws differ from our articles of incorporation and bylaws. In addition, IVAX has a shareholders’ rights plan that entitles holders of IVAX common stock, in certain instances, to purchase a fraction of a share of IVAX common stock. Accordingly, you will have different rights as a shareholder of IVAX than you currently have as a shareholder of ATP.

Special Meeting of ATP Shareholders (Page 46)

      Time, Date and Place. The special meeting will be held on Tuesday, September 23, 2003, at 10:00 a.m., local time, at the Hilton Hotel-San Antonio Airport, located at 611 N.W. Loop IH-410, San Antonio, Texas, to consider and vote upon the proposal to adopt the merger agreement and approve the merger.

      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 13, 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 8,222,136 shares of our common stock entitled to be voted at the special meeting.

      Required Vote. The adoption of the merger agreement and approval of the merger requires the affirmative vote of in excess of 50% of the outstanding shares of our common stock at the close of business on the record date.

      Share Ownership of Directors and Executive Officers. As of the record date, our directors and executive officers held or otherwise controlled approximately 27% of the shares entitled to vote at the special meeting.

SELECTED HISTORICAL FINANCIAL DATA OF IVAX

      The following IVAX selected historical consolidated financial information is provided to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with IVAX’ consolidated audited and unaudited financial statements, the related notes and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in IVAX’ Annual Report on Form 10-K for its fiscal year ended December 31, 2002 and IVAX’ Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 55.

      IVAX derived its consolidated statement of income data for the fiscal years ended December 31, 2002, 2001 and 2000 and its consolidated balance sheet data as of December 31, 2002 and 2001 from its audited consolidated financial statements that are incorporated by reference in this proxy statement/prospectus. IVAX derived its consolidated statement of income data for the fiscal years ended December 31, 1999 and 1998 and its consolidated balance sheet data as of December 31, 2000, 1999 and 1998 from its audited consolidated financial statements that are not incorporated by reference in this proxy statement/prospectus. IVAX’ consolidated financial statements for fiscal year 2002 were audited by Ernst & Young LLP, and IVAX’ consolidated financial statements for fiscal years 2001, 2000, 1999 and 1998 were audited by Arthur Andersen LLP. IVAX derived its consolidated statement of income data for the six month periods ended June 30, 2003 and 2002 and its consolidated balance sheet data as of June 30, 2003 from its unaudited consolidated financial statements that are incorporated by reference in this proxy statement/prospectus. In the opinion of IVAX’ management, these unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited financial statements and the related notes. IVAX’ operating results for the six months ended June 30, 2003 are not necessarily indicative of the results IVAX will achieve for the entire year ending December 31, 2003.

	Six Months Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001(1)	2000(2)	1999	1998

	(In thousands, except		(In thousands, except per share data)
	per share data)
	(Unaudited)
Operating Data
Net revenues	$660,678	$552,628	$1,197,244	$1,215,377	$793,405	$656,482	$625,727
Cost of sales	363,583	300,090	663,708	583,588	409,903	377,967	405,991

Gross profit	297,095	252,538	533,536	631,789	383,502	278,515	219,736
Selling	98,053	85,847	168,952	143,629	92,032	71,131	71,152
General and administrative	56,347	54,634	118,416	110,477	84,900	85,092	88,434
Research and development	45,486	37,384	76,041	88,015	65,331	53,403	47,886
Amortization	9,806	6,932	16,158	19,412	9,042	3,121	3,673
Restructuring costs (reversal of accrual)	780	2,282	4,242	2,367	(4,535)	(612)	12,222

Operating income (loss)	86,623	65,459	149,727	267,889	136,732	66,380	(3,631)
Interest income	1,919	5,425	8,090	21,249	13,986	6,142	11,972
Interest expense	(21,952)	(24,720)	(48,639)	(41,791)	(14,624)	(5,556)	(6,857)
Other income (3)	5,854	24,374	60,321	49,637	15,243	20,106	33,898
Income taxes (3)	24,484	19,578	51,742	54,065	13,214	14,850	10,047
Minority interest	111	62	838	344	(608)	(2,085)	403

Income from continuing operations (3)	48,071	51,022	118,595	243,263	137,515	70,137	25,738
Income from discontinued operations	22,204	—	—	—	—	585	48,904
Cumulative effect of accounting change (4)	—	4,161	4,161	—	(6,471)	—	(3,048)

Net income	$70,275	$55,183	$122,756	$243,263	$131,044	$70,722	$71,594

Basic earnings per common share:
Continuing operations (3)	$0.25	$0.26	$0.61	$1.22	$0.70	$0.35	$0.11
Discontinued operations	0.11	—	—	—	—	—	0.22
Cumulative effect (4)	—	0.02	0.02	—	(0.03)	—	(0.01)

Net earnings	$0.36	$0.28	$0.63	$1.22	$0.67	$0.35	$0.32

Diluted earnings per common share:
Continuing operations (3)	0.25	0.26	$0.60	$1.19	$0.67	$0.34	$0.11
Discontinued operations	0.11	—	—	—	—	—	0.22
Cumulative effect (4)	—	0.02	0.02	—	(0.03)	—	(0.01)

Net earnings	$0.36	$0.28	$0.62	$1.19	$0.64	$0.34	$0.32

Weighted average number of common shares outstanding:
Basic	195,066	195,642	195,037	199,099	196,276	201,885	223,342
Diluted	197,578	198,128	197,378	204,639	204,058	205,501	223,621
Balance Sheet Data
Working capital	$451,710	$477,245	$447,154	$597,578	$438,490	$124,373	$269,511
Total assets	2,126,720	1,940,765	2,047,759	2,105,449	1,068,186	634,514	778,015
Total long-term debt, net of current portion	819,510	910,016	872,339	913,486	253,755	93,473	77,776
Shareholders’ equity	803,928	620,034	684,863	718,354	484,120	292,371	453,208

(1)	Includes post-acquisition results of companies acquired, primarily Laboratorio Chile S.A., IVAX Scandinavia A.B. and IVAX Pharmaceutical Mexico S.A. de C.V., which were acquired on July 5, 2001, March 13, 2001, and February 9, 2001, respectively, all of which were accounted for under the purchase method of accounting.

(2)	Includes the post-acquisition results of IVAX Laboratories, Inc. and Laboratorios Elmor, S.A., which were acquired on September 7, 2000, and June 19, 2000, respectively, both of which were accounted for under the purchase method of accounting.

(3)	Certain amounts presented in prior years have been reclassified in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 145, discussed in Note 2, Summary of Significant Accounting Policies, in the accompanying financial statements.

(4)	The cumulative effect of a change in accounting principle relates to adoption of SFAS No. 142 in 2002, Securities and Exchange Commission Staff Accounting Bulleting No. 101 in 2000 and AICPA Statement of Position 98-5 in 1998.

SELECTED HISTORICAL FINANCIAL DATA OF ATP

      We are providing the following ATP selected historical financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with our audited and unaudited financial statement, the related notes and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2002 and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2003, which are incorporated by reference in, and delivered with, this proxy statement/prospectus. See “Where You Can Find More Information” on page 55.

      We derived our statement of income data for the fiscal years ended September 30, 2002, 2001 and 2000 and our balance sheet data as of September 30, 2002 and 2001 from our audited financial statements that are incorporated by reference in, and delivered with, this proxy statement/prospectus. We derived our statement of income data for the fiscal year ended September 30, 1999, the three months ended September 30, 1998, and the fiscal year ended June 30, 1998, and our balance sheet data as of September 30, 2000, 1999 and 1998, and June 30, 1998 from our audited financial statements that are not incorporated by reference in, or delivered with, this proxy statement/prospectus. Our financial statements for fiscal year 2002 were audited by The Hanke Group, P.C., and our financial statements for fiscal years 2001, 2000, 1999 and 1998 were audited by Arthur Andersen LLP. We derived our statement of income data for the nine months ended June 30, 2003 and 2002 and our balance sheet data as of June 30, 2003 from our unaudited financial statements that are incorporated by reference in, and delivered with, this proxy statement/prospectus. In the opinion of our management, these unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited financial statements and the related notes. Our operating results for the nine months ended June 30, 2003, are not necessarily indicative of the results we would achieve for the entire year ending September 30, 2003.

							Three
							Months
	Nine Months Ended						Ended	Year
	June 30,		Year Ended September 30,				September	Ended
							30,	June 30,
	2003	2002	2002	2001	2000	1999	1998	1998

	(Unaudited)
Operating Data
Revenues	$561,424	$639,386	$826,771	$643,399	$496,516	$964,582	$352,000	$516,600
Net income	321,793	508,440	642,239	529,091	447,328	909,893	331,758	467,121
Net income per share of common stock — basic	0.04	0.06	0.08	0.06	0.05	0.11	0.04	0.06
Net income per share of common stock — diluted	0.04	0.06	0.08	0.06	0.05	0.11	0.04	0.06
Weighted-average number of shares of common stock outstanding — basic	8,222,136	8,222,136	8,222,136	8,217,040	8,173,010	8,092,136	8,092,136	8,092,136
Weighted-average number of shares of common stock outstanding — diluted	8,222,136	8,222,136	8,222,136	8,217,191	8,180,833	8,195,340	8,216,836	8,205,502
Cash provided by operations	292,055	355,022	522,014	462,466	435,978	1,048,490	360,279	93,005
Increase (decrease) in cash and cash equivalents	(151,857)	(102,694)	154,924	69,752	(566,055)	241,579	356,791	52,554
Balance Sheet Data
Working capital	$497,370	$930,274	$1,062,236	$857,335	$772,654	$1,608,228	$687,338	$939,872
Total assets	2,031,437	2,222,585	2,399,723	2,164,881	2,022,345	2,750,124	2,411,756	2,063,651
Total stockholders’ equity	2,019,885	2,222,065	2,355,863	2,124,731	1,998,308	2,736,050	1,826,157	2,060,849

COMPARATIVE PER SHARE DATA

      Summarized below is certain comparative per share data for our common stock and IVAX common stock on a historical basis and combined per share data on an unaudited pro forma basis after giving effect to the merger as if it occurred on January 1, 2002 using the purchase method of accounting.

      The unaudited pro forma combined per share data assumes that each share of our common stock will be converted into the right to receive 0.029946 shares of IVAX common stock. We have computed this amount of shares using the average closing price of a share of IVAX common stock on the American Stock Exchange for the 45 business days ending August 8, 2003 and assuming that there are no dissenting shares of ATP common stock and that ATP has at least $1,900,000 in cash, investments and verified collectible accounts receivable net of accounts payable. You should note that these assumptions, and thus the amount of IVAX common stock to be issued in the merger, may decrease or increase depending on the trading prices of IVAX common stock during the pricing period prior to the merger, the number of dissenting shares of ATP common stock and the amount of our cash, investments and verified collectible accounts receivable net of accounts payable at the time of the merger.

      You should read this data along with the selected historical financial data for IVAX and us included in this proxy statement/prospectus and the historical consolidated financial statements of IVAX and us and the related notes incorporated by reference in this proxy statement/prospectus. The unaudited pro forma data does not necessarily indicate the results of operations that actually would have been achieved had we been a single, combined entity during 2002 or the first six months of 2003, nor does it necessarily indicate the results of operations we will obtain in the future as a combined entity.

	As of and for
	the Six	As of and for
	Months Ended	the Year Ended
	June 30,	December 31,
	2003	2002(1)

Historical Per Share Data
Net income from continuing operations per common share:
Basic:
IVAX	$0.25	$0.61
ATP	0.02	0.08
Diluted:
IVAX	0.25	0.60
ATP	0.02	0.08
Book value per common share(2):
IVAX	4.12	3.52
ATP	0.25	0.29
Pro Forma Per Share Data
Pro forma combined net income from continuing operations per common share:
Basic:
Per IVAX share(3)	$0.25	$0.61
Per equivalent ATP share(4)	0.00	0.00
Diluted:
Per IVAX share(3)	0.24	0.60
Per equivalent ATP share(4)	0.00	0.00
Pro forma combined book value per share(5):
Per IVAX share	4.13	3.54
Per equivalent ATP share	0.01	0.01

(1)	ATP’s historical per share data is as of, and for the twelve months ended September 30, 2002, which is ATP’s most recent fiscal year-end date.

(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of common shares outstanding.

(3)	Pro forma combined income from continuing operations per IVAX share is computed by dividing pro forma combined income from continuing operations by the sum of IVAX’ basic or diluted weighted average shares during the period plus the number of IVAX’ shares assumed to be issued in the merger (“Total pro forma weighted average number of shares”) multiplied by the proportion of IVAX’ basic or diluted weighted average shares during the period to the Total pro forma weighted average number of shares.

(4)	Pro forma combined income from continuing operations per equivalent ATP share is computed by dividing pro forma combined income from continuing operations by the sum of IVAX’ basic or diluted weighted average shares during the period plus the number of IVAX’ shares assumed to be issued in the merger multiplied by the proportion of IVAX’ shares assumed to be issued in the merger to the Total pro forma weighted average number of shares.

(5)	Pro forma combined book value per share is computed by dividing pro forma shareholders’ equity by the number of shares of IVAX common stock outstanding plus the number of shares of IVAX common stock assumed to be issued in the merger (“Total pro forma outstanding number of shares”) multiplied by the ratio of IVAX’ outstanding shares or, for equivalent ATP shares by the number of IVAX’ shares assumed to be issued in the merger, to Total pro forma outstanding number of shares.

COMPARATIVE MARKET PRICE DATA

      Our common stock trades in the over-the-counter market through the OTC Bulletin Board quotation system under the symbol “AVTH.” IVAX’ common stock trades on the American Stock Exchange under the symbol “IVX.” The following table presents the closing market prices for our common stock and IVAX common stock on May 23, 2003, the last full trading day prior to the public announcement of the proposed merger, and on August 13, 2003, the last full trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent price per share of our common stock as of those dates, which is equal to the value of IVAX common stock that our shareholders would have received for one share of our common stock if the merger had taken place on those dates. We have computed these equivalent numbers using the average closing price of a share of IVAX common stock on the American Stock Exchange for the 45 business days ending August 8, 2003 and assuming that there are no dissenting shares of ATP common stock and that ATP has at least $1,900,000 in cash, investments and verified collectible accounts receivable net of accounts payable. You should note that these assumptions, and thus the amount of IVAX common stock to be issued in the merger, may decrease or increase depending on the trading prices of IVAX common stock during the pricing period prior to the merger, the number of dissenting shares of ATP common stock and the amount of our cash, investments and verified collectible accounts receivable net of accounts payable at the time of the merger.

			ATP
	IVAX	ATP	Equivalent
	Common Stock	Common Stock	Per Share Price

May 23, 2003	$17.29	$0.56	$0.52
August 13, 2003	$19.48	$0.49	$0.58

      The following table sets forth the high and low bid price of our common stock reported on the OTC Bulletin Board for the fiscal periods indicated. Bid prices represent prices between dealers, do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

	High	Low

2003:
Fourth Quarter (through August 13, 2003)	$0.49	$0.47
Third Quarter	$0.59	$0.47
Second Quarter	$0.57	$0.47
First Quarter	$0.55	$0.35
2002:
Fourth Quarter	$0.43	$0.34
Third Quarter	$0.37	$0.35
Second Quarter	$0.36	$0.305
First Quarter	$0.36	$0.26
2001:
Fourth Quarter	$0.36	$0.30
Third Quarter	$0.34	$0.29
Second Quarter	$0.32	$0.20
First Quarter	$0.39	$0.19

      In January of 2001, 2002 and 2003, we paid dividends of $0.05, $0.05 and $0.08 per share, respectively.

      The following table sets forth the high and low price of shares of IVAX common stock as quoted on the American Stock Exchange during the quarters indicated and is restated to give effect to the 5-for-4 stock split paid on May 18, 2001.

	High	Low

2003:
Third Quarter (through August 13, 2003)	$19.71	$16.53
Second Quarter	$19.95	$12.45
First Quarter	$12.65	$10.61
2002:
Fourth Quarter	$13.59	$10.84
Third Quarter	$14.49	$10.05
Second Quarter	$15.90	$10.53
First Quarter	$21.07	$15.40
2001:
Fourth Quarter	$23.85	$17.00
Third Quarter	$41.87	$17.00
Second Quarter	$39.60	$21.46
First Quarter	$31.08	$21.19

      IVAX did not pay dividends on its common stock during 2001 or 2002 and does not intend to pay any cash dividends in the foreseeable future.

RISK FACTORS

      In determining whether you should vote in favor of the merger and acquire IVAX common stock, you should consider carefully, in addition to the other information contained in, and incorporated by reference into, this proxy statement/prospectus, the following risks associated with the merger, the combined entity following the merger and ownership of IVAX common stock following the merger, as well as the risks described in the documents incorporated by reference into this proxy statement/prospectus.

Risk Factors Related to the Merger

Because the market price of IVAX common stock may fluctuate, you cannot be sure of the value or number of shares of IVAX common stock that you will receive in the merger.

      Upon completion of the merger, you will receive shares of IVAX common stock for each share of ATP common stock that you own. The value and number of shares of IVAX common stock to be received by ATP shareholders will be based on the average closing price of IVAX common stock on the American Stock Exchange during the 45 business days immediately preceding the day before the effective time of the merger. The market price of IVAX common stock may fluctuate prior to the completion of the merger. Therefore, the average closing price of IVAX common stock during the pricing period may be higher or lower than the closing price of IVAX common stock on the date of the merger agreement, the date of the ATP special meeting or the date the merger is completed. Changes in the market price of IVAX common stock prior to the merger may affect the value, and will affect the number, of shares of IVAX common stock that you receive in the merger. The price of IVAX common stock may fluctuate because of various factors, including:

•	general market, industry and economic conditions and market assessments of those conditions;

•	changes in the business, operations or prospects of IVAX and market assessments of those changes; and

•	regulatory considerations.

An independent fairness opinion was not provided to ATP or its stockholders in connection with ATP’s board of directors’ determination that the merger consideration is fair from a financial point of view.

      Based upon, among other things, the reasons described in this proxy statement/prospectus, ATP’s board of directors determined that the $0.54 valuation of the ATP common stock provided by IVAX in this merger is fair from a financial point of view. An independent fairness opinion was not provided to ATP or its stockholders in connection with ATP’s board of directors’ determination that this merger consideration is fair from a financial point of view.

Limitations on ATP’s ability to pursue other transactions and termination fees if it does pursue an unsolicited competing transaction could make a competing takeover proposal more difficult and expensive.

      The merger agreement prohibits ATP from initiating or encouraging, and limits ATP’s ability to respond to, inquiries with respect to alternative acquisition proposals. These provisions limit ATP’s ability to pursue offers from other possible acquirors. ATP must pay IVAX a termination fee of $150,000, plus up to $150,000 of IVAX’ costs and expenses, if the merger agreement terminates under certain circumstances, including in connection with an acquisition proposal from a third party. The termination fee could discourage another company from making a competing takeover proposal that could be more advantageous to ATP’s shareholders because this fee may make the competing proposal more difficult or expensive and could deter ATP from entering into an alternative transaction. ATP is not presently aware of any competing proposal.

The price of IVAX common stock may be affected by factors different from those affecting the price of ATP common stock.

      Upon the completion of the merger, holders of ATP common stock will become holders of IVAX common stock. IVAX’ business differs from that of ATP, and IVAX’ results of operations, as well as the price of IVAX’ common stock, may be affected by factors different from those affecting ATP’s results of operations and the price of ATP stock before the merger. For a discussion of IVAX’ and ATP’s respective businesses, see “The Companies” beginning on page 31.

Some of the executive officers and directors of ATP have interests that could have affected their decision to support or approve the merger.

      Some of ATP’s executive officers and directors have interests in the merger that are different from, or in addition to, interests of ATP shareholders. These interests, which include severance payments and stock options, could have affected the decision of these persons to support or approve the merger.

The price of ATP common stock may be adversely affected if the merger is not completed.

      If the merger is not completed for any reason, the price of ATP’s common stock may fall significantly to the extent the current market price reflects an assumption that the merger will be completed. In addition, significant merger-related costs incurred by ATP, including legal and accounting fees, must be paid by ATP if the merger is not completed.

ATP shareholders will have no control over IVAX’ future operations.

      ATP shareholders presently have the power to approve or reject any matter requiring the approval of shareholders under Texas law and ATP’s articles of incorporation. Immediately after the merger, ATP shareholders, in the aggregate, will hold less than 1% of the outstanding shares of IVAX common stock. Even if all of the former ATP shareholders voted in concert on all matters presented to IVAX’ stockholders, this number of IVAX shares, without a substantial number of other holders of IVAX common stock voting the same way, will not affect the outcome of proposals voted upon by the stockholders of IVAX.

Risk Factors Related to the Combined Business and Owning IVAX Common Stock

IVAX depends on its development, manufacture and marketing of new products for its future success.

      IVAX’ future success is largely dependent upon its ability to develop, manufacture and market commercially successful new pharmaceutical products and brand equivalent versions of pharmaceutical products that are no longer subject to patents. Generally, the commercial marketing of pharmaceutical products depends upon:

•	continually developing and testing products;

•	proving that new products are safe and effective in clinical trials;

•	proving that there is no significant difference in the rate and extent to which the active ingredient in the brand equivalent product becomes available at the site of drug action as compared to the brand name version; and

•	receiving requisite regulatory approval for all new products.

      Delays in the development, manufacture and marketing of new products will impact IVAX’ results of operations. Each of the steps in the development, manufacture and marketing of IVAX’ products, as well as the process taken as a whole, involves significant periods of time and expense. IVAX cannot be sure that:

•	any of its products presently under development, if and when fully developed and tested, will perform as it expects;

•	it will obtain necessary regulatory approvals in a timely manner, if at all; or

•	it can successfully and profitably produce and market any of its products.

Future inability to obtain components and raw materials or products could seriously affect IVAX’ operations.

      Some components and materials used in IVAX’ manufactured products, and some products sold by IVAX, are currently available only from one or a limited number of domestic or foreign suppliers. Additionally, in some cases IVAX has listed only one supplier in its applications with the United States Food and Drug Administration, or FDA. Among others, this includes products that have historically accounted for a significant portion of IVAX’ revenues, including paclitaxel. In the event an existing supplier becomes unavailable or loses its regulatory status as an approved source, IVAX will attempt to locate a qualified alternative; however, IVAX may be unable to obtain the required components, raw materials, or products on a timely basis or at commercially reasonable prices. In addition, from time to time, certain of IVAX’ outside suppliers, including IVAX’ sole source supplier for paclitaxel, have experienced regulatory or supply-related difficulties that have adversely impacted their ability to deliver products to IVAX, causing supply delays or interruptions of supply. To the extent such difficulties cannot be resolved within a reasonable time, and at a reasonable cost, or IVAX is required to qualify a new supplier, IVAX revenues, profit margins and market share for the affected product could decrease, as well as delay IVAX development and sales and marketing efforts.

      IVAX’ arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties and required government clearances. Acts of governments outside the United States may affect the price or availability of raw materials needed for the development or manufacture of IVAX’ products. In addition, recent changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expirations of the applicable United States or foreign patents.

A relatively small group of products may represent a significant portion of IVAX’ net revenues or net earnings from time to time. If the volume or pricing of any of these products declines, it could have a material adverse effect on IVAX’ business, financial position and results of operations.

      Sales of a limited number of IVAX’ products often represent a significant portion of IVAX’ net revenues or net earnings. This has been particularly relevant when a product has enjoyed a period of generic marketing exclusivity under the Hatch-Waxman Act as the first Abbreviated New Drug Application, or ANDA, to be filed containing a Paragraph IV certification for the listed patent. If the volume or pricing of IVAX’ largest selling products declines in the future, IVAX’ business, financial position and results of operations could be materially adversely affected.

IVAX depends on its patents and proprietary rights and cannot be certain of their confidentiality and protection.

      IVAX’ success with its proprietary products depends, in large part, on its ability to protect its current and future technologies and products and to defend its intellectual property rights. If IVAX fails to adequately protect its intellectual property, competitors may manufacture and market products similar to IVAX’. IVAX has numerous patents covering its technologies. IVAX has filed, and expects to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. The United States Patent and Trademark Office does not publish patent applications or make information about pending applications available to the public until it issues the patent. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, IVAX cannot be certain that it was the first to file patent applications on its discoveries. IVAX cannot be sure that it will receive patents for any of its patent applications or that any existing or future patents that it receives or licenses will provide competitive advantages for its products. IVAX also cannot be sure that competitors will not challenge, invalidate or void the application of any existing or future patents that it receives or licenses. In addition, patent rights may not prevent its competitors from developing, using or selling products that are similar or functionally equivalent to IVAX’ products.

      IVAX also relies on trade secrets, unpatented proprietary know-how and continuing technological innovation. IVAX uses confidentiality agreements with licensees, suppliers, employees and consultants to protect its trade secrets, unpatented proprietary know-how and continuing technological innovation. IVAX cannot assure you that these parties will not breach their agreements with IVAX. IVAX also cannot be certain that it will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, IVAX cannot be sure that its trade secrets and proprietary technology will not otherwise become known or that its competitors will not independently develop its trade secrets and proprietary technology. IVAX also cannot be sure, if it does not receive patents for products arising from research, that it will be able to maintain the confidentiality of information relating to its products.

Third parties may claim that IVAX infringes their proprietary rights and may prevent IVAX from manufacturing and selling some of IVAX’ products.

      The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. IVAX may have to defend against charges that it violated patents or proprietary rights of third parties. This is especially true for the sale of the brand equivalent version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. IVAX’ defense against charges that it infringed third party patents or proprietary rights could require it to incur substantial expense and to divert significant effort of its technical and management personnel. If IVAX infringes on the rights of others, it could lose its right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.

      Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, IVAX cannot be certain that the necessary licenses would be available to it on terms it believes to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent IVAX from manufacturing and selling a number of its products.

IVAX’ net revenues and profits will be negatively impacted if it is unable to replace or renew license fees, royalties and development service fees as the existing related agreements expire or are terminated.

      As part of IVAX’ ongoing business strategy it enters into collaborative alliances and license arrangements, which permit it to reduce its development costs and often involve the receipt of an up-front payment, payment of fees upon completion of certain development milestones and also provide for royalties based upon sales of the products after successful development. IVAX has received significant payments in the past from these arrangements and expects that payments from these arrangements will continue to be an important part of its business. IVAX’ future net revenues and profits will depend and will fluctuate from period to period, in part, based upon:

•	the ability to continue to enter into collaborative alliances and license agreements, which provide for up-front payments, milestone payments and royalties;

•	the ability to replace or renew license fees, royalties and development service fees as the existing related agreements expire or are terminated; and

•	the ability to achieve the milestones specified in license and development agreements.

Disruption of production at IVAX’ principal manufacturing facility could have a material adverse effect on its business, financial position and results of operations.

      Although IVAX has other facilities, a significant amount of its brand equivalent products are produced at its largest manufacturing facility in Puerto Rico. A significant disruption at that facility, even on a short-term basis, could impair its ability to produce and ship products on a timely basis, which could have a material adverse effect on IVAX’ business, financial position and results of operations.

If IVAX is unsuccessful in its collaborations or licensing arrangements its operating results could suffer.

      IVAX has made investments in certain collaborations and licensing arrangements and may use these and other methods to develop or commercialize products in the future. These arrangements typically involve other pharmaceutical companies as partners that may be competitors of IVAX in certain markets. In many instances, IVAX will not control these collaborations or the commercial exploitation of the licensed products, and cannot assure you that these ventures will be profitable.

IVAX’ research and development expenditures will negatively impact its earnings in the short term.

      IVAX spent approximately $76 million during 2002 and $88 million during 2001 on its research and development efforts. This amount represents a significant increase in the amounts IVAX allocated to research and development in prior periods. IVAX may in the future increase the amounts it expends for research and development. As a result, IVAX’ research and development expenditures may have an adverse impact on its earnings in the short term. Further, IVAX cannot be sure that its research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.

IVAX’ acquisitions may reduce its earnings, be difficult for it to combine into its operations or require it to obtain additional financing.

      IVAX searches for and evaluates acquisitions which will provide new product and market opportunities, benefit from and maximize its existing assets and add critical mass. Acquisitions may expose IVAX to additional risks and may have a material adverse effect on its results of operations. Any acquisitions IVAX makes may:

•	fail to accomplish its strategic objectives;

•	not be successfully combined with its operations;

•	not perform as expected; and

•	expose it to cross border risks.

      In addition, based on current acquisition prices in the pharmaceutical industry, IVAX’ acquisitions could initially reduce its per share earnings and add significant amortization expense of intangible assets charges. IVAX’ acquisition strategy may require it to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership. IVAX may not be able to finance acquisitions on terms satisfactory to it.

A number of internal and external factors have caused and may continue to cause the market price of IVAX common stock to be volatile.

      The market prices for securities of companies engaged in pharmaceutical development, including IVAX, have been volatile. Many factors, including many over which IVAX has no control, may have a significant impact on the market price of IVAX common stock, including without limitation:

•	IVAX’ or its competitors’ announcement of technological innovations or new commercial products;

•	changes in governmental regulation;

•	IVAX’ or its competitors’ receipt of regulatory approvals;

•	IVAX’ or its competitors’ developments relating to patents or proprietary rights;

•	regulatory compliance issues;

•	publicity regarding actual or potential medical results for products that IVAX or its competitors have under development; and

•	period-to-period changes in financial results.

IVAX is unable to predict the impact that the continuing threat of war and terrorism and the responses to that threat by military, government, business and the public may have on its business, prospects, results of operations and financial condition.

      The terrorist attacks in the United States and other countries, which attacks have brought devastation to many and shaken consumer confidence, have disrupted commerce throughout the world. The continuing threat of terrorism in the United States and other countries and heightened security measures, as well as current and any future military action in response to such threat, may cause significant disruption to the global economy, including widespread recession. To the extent that such disruptions result in a general decrease in spending that could decrease demand for IVAX’ products, in its inability to effectively market, manufacture or ship its products, or in financial or operational difficulties for various suppliers, vendors and customers on which IVAX plans to rely, IVAX’ business and results of operations could be materially and adversely affected. IVAX is unable to predict whether the continuing threat of war and terrorism or the responses to that threat will result in any long-term commercial disruptions or whether such terrorist activities or responses will have any long-term material and adverse effects on its business, results of operations and financial condition.

Political and economic instability and foreign currency fluctuations may adversely affect the revenues generated by IVAX’ foreign operations.

      IVAX’ foreign operations may be affected by the following factors, among others:

•	political and/or economic instability in some countries in which IVAX currently does business or may do business in the future through acquisitions or otherwise;

•	uncertainty as to the enforceability of, and government control over, commercial rights;

•	expropriation by foreign governmental entities;

•	limitations on the repatriation of investment income, capital and other assets;

•	currency exchange fluctuations and currency restrictions; and

•	other adverse regulatory or legislative developments.

      IVAX sells products in many countries that are susceptible to significant foreign currency risk. IVAX sells many of these products for United States dollars, which eliminates its direct currency risk but increases its credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay us. IVAX sells a growing number of products, particularly in Latin America, for local currency, which results in a direct currency risk to IVAX if the local currency devalues significantly. Additional foreign acquisitions may increase IVAX’ foreign currency risk and the other risks identified above.

      In June 2000, IVAX acquired Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela. In the third quarter of 2001, IVAX acquired 99.9% of Laboratorio Chile S.A., a Chilean pharmaceutical company with operations in Chile, Argentina and Peru. Venezuela was considered a hyperinflationary economic environment through June 30, 2001. Although Venezuela is no longer considered hyperinflationary and Argentina is not classified as having a hyperinflationary economy, each of these economies continues to experience high inflation rates and devaluation of their respective currencies.

The continuing economic deterioration in Argentina and the continuing political and economic instability in Venezuela, particularly the labor strikes and other forms of political protest directed against the Hugo Chavez administration, may adversely impact IVAX’ Argentine and Venezuelan operations and IVAX’ consolidated earnings. Approximately 19% of IVAX’ net revenues for 2002 were attributable to IVAX’ Latin American operations.

Increased indebtedness may impact IVAX’ financial condition and results of operations.

      On December 31, 2002, IVAX had approximately $915.9 million of consolidated indebtedness. IVAX may incur additional indebtedness in the future. IVAX’ level of indebtedness will have several important effects on its future operations, including, without limitation:

•	IVAX will be required to use a portion of its cash flow from operations for the payment of any principal or interest due on its outstanding indebtedness;

•	IVAX’ outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

•	the level of IVAX’ outstanding debt may affect its ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

      General economic conditions, industry cycles and financial, business and other factors affecting IVAX’ operations, many of which are beyond its control, may affect its future performance. As a result, these and other factors may affect its ability to make principal and interest payments on its indebtedness. IVAX anticipates that approximately $93.7 million of cash flow from operations will be required next year to discharge its annual obligations on its currently outstanding indebtedness. IVAX’ business might not continue to generate cash flow at or above current levels. If IVAX cannot generate sufficient cash flow from operations in the future to service its debt, IVAX may, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of its indebtedness;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned research and development expenditures.

      These measures might not be sufficient to enable IVAX to service its debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

IVAX’ policies regarding returns, allowances and chargebacks, and marketing programs adopted by wholesalers, may reduce its revenues in future fiscal periods.

      Based on industry practice in the United States, brand equivalent product manufacturers, including IVAX, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, from time to time, IVAX gives its customers credits on its brand equivalent products that its customers hold in inventory after it has decreased the market prices of the same brand equivalent products. If new competitors enter the marketplace and significantly lower the prices of any of their competing products, IVAX would likely reduce the price of its product. As a result, IVAX would be obligated to provide significant credits to its customers who are then holding inventories of such products, which could reduce sales revenue and gross margin for the period the credit is provided. Like its competitors, IVAX also gives credits for chargebacks to wholesale customers that have contracts with IVAX for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A chargeback is the difference between the price the wholesale customer pays and the price that the wholesale customer’s end-customer pays for a product. Although IVAX establishes reserves based on its prior experience and its best estimates of the impact that these policies may have in subsequent periods,

IVAX cannot ensure that its reserves are adequate or that actual product returns, allowances and chargebacks will not exceed its estimates.

Investigations of the calculation of average wholesale prices may adversely affect IVAX’ business.

      Many government and third-party payors, including Medicare, Medicaid, health maintenance organizations and managed care organizations, reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s average wholesale price, or AWP, or average manufacturer’s price, or AMP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP and AMP, in which they have suggested that reporting of inflated AWP’s or incorrect AMP’s have led to excessive payments for prescription drugs. For example, beginning in August 2002, IVAX and certain of its subsidiaries, as well as numerous other pharmaceutical companies, were named as defendants in three lawsuits filed in the state courts of California alleging improper or fraudulent practices related to the reporting of AWP of certain products, and other improper acts in order to increase prices and market shares.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the evaluation of long-lived assets and the preparation of financial statements in accordance with generally accepted accounting principles. Any changes in estimates, judgments and assumptions used could have a material adverse effect on IVAX’ business, financial position and results of operations.

      The consolidated and condensed consolidated financial statements included in the periodic reports IVAX files with the Securities and Exchange Commission are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including goodwill and intangible assets), liabilities, revenues, expenses and income. This includes, but is not limited to, estimates, judgments and assumptions used in the adoption of the provisions of SFAS 142, Goodwill and Other Intangible Assets and SFAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets (including goodwill and other intangible assets), liabilities, revenues, expenses and income. At June 30, 2003, IVAX had approximately $420.8 million of goodwill, net, $279.8 million of intangible assets, net, and $803.9 million of shareholders’ equity. Accordingly, any such changes or determination of impairment could have a material adverse effect on IVAX’ financial position and results of operations.

Compliance with governmental regulation is critical to IVAX’ business.

      IVAX’ pharmaceutical and diagnostic operations are subject to extensive regulation by governmental authorities in the United States and other countries with respect to the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products. IVAX’ inability or delay in receiving, or the loss of any regulatory approval could have a material adverse effect on IVAX’ results of operations. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and the severely high level of regulatory oversight result in a continuing possibility that IVAX may be adversely affected by regulatory actions despite its efforts to maintain compliance with regulatory requirements.

      The FDA may cause a recall or withdraw product approvals if regulatory standards are not maintained. The FDA approval to manufacture a drug is site-specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect IVAX’ business and results of operations.

      IVAX cannot predict the extent to which it may be affected by legislative and regulatory developments. IVAX is dependent on receiving FDA and other governmental or third-party approvals to manufacture, market and ship its products. Consequently, there is always a risk that IVAX will not obtain FDA or other necessary approvals, or that the rate, timing and cost of such approvals, will adversely affect its product introduction plans or results of operations. IVAX carries inventories of certain product(s) in anticipation of launch and if such product(s) are not subsequently launched or are not launched when anticipated, IVAX may be required to write-off the related inventory.

The concentration of ownership among IVAX’ executive officers and directors may permit those persons to influence IVAX’ corporate matters and policies.

      As of June 30, 2003, IVAX’ executive officers, directors and one additional shareholder had or shared voting control over approximately 26% of IVAX’ issued and outstanding common stock. As a result, these persons may have the ability to significantly influence the election of the members of IVAX’ board of directors and other corporate decisions.

Rising insurance costs could negatively impact profitability.

      The cost of insurance, including director and officer, workers compensation, property, product liability and general liability insurance, have risen significantly in the past year and are expected to continue to increase in 2003. In response, IVAX may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and IVAX’ increased risk due to increased deductibles and reduced coverages, could have a negative impact on its results of operations, financial condition and cash flows.

IVAX has enacted a shareholder rights plan and charter provisions that may have anti-takeover effects.

      IVAX has in place a shareholder rights plan under which IVAX issued common stock purchase rights. As a result of the plan, each share of IVAX common stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from IVAX 0.9375 of a share of IVAX common stock at a price of $12.00 per 0.9375 of a share, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire IVAX on terms that the board of directors of IVAX has not approved. The existence of the IVAX common stock purchase rights could make it more difficult for a third party to acquire a majority of IVAX common stock. Other provisions of IVAX’ articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of IVAX common stock.

Legislative proposals, reimbursement policies of third parties, cost containment measures and health care reform could affect the marketing, pricing and demand for IVAX’ products.

      Various legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of IVAX’ products. Further, reimbursement policies of third parties may affect the marketing of IVAX’ products. IVAX’ ability to market its products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as health maintenance organizations and managed care organizations. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for IVAX’ products:

•	the trend toward managed health care in the United States;

•	the growth of organizations such as HMOs and MCOs;

•	legislative proposals to reform health care and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

      These cost containment measures and health care reform proposals could affect IVAX’ ability to sell its products.

      The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reim-
bursement policies may not include some of IVAX’ products. Even if reimbursement policies of third parties grant reimbursement status for a product, IVAX’ cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for IVAX’ products. The unavailability or inadequacy of third party reimbursement for IVAX’ products would reduce or possibly eliminate demand for IVAX’ products. IVAX is unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third party coverage and reimbursement that reduces demand for its products.

If branded pharmaceutical companies are successful in limiting the use of brand equivalent products through their legislative and regulatory efforts, IVAX’ sales of brand equivalent products may suffer.

      Many branded pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay brand equivalent competition. These efforts have included:

•	pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for additional years or otherwise delay the launch of brand equivalents products;

•	using the Citizen Petition process to request amendments to FDA standards;

•	seeking changes to United States Pharmacopeia, an organization which publishes industry recognized compendia of drug standards;

•	attaching patent extension amendments to non-related federal legislation; and

•	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some brand equivalent drugs, which could have an impact on products that IVAX is developing.

      If branded pharmaceutical companies are successful in limiting the use of brand equivalent products through these or other means, IVAX’ sales of brand equivalent products may decline. If IVAX experiences a material decline in brand equivalent product sales, its results of operations, financial condition and cash flows will suffer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus and the documents that are incorporated by reference into, and delivered with, this proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts about ATP, IVAX and the combined entity.

      Specifically, this proxy statement/prospectus and the documents incorporated by reference into, and delivered with, this proxy statement/prospectus contain forward-looking statements, including, among others, the following:

•	the anticipated closing date of the merger;

•	the average closing price of a share of IVAX common stock on the American Stock Exchange during the 45 business days immediately preceding the day before the effective time of the merger;

•	the amount of cash, investments and verified collectible accounts receivable net of accounts payable which ATP will have at the closing of the merger;

•	the number of shares of ATP common stock dissenting from the merger;

•	the number of shares of IVAX common stock to be issued in connection with the merger; and

•	the potential that a dry powder nicotine inhaler becomes a future generation nicotine replacement product.

      Forward-looking statements are based on information currently available to the management of ATP and IVAX and are subject to risks, assumptions and uncertainties that could cause the actual growth, results of operations, performance and business prospects and opportunities of ATP, IVAX or the combined entity to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following:

•	the possibility that the merger will be delayed or not occur;

•	the ability of ATP and IVAX to realize the anticipated benefits of the merger;

•	the effect of the general economic condition or business conditions;

•	the factors discussed in “Risk Factors” beginning on page 16; and

•	other risks and uncertainties contained in this proxy statement/prospectus and the documents incorporated by reference into, and delivered with, this proxy statement/prospectus.

THE MERGER

Background of the Merger

      In 1987, we sold our nicotine technology and related patents, which forms the basis of the Nicorette®/Nicotrol® Inhaler, or the Inhaler, to Pharmacia in exchange for product payments of 3% of Pharmacia’s net sales of the Inhaler. Since 1987 product payments from Pharmacia have been the source of substantially all of our revenues. Under the terms of our agreement with Pharmacia, product payments can be terminated at any time in the event Pharmacia should determine for any reason to cease selling the Inhaler. In April, 2003, Pharmacia became a subsidiary of Pfizer Inc. We are not aware of any plans or decisions by Pfizer to continue or to cease selling the Inhaler. Under the terms of our agreement, Inhaler product payments will probably cease in 2010 in the United States and in 2011 in substantially all other countries.

      The revenues we have received from Pharmacia have been sheltered from federal income taxes payable by us through the use of our net operating loss carry forwards. After June, 2003, we will receive no substantial benefits from our net operating loss carry forwards. Paying ordinary corporate tax on our revenues will reduce the amounts we could otherwise provide to our shareholders in dividends.

      From time to time our board of directors has sought more stable alternatives for our shareholders by seeking strategic alliances or combinations with other companies. In September, 2000, our board of directors determined that we should enter into a consulting services agreement with James E. Turner, one of our directors, under which Mr. Turner has sought possible business combinations, acquisitions or strategic alliances for us, including possible transactions involving the nicotine dry powder technology we have licensed from Duke University and which is the subject of undivided patent rights owned by us.

      On November 1, 2000, we entered into an agreement with Pharmacia under which we were paid $50,000 in exchange for granting Pharmacia an exclusive 90-day period to consider acquiring us. The duration of the 90 day exclusivity period was determined in order to provide Pharmacia with sufficient time to evaluate our dry powder technology as the basis for a second generation inhaler product. After several meetings with Mr. Turner during the 90 day exclusivity period, Pharmacia declined to offer or consider an offer to acquire us or our dry powder technology. Throughout the time period since these initial meetings ATP has kept Pharmacia informed of our on-going activities up to and including our recently announced merger agreement with IVAX.

      Concurrent with our Pharmacia discussions we carried on discussions with another major international pharmaceutical and health care company with products in the tobacco dependence category. Our discussions with this company had been excluded from the exclusivity provisions of our agreement with Pharmacia. An initial meeting was held with this company on November 2, 2000, to determine possible interest in our dry powder technology. After several discussions this company declined further negotiations regarding our dry powder technology.

      During the Pharmacia evaluation period, Mr. Turner obtained outside contract manufacturers’ quotations and time schedules for early stage development activities associated with our dry powder technology and quotations and time schedules from Duke University Nicotine Research Program for early stage clinical studies. Compiling this information enhanced Mr. Turner’s ability to establish the commercial opportunity provided by our dry powder technology and to present that opportunity to potential purchasers or partners with us in the commercial development of the technology. We believed that these potential purchasers or participants in our dry powder technology were also potential acquirers of all of our assets. Consequently, Mr. Turner then focused his activity on companies that may have an interest in developing our dry powder technology. The companies contacted were those that had a demonstrated interest in aerosol delivery systems, with a strong focus on those companies with dry powder delivery system capabilities and interest.

      In August, 2001, as the result of Mr. Turner’s focus on companies with interests in aerosol delivery systems we entered into an exclusive agreement with a company which develops multiple drug delivery systems for improved injectable, oral and inhaleable delivery of macromolecules, small molecules, antibody fragments and other drugs under which we agreed to a 45 day exclusivity period in exchange for $25,000. During its exclusivity period this prospective acquirer conducted an internal analysis of the overall nicotine replacement therapy smoking cessation market. In September, 2001 this potential acquirer notified us that this market was not of strategic interest to it and declined further discussion with us.

      During July-September, 2001 we initiated a strategy to contact a broader range of companies world-wide, specifically to seek interest in further development of our dry powder technology. Commencing in July, 2001 we listed our dry powder opportunity for six months with Pharmalicensing.com, a U.K. based online site for listing of company and licensing profiles serving a database of 30,000 pharmaceutical companies world-wide. Although we received several responses which we did not consider serious opportunities, we had no useful indications of interest and this service was terminated at the end of the initial six month period.

      In October, 2001 we acquired a mailing list of 414 licensing/business development managers of 343 United States companies and a list of CEO’s and Chairmen of 1639 United States. companies from Scrip World Pharmaceutical News, a leading source of news and information serving the pharmaceutical industry which is sent twice weekly to pharmaceutical executives world-wide. We sent letters to all of these contacts. Although we had numerous responses, none expressed interest in our dry powder opportunity. Dr. Phillip Frost, Chairman of IVAX, was originally contacted through this mailing.

      During September-December, 2001 we held discussions with two companies regarding the possibility of a merger with us. One was a healthcare and consumer product company which sells over the counter therapeutic patches and skin care products. The other was a development stage company developing pulmonary drug delivery technologies for use with existing therapeutic agents. Although non-binding letters of intent were submitted by them, we were unable to reach an acceptable valuation for us and discussions with these companies ceased.

      During January-March, 2002, we held discussions with two other development stage companies. One was primarily interested in the merger of our two companies, but we were unable to reach an agreement as to our valuation. The other was mainly interested in evaluating our dry powder technology but declined further interest after our initial discussions.

      In early 2002 we re-evaluated our use of the dry powder opportunity as a means of attracting possible acquirers. In May, 2002, we entered into an agreement with a finder which had followed ATP for several years and had previously introduced us to a potential acquirer which had submitted a letter of intent. This finder has had more than a decade of research on the pharmaceutical industry, with an area of concentration in pulmonary drug delivery. Under our agreement, the finder would receive a fee in the event we completed a transaction with a company introduced to us by him. Mr. Turner and this finder have contacted approximately 50 companies since May, 2002 regarding the acquisition of our assets.

      In April, 2002, we again approached Pharmacia regarding the possibility of our acquisition by Pharmacia. Pharmacia responded several months later that after additional consideration Pharmacia had no interest in the additional investment in the Inhaler through an acquisition of us.

      In May, 2002, we announced that Pharmacia had indicated to us that they had no plans to offer the Inhaler over-the-counter in the United States in the near term.

      In August, 2002, we received a letter of intent from a company contacted by Mr. Turner which markets over-the-counter and prescription pharmaceutical and health related products. However, our negotiations with this company terminated because we could not agree on valuation and negotiations have ceased.

      From August, 2002 through February, 2003, Mr. Turner’s activities were focused primarily on introductions to numerous contacts developed by our finder. However, our discussions with these contacts have not developed any offers.

      In January/February, 2003, Mr. Turner completed a targeted mailing to approximately 150 companies as an alternative to contacts through our finder. Many of these companies had been previously contacted through our Scrip World Pharmaceutical News list mailing, but this recent mailing focused on the merger opportunity instead of our dry powder technology.

      In late February, 2003, Dr. Phillip Frost, Chairman of IVAX, responded to this mailing and indicated a strong interest in our merger proposal.

      On March 10, 2003, Mr. Turner visited IVAX at their Miami, Florida headquarters. A letter of intent was negotiated and submitted to us.

      At the March 18, 2003 meeting of our board of directors, the IVAX letter of intent was unanimously accepted. This letter of intent was subject to the negotiation and execution of a definitive merger agreement.

      During March, April, and May of 2003 we provided historical and current information regarding our contracts and relationship with Pharmacia and Duke University, and financial and corporate information to IVAX for its use in its due diligence investigation of us. IVAX also contacted Pharmacia for an introduction to Pfizer personnel for comments regarding the Inhaler. We also reviewed the recent filings of IVAX with the SEC and interviewed financial, product development and legal personnel of IVAX regarding matters contained in the IVAX filings. We also continued to negotiate the merger agreement during this period.

      On May 27, 2003, we signed the merger agreement after our board of directors reviewed the results of our due diligence review of IVAX and approved the merger and the merger agreement.

ATP’s Reasons for the Merger and ATP’s Board of Directors’ Recommendation to Shareholders

      Our board of directors considered a variety of information and factors, both positive and negative, in making its decision regarding the merger. After considering such information and factors, our board of directors unanimously:

•	approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	declared that it is in the best interests of our shareholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement; and

•	recommended that you approve the merger agreement.

      In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you approve the merger agreement, our board of directors considered and reviewed with outside accounting and legal advisors a significant amount of information and general factors relevant to the merger, including our current financial condition, current securities market conditions and our potential for future growth in revenues and earnings.

      Our board of directors considered a number of potentially positive factors in its deliberations, including:

•	the belief that the potential value of the IVAX shares traded on the American Stock Exchange offers a greater opportunity for appreciation and shareholder value with meaningful liquidity and less risk and uncertainty than we currently provide our shareholders as an OTC Bulletin Board traded company with low trading volume;

•	the stability and diversification afforded by the IVAX product line and operations as compared to our primary dependence upon Pfizer’s use of the nicotine inhaler technology;

•	the avoidance as a material factor of the probable termination of product payments in 2010 in the United States and 2011 in substantially all other countries or earlier termination in the event Pfizer should discontinue the sale of the Inhaler;

•	the avoidance of the negative impact on our ability to pay dividends to our shareholders as the result of our impending loss of the tax benefits of our net operating loss carry overs;

•	the avoidance of business and market risks and uncertainties associated with remaining primarily dependent on Inhaler product payments in the future;

•	the belief by our board of directors that we obtained the highest price per share that IVAX is willing to pay;

•	the current and historical market prices of our common stock relative to the $0.54 per share merger consideration, including the fact that our stock price has seldom risen above $0.60 per share in the past two years;

•	our assessment that a third party would not offer a higher value per share than IVAX;

•	the likelihood that the merger would be consummated, in light of the experience, reputation and financial capability of IVAX;

•	the avoidance of the compliance, regulatory, and other costs to us of being a public company, including the additional costs associated with complying with the recently enacted Sarbanes-Oxley Act and the rules adopted by Nasdaq;

•	the fact that pursuant to the merger agreement, we can respond in the manner provided in the merger agreement to any unsolicited written proposal that our board of directors determines in good faith constitutes a superior proposal and the fact that we may terminate the merger agreement in the event of a superior proposal as described below;

•	the fact that the merger would be subject to the approval of our shareholders and our shareholders would be free to reject the transaction with IVAX; and

•	the availability of appraisal rights for our shareholders who properly exercise their statutory appraisal rights.

      Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent public company and our shareholders will no longer participate in dividends derived from product payments under our agreements with Pharmacia and the potential future increase in our value;

•	that, under the terms of the merger agreement and the voting agreements, (1) neither we nor the shareholders who signed the voting agreements can solicit other acquisition proposals, (2) we must pay IVAX a termination fee and/or reimburse IVAX for certain of its transaction costs if the merger agreement is terminated under certain circumstances, and (3) the holders of approximately 27% of our common stock have agreed to vote for the merger whether or not an alternative proposal occurs, all of which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

•	the possibility that the merger will not be completed and the potentially negative impact on our operating results, financial condition, business and stock price in the event the merger does not close following its public announcement; and

•	that if the merger does not close, we will have incurred substantial transaction costs in connection with the transaction which will negatively impact our operating results, including the reimbursement to IVAX of its expenses up to $150,000 plus a termination fee of $150,000 under some circumstances.

      The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our legal and accounting advisors.

      After careful consideration, our board of directors unanimously (1) approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement, (2) declared that it is in the best interests of our shareholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement and (3) recommended that you approve the merger agreement.

IVAX’ Reasons for the Merger

      In reaching its decision to adopt the merger agreement and to approve the issuance of shares of IVAX common stock to the shareholders of ATP in the merger, the board of directors of IVAX consulted with its financial and legal advisors and with senior management and considered a number of reasons, including:

•	the anticipated financial benefit to IVAX of the merger;

•	the complementary nature of ATP’s dry powder nicotine inhaler technology to IVAX’ product line; and

•	the anticipated product payments from Pharmacia’s products incorporating the patented nicotine technology sold by ATP to Pharmacia.

The Companies

Advanced Tobacco Products, Inc. d/b/a Advanced Therapeutic Products, Inc.

History and Relationship with Pharmacia Corporation

      We are a Texas corporation formed in April 1983. Our headquarters are located at 16607 Blanco Road, Suite 703, San Antonio, Texas 78232, (210) 408-7077.

      In 1987, we sold patented nicotine technology, know how and related assets to Pharmacia which is now a subsidiary of Pfizer as the result of a merger of Pharmacia and Pfizer in April of 2003. Pharmacia manufactures the Nicotrol®/Nicorette® Inhaler, the Nicorette® Chewing Gum, the Nicotrol®/Nicorette® Patch and the Nicotrol®/Nicorette® Nasal Spray.

      The nicotine technology acquired from us forms the basis of the Inhaler developed by Pharmacia for use in the nicotine replacement therapy market. We receive product payments from sales of the Inhaler by Pharmacia equal to 3% of Pharmacia’s net sales under an agreement with Pharmacia.

      The Inhaler was launched nation wide in the Untied States as a prescription product in 1998.

      Pharmacia has introduced the Inhaler, primarily as an over-the-counter product, in Australia, Austria, Belgium, Canada, China, Czech Republic, Denmark, Estonia, Finland, France, Hong Kong, Iceland, Ireland, Italy, Malasia, Malta, Mexico, Netherlands, New Zealand, Norway, Portugal, Russia, Singapore, South Africa, Sweden, Switzerland, Taiwan, and the United Kingdom.

      The Inhaler is a nicotine replacement product designed to help control a smoker’s cravings for cigarettes while providing a key behavioral component of smoking, the hand-to-mouth ritual. The Inhaler consists of a mouthpiece and a cartridge containing nicotine. The user puffs on the mouthpiece, inhaling the nicotine, which is then absorbed through the lining of the mouth.

      We also have an agreement with Pharmacia under which, among other matters, we have the right to receive a royalty equal to 0.1% of net revenues received by Pharmacia from the sale of any product using certain patented nicotine impermeable copolymer technology.

      In addition, we have an exclusive worldwide license to certain dry powder nicotine inhaler technology from Duke University. We have obtained an undivided interest in several patents covering this technology. We believe that a dry powder nicotine inhaler has the potential to be a future generation nicotine replacement product.

      We have no employees or tangible assets and conduct no commercial operations other than managing our rights under our agreements with Pharmacia and Duke University.

The Pharmacia Agreement

      We have the right to receive product payments from Pharmacia with respect to the Inhaler as follows:

      Product payments of 3% of net sales (generally, sales by Pharmacia to wholesale distributors) payable on a country by country basis for the greater of 10 years following the date of the first commercial sales or the expiration of all issued patents enforceable in such countries. If the net sales to wholesale distributors cannot be obtained or are not disclosed, net sales are computed by multiplying the net sales of Pharmacia to pre-wholesale distributors by 3.3. There are product payment limitations in the event of the sale of a nicotine vapor product competitive with the Inhaler. We are aware of no such competitive nicotine vapor product.

      While the expiration date for applicable patents in most countries is June 6, 2011, in the United States it is June 8, 2010.

      We have the right to receive product payments for other nicotine product applications, if any, both pharmaceutical and non-pharmaceutical. Pharmacia is not obligated to develop or sell any products using the technology developed by us.

      Product payments in excess of $1,000,000 per year are reduced under the terms of the agreement by fifty percent until the aggregate of such reductions equal the sum of $4,400,000.

IVAX Corporation

      IVAX is a multinational pharmaceutical company that discovers, develops, manufactures and markets branded and brand equivalent (generic) pharmaceutical and veterinary products in the United States and abroad. Headquartered in Miami, Florida, IVAX has operations in nearly 30 countries and its products are sold in more than 70 countries. IVAX is strategically focused on product diversification and geographic expansion in key pharmaceutical markets in North America; Western, Central, and Eastern Europe; Latin America; and Asia. IVAX has 8,000 employees worldwide, of whom more than 700 are involved in research and development.

      The IVAX portfolio of products currently includes prescription drugs for allergies, coughs and colds; intranasal steroid Nasarel® for treatment of allergic rhinitis; and an asthma product, QVAR®, in a non-ozone depleting HFA propellant. IVAX also markets or is developing a variety of asthma drugs in aerosol and non-aerosol formulations for delivery in its internally developed, patented Easi-Breathe™ breath activated inhaler and Airmax™ dry powder inhaler.

Merger Consideration

      At the effective time of the merger, subject to the adjustments discussed below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by dissenting shareholders, as discussed below) will be converted into the right to receive, on the terms and subject to the conditions set forth in the merger agreement, a number of shares of IVAX common stock equal to the quotient (the “Exchange Ratio”) of $0.54 divided by the average closing price of a share of IVAX common stock on the American Stock Exchange for the 45 business days immediately preceding the day before the effective time of the merger (the “Average Effective Time Per Share Price”).

      Two business days prior to the closing of the merger, we will prepare and deliver to IVAX a pre-closing balance sheet as of a date no more than five business days prior to such date which shows, among other things, the amount of cash, verified collectible accounts receivable (net of accounts payable) and investments we hold as of that day (such amount, the “Pre-Closing Date Cash”). The Pre-Closing Date Cash will be calculated assuming all of our merger related expenses have been paid. If the Pre-Closing Date Cash is less than $1,900,000 (the amount of such deficiency, the “Cash Deficiency”), then the Exchange Ratio will be reduced by an amount equal to (i) the Cash Deficiency divided by (ii) the product of (a) 8,292,136 minus the number of shares held by dissenting shareholders multiplied by (b) the Average Effective Time Per Share Price. If the Pre-Closing Date Cash is equal to or greater than $1,900,000, then the Exchange Ratio will not be adjusted.

      This price was determined through arm’s length negotiations between us and IVAX. For example, if at the closing of the merger we have at least $1,900,000 in cash, verified collectible accounts receivable (net of accounts payable) and investments and assuming the average closing price of IVAX for the 45 business days prior to closing is $18.03 (as an example, using the average closing price of IVAX for the 45 day period ending August 8, 2003), then you will receive one share of common stock of IVAX for each 33.393004 shares of our common stock. You should note that these assumptions, and thus the amount of shares of IVAX common stock to be issued in the merger, may decrease or increase depending on the trading prices of IVAX common stock during the pricing period prior to the merger and the amount of our cash, verified accounts receivable (net of accounts payable) and investments at the time of the merger.

      At the time of the execution of the merger agreement, we provided IVAX with a pro forma of the Pre-Closing Date Cash which predicts that we will have $1,880,216 in Pre-Closing Date Cash. This prediction is based on several assumptions regarding costs and receivables between now and the closing of the merger which cannot be determined now. The principal assumptions are that the merger will close on October 3, 2003, and that our revenues from Pharmacia on a monthly basis will be the same as such revenues for the quarter ended March 31, 2003. If these predictions prove to be accurate and there are no dissenting shareholders, then the Exchange Ratio will be reduced by an amount equal to approximately $0.00238588 divided by the Average Effective Time Per Share Price. If our assumptions are incorrect and the Cash Deficiency is greater, then the Exchange Ratio will be reduced more.

      No certificates or scrip representing fractional shares of IVAX’ common stock will be issued in exchange for certificates representing our shares. In lieu of the issuance of any such fractional shares, IVAX will pay an amount in cash equal to the value of the fractional shares.

      After the merger is completed, assuming you do not exercise dissenters’ rights, you will have the right to receive IVAX common stock but you will no longer have any rights as an ATP shareholder. You will receive the IVAX common stock after exchanging your ATP stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.

Treatment of Stock Options

      We have only one stock option outstanding, which is held by one of our directors. The option is exercisable for 70,000 shares of our common stock. The exercise price of the option is $0.2813 per share. We believe that this stock option will be exercised on or before the closing of the merger. If the option is exercised, then the shares of our common stock issued upon exercise of the option will be converted into the right to receive, on the terms and subject to the conditions set forth in the merger agreement, shares of IVAX common stock.

      We have no warrants outstanding for the purchase of any of our equity securities.

Material U.S. Federal Income Tax Consequences of the Merger

General.

      The following are the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock, assuming that the merger is effected as described in the merger agreement and this proxy statement/prospectus. This discussion only applies to you if you are a U.S. holder of our common stock.

      For purposes of this discussion, a U.S. holder means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

      The following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to us or you as described herein. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. Specifically, this discussion assumes you hold our common stock as capital assets within the meaning of the Code. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger (whether or not such transactions are in connection with the merger), including, without limitation, transactions in which our common stock is acquired or IVAX common stock is disposed of.

      ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU.

Material U.S. Federal Income Tax Consequences.

      Although there can be no absolute certainty, the merger, if consummated, is intended by IVAX and us to qualify and be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger constitutes a reorganization, subject to the assumptions, limitations and qualifications referred to herein:

•	you will not recognize any gain or loss upon your receipt of IVAX common stock solely in exchange for our common stock in the merger, except to the extent you receive cash in lieu of shares of IVAX common stock;

•	the aggregate tax basis of the IVAX common stock you receive in the merger will be the same as the aggregate tax basis of our common stock you surrendered in exchange therefor (reduced by any tax basis allocable to shares for which cash is received);

•	the holding period of the IVAX common stock you receive in the merger will include the holding period of our common stock you surrendered in exchange for IVAX common stock;

•	cash payments you receive in the merger in lieu of IVAX common stock (fractional shares or otherwise) will be treated as if you actually received the IVAX common stock and then such share were redeemed by IVAX. You should recognize gain or loss with respect to a cash payment measured by the excess, if any, of the amount of cash received and the tax basis in such share; and

•	neither IVAX nor we will recognize gain or loss solely as a result of the merger.

Tax Opinions.

      No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. Matthews and Branscomb, a Professional Law Corporation, will provide an opinion for the benefit of our shareholders regarding the income tax consequences of the merger to our shareholders. You should be aware that the tax opinions do not bind the Internal Revenue Service and that the Internal Revenue Service is therefore not precluded from asserting a contrary opinion.

      A successful Internal Revenue Service challenge to the reorganization status of the merger would result in you recognizing taxable capital gain or loss with respect to each share of our common stock surrendered equal to the difference between the fair market value and your tax basis in such share and, as of the closing of the merger, of the IVAX common stock and any other consideration received in exchange therefor. In such event, your aggregate basis in our common stock so received would equal its fair market value as of the closing of the merger and the holding period for such stock would begin the day after the closing of the merger. However, even in that event, neither IVAX nor we would recognize gain or loss solely as a result of the merger.

      Certain of our noncorporate shareholders may be subject to backup withholding at a rate of 30% on cash payments received in the merger. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on an appropriate Form W-8, or who is otherwise exempt from backup withholding.

      THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Dissenters’ Rights

      The discussion below is not a complete summary regarding your dissenters’ rights under Texas law and is qualified in its entirety by reference to the text of the relevant provisions of Texas law, which are attached to this proxy statement as Annex D. Shareholders intending to exercise dissenters’ rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

      If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Articles 5.11-5.13 of the Texas Business Corporation Act within the appropriate time periods will be entitled to have their shares of our common stock appraised and receive the “fair value” of such shares in cash as determined by the district court of Texas in lieu of the consideration that such shareholder would otherwise be entitled to receive under the merger agreement.

      The following is a brief summary of Articles 5.11-5.13, which explains the procedures for dissenting from the merger and demanding statutory dissenters’ rights. Failure to follow the procedures described in Articles 5.11-5.13 precisely could result in the loss of dissenters’ rights. This proxy statement/prospectus constitutes notice to holders of our common stock concerning the availability of dissenters’ rights under Articles 5.11-5.13. A shareholder of record wishing to assert dissenters’ rights must hold the shares of stock on the date of making a demand for dissenters’ rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Shareholders who desire to exercise their dissenters’ rights must comply with all of the requirements of Article 5.12. First, you must file with us, prior to the special meeting, a written objection to the merger that sets out that the your right to dissent will be exercised if the merger becomes effective. The written objection must also give your address, so that you can be sent written notice if the merger becomes effective. IVAX will send you written notice within 10 days after the effectiveness of the merger. You must then make written demand on IVAX for payment of the fair value of your shares within 10 days after delivery or mailing of the written notice from IVAX. Your demand must state the number and class of shares held by you and the fair value of the shares in your estimation. Fair value is calculated as of the day immediately preceding the day the merger becomes effective, excluding any appreciation or depreciation in anticipation of the merger.

      If you fail to make the written demand on IVAX within the 10 day period, then you lose your dissenters’ rights and are bound by the terms and conditions of the merger agreement, and will receive the same consideration as our other shareholders.

      Within 20 days after receipt of your written demand notice, IVAX will respond to you in writing by delivery or mail that shall either set out (i) that IVAX accepts the amount claimed in the demand and agrees to pay you that amount within 90 days after the date on which the merger becomes effective, or (ii) an estimate by IVAX of the fair value of the shares, together with an offer to pay the amount of that estimate within 90 days after the date on which the merger becomes effective, upon receipt of notice within 60 days after that date from you indicating that you agree to accept that amount. In addition, IVAX may make payment contingent on your delivery of your stock certificates duly endorsed over to IVAX.

      If, within 60 days after the date on which the merger becomes effective, the value of the shares is agreed upon between you and IVAX, then payment for the shares shall be made within 90 days after the date on which the merger became effective. Upon payment of the agreed value, you will cease to have any interest in the shares or in us or IVAX.

      If, within the period of 60 days after the date on which the merger became effective, you and IVAX have not agreed on the value of the shares, then you or IVAX, within 60 days after the expiration of the 60 day period referred to at the beginning of this sentence, may file a petition in any court of competent jurisdiction in Bexar County, Texas, that asks the court for a finding and determination of the fair value of your shares. Upon the filing of any such petition by you, service of a copy thereof shall be made upon IVAX, which shall, within 10 days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all other shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. If the petition is filed by IVAX, then the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to IVAX and to you and the shareholders named on the list. All shareholders thus notified and IVAX shall be bound by the final judgment of the court with regard to the fair value of the shares.

      After the hearing of the petition, the court will determine which shareholders have complied with the provisions of Article 5.12 and are entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers have the power to make a determination of the fair value of the shares upon such investigation as may seem proper to them. The appraisers will also afford a reasonable opportunity to you to submit to them pertinent evidence as to the value of the shares.

      The appraisers will determine the fair value of your shares and file their report of that value in the office of the clerk of the court. Notice of the filing of the report will be given to you and IVAX by the clerk of the court. The court will then hear arguments about the report, and then award the fair value of the shares, in its determination, which may be more or less than the consideration you would have received under the merger agreement, plus interest beginning 91 days after the date on which the merger occurred to the date of the judgment, to you. IVAX will be obligated to pay you upon the surrender of your share certificates. Upon payment, you will have no further interest in your shares or in IVAX. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

      In the absence of fraud in the merger transaction, the remedy outlined above is your exclusive remedy with regard to the merger transaction. If IVAX complies with the requirements outlined above, and you fail to comply with the requirements, then you will not be entitled to bring suit for the recovery of the value of your shares or money damages with regard to the merger. Therefore, please review this section and the actual statutory provisions set forth in Annex D carefully.

Accounting Treatment

      The merger will be treated by IVAX as a purchase in accordance with generally accepted accounting principles.

Regulatory Matters

      We must comply with the requirements under the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder with regard to soliciting the proxies of shareholders. Prior to the merger, IVAX will register with the SEC the shares of its common stock that will be issued to you in connection with the merger. To do this, IVAX will file with the SEC the registration statement of which this proxy statement/prospectus is a part. It is a condition precedent to our and IVAX’ obligations under the merger agreement that such registration statement has been declared effective by the SEC, and no stop order suspending the effectiveness of such registration statement or any part thereof can be in effect. In addition, IVAX will prepare and file with the American Stock Exchange a Notification for the Listing of Additional Shares of IVAX common stock to be issued in connection with the merger. When the merger is completed, ATP common stock will be delisted from the OTC Bulletin Board and deregistered under the Exchange Act.

Voting Agreement

      All of our directors and executive officers, who collectively hold or otherwise control 2,231,836 shares of our common stock, representing approximately 27% of the outstanding shares of our common stock, have entered into a voting agreement pursuant to which they have agreed, among other things, to vote their shares of common stock for the adoption of the merger agreement and approval of the merger. This summary of the material terms of the voting agreements is qualified in its entirety by reference to the voting agreement, a copy of which is attached hereto as Annex B and is incorporated herein by reference. Otherwise, there are no voting agreements relating to the merger.

Officers and Directors of the Combined Entity

      The officers and directors of the combined entity following the merger will be the officers and directors of Merger Sub at the effective time of the merger.

Interests of our Directors and Executive Officers in the Merger

      Upon the effectiveness of the merger, we have an obligation to pay $63,000 to James E. Turner, one of our directors, pursuant to a Consulting Services Agreement dated July 1, 2002, as amended, between us and Mr. Turner.

      Additionally, Mr. Turner holds an option exercisable for 70,000 shares of our common stock at a purchase price of $0.2813 per share which we anticipate will be exercised prior to the merger.

      Under our Administrative Services Agreement with an entity wholly-owned by Mr. Jim Linehan, our president and one of our directors, upon the closing of the merger we will pay him $19,800 as a severance payment.

      Under our Consulting Agreement with an entity wholly-owned by Ms. Brenda Ray, one of our directors, upon the closing of the merger we will pay her $6,000 as a severance payment.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. This summary may not contain all of the information that is important to you. It is qualified in its entirety by reference to the merger agreement, including all exhibits and schedules attached thereto and referenced therein, a copy of which is attached hereto as Annex A and is incorporated herein by reference. You should read the merger agreement, including all exhibits and schedules attached thereto and referenced therein, because it, and not this document, is the legal document that governs the terms of the merger and will give you a more complete understanding of the merger.

Structure of the Merger

      The merger agreement provides for the merger of a newly formed, wholly-owned subsidiary of IVAX (the “Merger Sub”) with and into us. Following the merger, we will continue as the surviving corporation but will be a wholly-owned subsidiary of IVAX.

When the Merger Becomes Effective

      The merger becomes effective upon the latter to occur of the filing of Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Texas.

Conversion of Stock, Closing Date Adjustment, Fractional Shares, Stock Options and Cancellation of Stock

      At the effective time of the merger, subject to the adjustments discussed below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by dissenting shareholders, as discussed below) will be converted into the right to receive, on the terms and subject to the conditions set forth in the merger agreement, a number of shares of IVAX common stock equal to the quotient (the “Exchange Ratio”) of $0.54 divided by the average closing price of a share of IVAX common stock on the American Stock Exchange for the 45 business days immediately preceding the day before the effective time of the merger (the “Average Effective Time Per Share Price”). This price was determined through arm’s length negotiations between us and IVAX. For example, if at the closing of the merger we have at least $1,900,000 in cash, verified collectible accounts receivable (net of accounts payable) and investments and assuming the average closing price of IVAX for the 45 business days prior to closing is $18.03 (as an example, using the average closing price of IVAX for the 45 day period ending August 8, 2003), then you will receive one share of common stock of IVAX for each 33.393004 shares of our common stock. You should note that these assumptions, and thus the amount of shares of IVAX common stock to be issued in the merger, may decrease or increase depending on the trading prices of IVAX common stock during the pricing period prior to the merger and the amount of our cash, verified accounts receivable (net of accounts payable) and investments at the time of the merger.

      Two business days prior to the closing of the merger, we will prepare and deliver to IVAX a pre-closing balance sheet as of a date no more than five business days prior to such date which shows, among other things, the amount of cash, verified collectible accounts receivable (net of accounts payable) and investments we hold as of that day (such amount, the “Pre-Closing Date Cash”). The Pre-Closing Date Cash will be calculated assuming all of our merger related expenses have been paid. If the Pre-Closing Date Cash is less than $1,900,000 (the amount of such deficiency, the “Cash Deficiency”), then the Exchange Ratio will be reduced by an amount equal to (i) the Cash Deficiency divided by (ii) the product of (a) 8,292,136 minus the number of shares held by dissenting shareholders multiplied by (b) the Average Effective Time Per Share Price. If the Pre-Closing Date Cash is equal to or greater than $1,900,000, then the Exchange Ratio will not be adjusted.

      No fractional shares of IVAX common stock will be issued. In lieu of the issuance of any such fractional shares, IVAX will pay as soon as practical after the effective time of the merger to each of our shareholders who otherwise would be entitled to receive fractional shares of IVAX common stock, an amount in cash determined by multiplying (i) the Average Effective Time Per Share Price by (ii) the

fraction of a share of IVAX common stock which such holder would otherwise be entitled to receive. No interest will be paid on the cash which the holders of such fractional shares are entitled to receive.

      Each unexercised, outstanding option to purchase shares of our common stock will be cancelled.

      Shares of our common stock held by our shareholders who validly exercise dissenters’ rights under Texas law will be treated as described under “The Merger — Dissenters’ Rights” section of this document.

Exchange of Shares; Issuance to other than Record Owner

      Following the effective time of the merger, IVAX will mail, to each holder of record of certificates of our common stock who has not previously surrendered his or her certificates, instructions to effect the surrender of such stock certificates in exchange for certificates of IVAX common stock.

      If any certificate representing shares of IVAX common stock is to be paid or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to IVAX any transfer or other taxes required by reason of the issuance of a certificate representing shares of IVAX common stock in any name other than that of the registered holder of the certificate surrendered.

Conditions Precedent to the Obligations of Us and IVAX

      Our obligation to complete the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the effective time of the merger:

•	the representations and warranties of IVAX and Merger Sub must be true and correct in all material respects (except for representations and warranties qualified by materiality which must be true and correct in all respects) on the date of the merger agreement and as of the effective time of the merger except for inaccuracies or breaches which do not have a material adverse effect on IVAX’ condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects;

•	IVAX and Merger Sub must have in all material respects performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by the merger agreement to be performed and satisfied or otherwise complied with by it on or prior to the effective time of the merger;

•	there must not have occurred any event or condition which has adversely affected or reasonably may adversely affect in any material respect the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of IVAX; and

•	the registration statement of which this proxy statement/prospectus is a part to be filed by IVAX in connection with the merger to register the shares of IVAX common stock to be issued to our shareholders in connection with the merger shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration statement or any part thereof shall be in effect and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened by the SEC, and all requests for additional information made by the SEC must have been complied with to the reasonable satisfaction of us and IVAX.

      IVAX’ and Merger Sub’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the effective time of the merger:

•	our representations and warranties must be true and correct in all material respects (except for representations and warranties qualified by materiality which must be true and correct in all respects) on the date of the merger agreement and as of the effective time of the merger;

•	we must have in all material respects performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by the merger agreement to be performed and satisfied or otherwise complied with by us on or prior to the effective time of the merger;

•	there must not have occurred any event or condition which has adversely affected or reasonably may adversely affect in any material respect our condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects;

•	holders representing not more than 20% of our outstanding common stock shall have exercised, or shall remain entitled to exercise, dissenters’ rights in connection with the merger in accordance with Texas law; and

•	the registration statement of which this proxy statement/prospectus is a part shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration statement or any part thereof shall be in effect and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened by the SEC, and all requests for additional information made by the SEC must have been complied with to the reasonable satisfaction of us and IVAX.

Representations and Warranties

      Representations and Warranties of ATP. The merger agreement contains representations and warranties by us concerning, among other things:

•	organization and good standing;

•	authorization and no violation of organizational documents or obligations;

•	consents required to consummate the merger;

•	our capitalization;

•	our subsidiaries;

•	our SEC reports;

•	finder’s fees or broker’s fees that are payable as a result of the merger;

•	financial statements and reports;

•	governmental reports we are required to file, if any;

•	taxes and tax compliance;

•	contracts;

•	real and personal property;

•	litigation;

•	our insurance;

•	legal compliance;

•	employee benefit plans and labor matters;

•	environmental issues;

•	absence of certain changes in business condition;

•	related party transactions;

•	voting required to consummate the merger;

•	our intellectual property rights;

•	our products;

•	the voting agreement entered into by our management group;

•	state takeover laws and dissenters’ rights;

•	absence of undisclosed liabilities; and

•	the completeness of the representations and warranties made by us in the merger agreement.

      Representations and Warranties of IVAX and Merger Sub. The merger agreement contains representations and warranties by IVAX and Merger Sub concerning, among other things:

•	organization and good standing;

•	authorization and no violation of organizational documents or obligations;

•	approvals required to consummate the merger;

•	capitalization of IVAX;

•	IVAX’ reports and filings with the SEC;

•	authorization of the merger and the transactions contemplated by the merger by IVAX and Merger Sub;

•	the liabilities and obligations of Merger Sub; and

•	the completeness of the representations and warrants made by IVAX and Merger Sub in the merger agreement.

Our Conduct Prior to the Effective Time

      We have agreed that until the earlier of the effective time of the merger and the termination of the merger agreement, unless IVAX consents in writing, we will do each of the following:

•	keep in full force and effect all, and not cause or permit to exist a default of any agreement to which we are a party;

•	keep in full force and effect the insurance coverage in effect on the date of the merger agreement;

•	maintain, renew, keep in full force and effect and preserve our business organization and material rights and franchises, permits and licenses; and

•	duly comply with all laws, judgments, rulings and orders applicable to us and to the conduct of our business.

      We have also agreed that until the earlier of the effective time of the merger and the termination of the merger agreement, unless IVAX consents in writing, we will not do any of the following unless otherwise authorized by the merger agreement:

•	incur or agree to incur any obligation or liability (absolute or contingent); acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other entity or division or substantial part thereof; sell or otherwise dispose of any of our properties or assets or acquire any properties or assets; enter into, dispose or divest ourself of any subsidiary or general partnership or joint venture or cause any entity to become a subsidiary or affiliate; conduct a recapitalization or reclassification; or enter into any contract, agreement, understanding, arrangement or commitment with respect to any of the foregoing;

•	enter into or amend any agreement or make any capital expenditures;

•	issue (other than upon the exercise of previously outstanding stock options), sell, redeem or acquire for value, any of our debt securities or any of our shares of the capital stock or other equity securities or other ownership interests;

•	declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to our shareholders;

•	amend our Articles of Incorporation or Bylaws or any other constitutive, organic or governing document; or split, combine, or reclassify any shares of our capital stock;

•	grant any increase in compensation or benefits to our employees, consultants or officers; pay any bonus; enter into any severance agreements or arrangements with our officers, directors, employees or consultants; grant any increase in fees or other increases in compensation or other benefits to our directors or professional advisors (other than professional fees in connection with the merger and the transactions contemplated by the merger agreement); or effect any change in retirement benefits for any class of our employees or officers (unless such change is required by applicable law);

•	amend any existing employment or consulting contract or agreement with any individual or entity; or enter into any new employment or consulting contract or agreement with any individual or entity;

•	adopt any employee benefit plan or make any change in or to any existing employee benefit plan other than any such change that is required by applicable law;

•	compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); or file any appeal from an asserted deficiency or make any material election for federal or state tax purposes;

•	subject any of our properties or assets to any lien;

•	take any action that could reasonably be expected to adversely affect our ability to perform the covenants and agreements in the merger agreement;

•	make any change in our accounting methods or practices other than those required by applicable law or generally accepted accounting principles; or

•	enter into any contract, agreement, understanding, arrangement or commitment, whether written or otherwise, with respect to any of the foregoing.

Acquisition Proposals

      Except for the transactions contemplated by the merger agreement, unless the merger agreement has been terminated, we have agreed that we will not (nor shall we permit any of our officers, directors, agents or affiliates to), directly or indirectly:

•	solicit, encourage, initiate, or participate in any negotiations or discussions or enter into any agreement, understanding, or arrangement with respect to a competing transaction, as defined below; or

•	except as required by applicable law and as required in connection with the transactions contemplated by the merger agreement, disclose any information not customarily disclosed to any individual or entity concerning our business, assets or properties, afford to any individual or entity (other than IVAX and its advisors and agents) access to our properties, books or records or otherwise assist or encourage any individual or entity in connection with any of the foregoing.

      Our board of directors is not prohibited from furnishing information to, or entering into discussions or negotiations with, any individual or entity in connection with an unsolicited proposal by such individual or entity for a competing transaction if, and only to the extent that:

•	our board of directors, after consultation with outside legal counsel and independent financial advisors, determines in good faith that such action is required for our board of directors to comply with its duties to our shareholders imposed by applicable law; and

•	prior to furnishing such information to, or entering into discussions or negotiations with, such individual or entity, we obtain from such individual or entity an executed confidentiality agreement on terms no less favorable to us than those contained in the merger agreement and any confidentiality agreements between us and IVAX.

      A “competing transaction” means any of the following involving us (other than the merger):

•	a merger, consolidation, share exchange, business combination, joint venture or other similar transaction;

•	any sale, lease, exchange, transfer or other disposition of ten percent (10%) or more of our assets; or

•	a tender offer or exchange offer for ten percent (10%) or more of our outstanding voting securities.

      We have agreed to promptly notify IVAX of the commencement of any discussions or negotiations relating to a competing transaction and, within two business days of receipt of a competing transaction or a proposal therefor, deliver to IVAX a true, correct and complete copy of such competing transaction or proposal therefor.

Indemnification

      Indemnification by ATP. We have agreed to indemnify and hold harmless IVAX and its directors, officers, shareholders, employees, affiliates and agents and their respective assigns from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising from, in connection with, or incident to (a) any breach or violation of any of the representations, warranties, covenants or agreements of us contained in the merger agreement or any schedule, certificate, exhibit, list or other document delivered pursuant thereto and (b) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

      Indemnification by IVAX. IVAX has agreed to execute a letter agreement with each member of our board of directors pursuant to which IVAX will agree to indemnify such director against and in respect of the full amount of any and all liabilities, damages or claims which arise out of or are based on any untrue statement of a material fact provided by IVAX regarding IVAX contained in this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or any omission by IVAX to state a material fact regarding IVAX required to be stated or necessary to make the statements regarding IVAX provided in this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part not misleading. This summary of the material terms of the letter agreement is qualified in its entirety by reference to the form of letter agreement, a copy of which is attached hereto as Annex C and is incorporated herein by reference.

Termination

      The merger agreement may be terminated at any time on or prior to the effective time of the merger:

•	by mutual written consent of IVAX and us;

•	by IVAX or us, after October 10, 2003, or such later date as may be mutually agreed upon in writing; provided that if the SEC notifies us or IVAX of its intention to review or monitor this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or to review any filing of IVAX under the Securities Exchange Act of 1934, as amended, incorporated by reference into such registration statement, then such date is automatically extended to November 26, 2003; provided further that the right to terminate the merger agreement is not be available to any party whose failure to fulfill any of its obligations under the merger agreement shall have caused, or resulted in, the failure of the effective time of the merger to occur on or before such date;

•	by IVAX immediately upon written notice, if we breach or default under our covenant not to solicit, encourage, initiate, or participate in any competing transaction;

•	by IVAX, if we materially breach or default under any of our representations, warranties, covenants or agreements contained in the merger agreement and such breach or default is not cured within five days after written notice thereof;

•	by us, if IVAX materially breaches or defaults under any of its representations, warranties, covenants or agreements contained in the merger agreement and such breach or default is not cured within five days after written notice thereof;

•	by IVAX or us, if our shareholders, at the special meeting of our shareholders called to vote on the merger, vote to not approve the merger or the merger agreement; provided that we may not terminate the merger agreement until five business days after the special meeting;

•	by IVAX, if: (i) our board of directors amends, modifies, revokes or withdraws its recommendation of the merger agreement and the merger in a manner adverse to IVAX or has resolved to do so, (ii) our board of directors recommends to our shareholders a competing transaction or taken a neutral position or no position with respect to a competing transaction or has resolved to do so, (iii) our board of directors fails to reaffirm publicly and unconditionally its recommendation to our shareholders of the merger within three days after IVAX’ request to do so, or (iv) the special meeting of our shareholders to vote on the merger has not been held by September 26, 2003 (unless (a) we have materially complied with all of our obligations under the merger agreement and the special meeting of our shareholders has not been held by such date because of delays caused by IVAX or (b) through no fault of ours) or has been cancelled (provided, however, that if the SEC notifies us or IVAX of its intention to review or monitor this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or to review any Exchange Act filing incorporated by reference into such registration statement, then such date shall be automatically extended to November 12, 2003); or

•	by us, if our board of directors, after consultation with outside legal counsel and independent financial advisors, determines that the failure to so terminate as a result of a competing transaction would be inconsistent with our board of directors’ duties to our shareholders under applicable law, in good faith have withdrawn, revoked, modified or amended its recommendation of the approval of the merger agreement and the merger in a manner adverse to IVAX; provided, however, that we may not terminate the merger agreement until five business days have elapsed following the delivery to IVAX of: (i) written notice of such determination (which written notice shall inform IVAX of the material terms and conditions of the competing transaction) and (ii) the termination fee and expenses.

Fees and Expenses; Termination Fee

      Subject to the conditions described below, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

      We have agreed to pay IVAX a termination fee of $150,000 and IVAX’ reasonable out-of-pocket expenses not to exceed $150,000 if:

•	IVAX terminates the merger agreement because we have breached or defaulted under any of our representations, warranties, covenants or agreements in the merger agreement;

•	IVAX terminates the merger agreement because (i) our board of directors amends, modifies, revokes or withdraws its recommendation of the merger agreement or the merger in a manner adverse to IVAX or has resolved to do so, (ii) our board of directors has recommended to our shareholders a competing transaction or taken a neutral position or no position with respect to a competing transaction or has resolved to do so, (iii) our board of directors fails to reaffirm publicly and unconditionally its recommendation to our shareholders of the merger within three days after IVAX’ request to do so, or (iv) the special meeting of our shareholders called to vote on the merger has not been held by September 26, 2003 (unless (a) we have materially complied with all of our obligations under the merger agreement and the special meeting has not been held by such date as a result of delays caused by IVAX or (b) through no fault of ours) or has been cancelled (provided, however, that if the SEC notifies us or IVAX of its intention to review or monitor this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or to review any Exchange Act filing incorporated by reference into such registration statement, then such date shall be automatically extended to November 12, 2003); or

•	we terminate the merger agreement, because our board of directors, after consulting outside legal counsel and independent financial advisors, determines that the failure to do so as a result of a competing transaction would be inconsistent with our board of directors’ duties to our shareholders under applicable law and has withdrawn, revoked, modified or amended its recommendation of the approval of the merger agreement and the merger in a manner adverse to IVAX.

      We have also agreed to pay IVAX (i) a termination fee of $150,000 and IVAX’ reasonable out-of-pocket expenses not to exceed $150,000 if at or before the special meeting of our shareholders called to vote on the merger a competing transaction has been proposed, announced or become publicly known, or (ii) IVAX’ reasonable out-of-pocket expenses not to exceed $150,000 if at or before the special meeting a competing transaction has not been proposed, announced or become publicly known, and:

•	We terminate the merger agreement because the effective time of the merger has not occurred on or before October 10, 2003, or such later date as the parties mutually agree; provided that if the SEC notifies us or IVAX of its intention to review or monitor this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or to review any filing of IVAX under the Exchange Act, incorporated by reference into such registration statement, then such date is automatically extended to November 26, 2003; provided further that the right to terminate the merger agreement is not be available to any party whose failure to fulfill any of its obligations under the merger agreement shall have caused, or resulted in, the failure of the effective time of the merger to occur on or before such date; or

•	IVAX terminates the merger agreement because our shareholders voted at the special meeting of our shareholders called to vote on the merger and such vote was not sufficient to approve the merger or the merger agreement.

SPECIAL MEETING OF ATP SHAREHOLDERS

Time, Date and Place

      The special meeting will be held on Tuesday, September 23, 2003, at 10:00 a.m., local time, at the Hilton Hotel-San Antonio Airport, located at 611 N.W. Loop IH-410, San Antonio, Texas, to consider and vote upon the proposal to adopt the merger agreement and approve the merger.

Purpose of the Special Meeting

      The special meeting will be held for the following purposes:

1. To consider and take action regarding the approval of the merger according to the terms of the merger agreement, pursuant to which we will merge with a newly formed, wholly-owned subsidiary of IVAX.

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      We are not aware of any other business to come before the special meeting.

      Our board of directors unanimously:

•	approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement,

•	declared that it is in the best interests of our shareholders that we enter into the merger agreement and complete the merger on terms and conditions in the merger agreement and

•	recommended that you vote “FOR” the approval of the merger agreement.

Record Date and Voting Power

      You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 13, 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 8,222,136 shares of our common stock entitled to be voted at the special meeting.

Method of Voting of Shares Held in Your Name

      If your shares are registered directly in your name, then (i) you may come to the special meeting and cast your vote in person or (ii) you may vote by completing, signing and returning the enclosed proxy card. If you return the enclosed proxy card, then the persons named on the proxy card will vote your shares in the manner you indicate.

Method of Voting of Shares Held in Street Name

      If your shares are held in “street name,” then your broker, bank or other nominee will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. If you do not provide instructions to your broker, bank or other nominee, then (i) your shares will not be voted, which will have the effect of a vote against the merger or (ii) you may attend the special meeting and vote your shares after you obtain a special proxy, executed in your favor, from your broker, bank or other nominee who is the holder of record.

Required Vote

      The adoption of the merger agreement and approval of the merger requires the affirmative vote of in excess of 50% of the outstanding shares of our common stock at the close of business on the record date.

Share Ownership

      At the close of business on the record date, we had outstanding and entitled to vote 8,222,136 shares of our common stock and approximately 559 holders of shares of our common stock.

Share Ownership of ATP’s Directors and Executive Officers

      As of the record date, our directors and executive officers held or otherwise controlled approximately 27% of the shares entitled to vote at the special meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table shows the beneficial ownership of our common stock as of June 30, 2003 by (1) each person we know who beneficially owns more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) our chief executive officer and (4) all our directors and executive officers as a group.

Name	Number of Shares*	Percent of Class

Brenda Ray(1)	1,397,464	17.0%
12544 Judson Road
San Antonio, TX 78233
James E. Turner(3)	400,221	4.9%
307 Wayside Drive
San Antonio, TX 78213
J. H. Uptmore(2)	196,921	2.4%
P.O. Box 29389
San Antonio, TX 78229
David A. Monroe	47,229	0.6%
7800 I.H. 10 W
San Antonio, TX 78230
J.W. Linehan	90,000	1.1%
16607 Blanco Road, Suite 703
San Antonio, TX 78232
Officers and Directors as a Group (5 persons)	2,231,836	27.1%
Hummingbird Management, LLC(4)	730,700	8.9%
153 East 53rd Street, 55th Floor
New York, NY 10022

*	All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assumes that shares of common stock those persons may acquire within 60 days are outstanding, unless otherwise indicated.

(1)	Includes 420,104 shares of our common stock owned by the Jon Philip Ray Family Trust of which Brenda Ray is a beneficiary.

(2)	Includes 46,921 shares of our common stock owned by J.H. Uptmore & Associates, Inc., of which Mr. Uptmore is President and Chairman of the Board.

(3)	Does not include shares under outstanding stock options.

(4)	Hummingbird Management, LLC acts as investment manager to the Hummingbird Value Fund, L.P. and to the Hummingbird Microcap Value Fund, L.P., which are the holders of the 730,000 shares held in respective amounts unknown to us.

      In the merger, the outstanding shares of our common stock held by each of the individuals and entities named in the chart above will be converted into the right to receive an aggregate number of shares of the common stock of IVAX determined by multiplying the number of shares of our common stock owned by such individuals and entities by $0.54 and dividing the result by the average closing price of a share of IVAX common stock on the American Stock Exchange for the 45 business days immediately preceding the day before the effective time of the Merger. The number of shares of IVAX common stock received will be reduced if, at the closing of the merger, we have less than $1,900,000 in cash, investments and verified collectible accounts receivable net of accounts payable. After giving effect to the merger, none of the individuals or entities, individually or in the aggregate, will hold one percent or more of the outstanding shares of IVAX common stock.

COMPARISON OF RIGHTS OF

SHAREHOLDERS OF IVAX AND ATP

      IVAX is incorporated under the laws of the State of Florida and ATP is incorporated under the laws of the State of Texas. If the merger is completed, ATP shareholders, whose rights are currently governed by the Texas Business Corporation Act (“TBCA”), the articles of incorporation of ATP, as amended, and the bylaws of ATP, will become holders of IVAX common stock, and their rights as such will be governed by the Florida Business Corporation Act (“FBCA”), IVAX’ articles of incorporation, as amended, and IVAX’ bylaws, as amended. The material differences between the rights of holders of ATP shares and the rights of holders of IVAX shares, resulting from the differences in their governing documents and applicable state corporate law, are summarized below.

      The following summary does not purport to be a complete statement of the rights of holders of IVAX shares under the applicable provisions of Florida law, IVAX’ articles of incorporation, as amended, and IVAX’ bylaws, as amended, or the rights of holders of ATP shares under the applicable provisions of Texas law, ATP’s articles of incorporation, as amended, and ATP’s bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the ATP articles of incorporation, the ATP bylaws, the IVAX articles of incorporation and the IVAX bylaws are incorporated by reference herein and will be sent to holders of ATP common stock upon request. For information as to how to get the full text of each document, see “Where You Can Find More Information” beginning on page 55.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE RIGHTS

OF IVAX SHAREHOLDERS AND THE RIGHTS OF ATP SHAREHOLDERS

	ATP	IVAX
	Shareholder Rights	Shareholder Rights

AUTHORIZED CAPITAL STOCK:	The total authorized capital stock of ATP consists of 30,500,000 shares, divided into one class of 30,000,000 shares of common stock, par value $0.01 per share, of which 8,222,136 were outstanding at the close of business on August 8, 2003, and one class of 500,000 shares of preferred stock, par value $100.00 per share, of which none were outstanding at the close of business on August 8, 2003.	The authorized capital stock of IVAX consists of 437,500,000 shares of common stock, par value $0.10 per share, of which 195,664,949 were outstanding at the close of business on August 8, 2003.
VOTING RIGHTS:	The holders of ATP common stock are entitled to one vote per share of common stock.	The holders of IVAX common stock are entitled to one vote per share of common stock.
DIVIDENDS:	Under Article 2.38 of the TBCA, ATP may, subject to limitations in its articles of incorporation and bylaws, make distributions to its shareholders out of its surplus, unless the distribution exceeds the surplus of ATP or would render ATP insolvent.	Under Section 607.06401 of the FBCA, IVAX may, subject to limitations in its articles of incorporation and bylaws, make distributions to its shareholders unless, after giving effect to such distributions, IVAX would not be able to pay its debts as they become due in the usual course

	ATP	IVAX
	Shareholder Rights	Shareholder Rights

of business, or IVAX’ total assets would be less than the sum of its total liabilities plus the amount that would be needed, if IVAX were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
NUMBER OF DIRECTORS:	In accordance with Article 2.32 of the TBCA, ATP’s bylaws provide that the number of directors shall be as fixed in the articles of incorporation, and thereafter, the number of directors may be increased or decreased from time to time by resolution of the board of directors or by the shareholders at an annual or special meeting. The ATP board of directors currently consists of five directors. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified.	In accordance with the FBCA, IVAX’ bylaws provide that the number of directors shall be not less than two, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of all directors. The IVAX board of directors currently consists of eleven directors. Each director holds office until the annual meeting next succeeding his or her election and until his or her successor is elected and qualified.
REMOVAL OF DIRECTORS:	ATP’s directors may be removed, with or without cause, at any special meeting of the shareholders called for such purpose by the vote of the holders of a majority of the outstanding shares of stock of ATP.	IVAX’ directors may be removed, with or without cause, at a meeting of shareholders; provided, that the notice of the meeting states that one of the purposes of the meeting is the removal of the director. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast against removal.
VACANCIES:	Any vacancy occurring on the ATP board of directors, except by reason of removal from office, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and a director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.	Any vacancy occurring on IVAX’ board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the shareholders in the manner provided by Florida law or by the affirmative vote of a majority of remaining directors, though less than a quorum, and any director so chosen holds office until the next election of directors by the shareholders. If there are no remaining directors, then the

	ATP	IVAX
	Shareholder Rights	Shareholder Rights

vacancy is filled by the shareholders.
ANNUAL MEETING:	The annual meeting of ATP’s shareholders may be held on the first Tuesday of April at 10:00 a.m., in San Antonio, Texas, or at such other place and time within or without the State of Texas as is stated in the notice of the meeting or in an executed waiver of notice.	The annual meeting of IVAX’ shareholders is held at the date and time designated by the board of directors.
CALLING A SPECIAL MEETING OF HOLDERS:	Special meetings of ATP’s shareholders may be called by the chairman or the president, and will be called by the secretary upon written request by a majority of the entire board of directors or by the holders of a majority of all shares entitled to vote at such meeting.	Special meetings of IVAX’ shareholders may be called upon the request of the chairman, the board of directors or shareholders holding at least 50% of IVAX’ stock entitled to vote at the meeting. At least 50% of all votes entitled to be cast on any issue to be considered at the proposed special meeting must sign, date and deliver to the secretary of IVAX one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
ACTION BY WRITTEN CONSENT OF THE HOLDERS:	ATP’s shareholders may take any action without a meeting by written consent if a consent, in writing, setting forth the action to be taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	IVAX’ articles of incorporation and bylaws do not permit shareholder action without a meeting.
AMENDMENT OF CHARTER:	ATP’s articles of incorporation provide that the articles of incorporation may be amended by a majority vote of the outstanding shares of ATP.	Amendments to IVAX’ articles of incorporation are governed by the FBCA, which generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote on the amendment.
AMENDMENT OF BYLAWS:	ATP’s bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of directors present at such meeting, or at a meeting of the shareholders at which quorum is present, by the affirmative vote of a majority of the shares present and entitled to vote at the	IVAX’ bylaws provide that the bylaws may be altered, amended or repealed, and new bylaws adopted by the board of directors or the shareholders of IVAX.

	ATP	IVAX
	Shareholder Rights	Shareholder Rights

meeting; provided, that notice of the proposed amendment is contained in the notice of any such meeting.
LIMITATION OF PERSONAL LIABILITY OF DIRECTORS:	Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, unless specifically outside the scope of protection, a corporation’s charter may eliminate all monetary liability of directors to the corporation or its shareholders for conduct in the performance of a director’s duties. Texas law does not permit any limitation of liability of a director for: (1) a breach of the director’s duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition to the foregoing, under Article 2.41 of the TBCA, a director will not be shielded from personal liability for an act related to an unlawful stock repurchase or payment of a dividend.

	ATP’s articles of incorporation provide for the limitation of the personal liability of its directors to the fullest extent permitted by law.	Under FBCA Section 607.0831, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as director and such breach or failure to perform constitutes: (1) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (2) a transaction in which he or she derived improper personal benefit; (3) an unlawful distribution; (4) in a derivative suit, conscious disregard for the best interests of the corporation, or willful misconduct; or (5) in a proceeding other than a derivative suit, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
INDEMNIFICATION OF DIRECTORS AND OFFICERS:	Under Article 2.02-1 of the TBCA, a corporation can provide indemnification or advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually	Under FBCA Section 607.0850, a corporation has the power to indemnify directors and officers (1) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation; and (2) with

	ATP	IVAX
	Shareholder Rights	Shareholder Rights

incurred by a person in connection with a proceeding if a court determines (1) that the person conducted himself or herself in good faith; (2) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the company’s best interest; (3) in all other cases, that his or her conduct was not opposed to the company’s best interest; and (4) in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

ATP’s bylaws grant ATP the power to indemnify its directors, officers, agents and other persons to the full extent permitted by law.	respect to any criminal proceeding where they had no reasonable cause to believe that their conduct was unlawful.

In addition, FBCA Section 607.0850 provides that a corporation may advance to a director or officer reasonable expenses incurred in defending any action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification.

IVAX’s bylaws provide for indemnification of its directors and officers to the full extent permitted by law.
BUSINESS COMBINATIONS:	As permitted by the TBCA, ATP’s articles of incorporation provide that a majority of the outstanding shares of ATP common stock are required to approve a merger, share exchange, conversion or sale of all or substantially all of the assets or a dissolution of ATP.	Under Section 607.0901 of the FBCA, certain transactions, including, without limitation, a merger, consolidation, certain sales of assets, certain sales of shares, a liquidation or a dissolution, involving a corporation and 10% shareholder (an interested shareholder) generally must be approved by two-thirds of the outstanding shares other than those shares owned by the interested shareholder. These requirements do not apply if: (1) the business combination has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the business combination; (3) the 10% shareholder has been the beneficial owner of at least 80% of the outstanding shares for at least five years before the announcement date; (4) the interested shareholder is the owner of at least 90% of the voting shares, excluding any acquired through a transaction not approved by a majority of the

	ATP	IVAX
	Shareholder Rights	Shareholder Rights

disinterested directors; or (5) the consideration paid to the holders of acquired shares is at least equal to certain fair price criteria. Although IVAX may opt out of these provisions under certain circumstances, it has not done so.
SHAREHOLDER RIGHTS AGREEMENT:	ATP does not have any shareholder rights agreements.	On December 29, 1997, IVAX adopted a Rights Agreement, which has certain anti-takeover effects. The rights granted under the Rights Agreement will cause substantial dilution to a person or group who attempts to acquire IVAX on terms not approved by the IVAX board of directors. The rights should not interfere with any merger or other business combination approved by the board of directors as they may be redeemed by IVAX at $.01 per right after a person or group has obtained beneficial ownership of 15% or more of the voting stock.

WHERE YOU CAN FIND MORE INFORMATION

      ATP and IVAX each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that ATP or IVAX files at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. ATP’s and IVAX filings with the SEC are also available to the public on the internet site maintained by the SEC at “www.sec.gov.”

      IVAX has filed with the SEC a registration statement on Form S-4 to register the IVAX common stock to be issued to holders of our common stock under the merger agreement. This proxy statement/prospectus constitutes IVAX prospectus and our proxy statement and is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC. Copies of the registration statement, including exhibits, may be obtained from the SEC as described above.

      The SEC permits ATP and IVAX to “incorporate by reference” information into this proxy statement/prospectus, which means that ATP and IVAX can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus. Information in this proxy statement/prospectus updates and, in some cases, supersedes information incorporated by reference from documents that ATP or IVAX has filed with the SEC prior to the date of this proxy statement/prospectus, while information that IVAX files later with the SEC will automatically update and, in some cases, supersede the information in this proxy statement/prospectus.

      The following documents filed with the SEC by IVAX are incorporated by reference into this proxy statement/prospectus:

•	IVAX’ Annual Report on Form 10-K for its fiscal year ended December 31, 2002;

•	IVAX’ Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003;

•	IVAX’ Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003;

•	the description of IVAX common stock contained in Registration Statement on Form 8-B, filed with the SEC on July 28, 1993, and any amendment or report filed for the purpose of updating such description;

•	the description of IVAX’ common stock purchase rights contained in a Current Report on Form 8-K, filed with the SEC on December 31, 1997, and any amendment or report filed for the purpose of updating such description; and

•	all documents filed by IVAX’ pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into, and deemed a part of, this proxy statement/prospectus from the date of filing of those documents.

      The following documents filed with the SEC by ATP are incorporated by reference into this proxy statement/prospectus:

•	ATP’s Annual Report on Form 10-K for its fiscal year ended September 30, 2002;

•	ATP’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2002;

•	ATP’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003;

•	ATP’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003; and

•	ATP’s Current Report on Form 8-K dated June 13, 2003.

EXPERTS

      The consolidated financial statements of IVAX at December 31, 2002, and for the year then ended, incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of IVAX as of December 31, 2001 and for the two years in the period then ended appearing in IVAX’ 2002 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

      The financial statements of ATP as of September 30, 2002 and for the year then ended appearing in ATP’s 2002 Annual Report on Form 10-K have been audited by The Hanke Group, P.C., as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of ATP as of September 30, 2001 and for the two years in the period then ended appearing in ATP’s 2002 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

LEGAL MATTERS

      The validity of the IVAX common stock issuable in connection with the merger will be passed upon for IVAX by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. Matthews and Branscomb, a Professional Law Corporation, will pass upon federal income tax consequences of the merger for ATP.

EXPENSES RELATED TO THIS PROXY SOLICITATION

      We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers and directors may solicit proxies by telephone or personal call without extra compensation for that activity. In addition, we have engaged Regan & Associates, Inc. to assist us in soliciting proxies. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners. We estimate these expenses to be approximately $14,500 in total.

OTHER MATTERS

      Our Board of Directors does not intend to bring any other matters before the special meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

J.W. Linehan
Corporate Secretary

San Antonio, Texas

August 14, 2003

ANNEX A

MERGER AGREEMENT

by and between
IVAX CORPORATION,
ATP MERGER SUB, INC.
and
ADVANCED TOBACCO PRODUCTS, INC.
d/b/a
ADVANCED THERAPEUTIC PRODUCTS, INC.
May 27, 2003,
as amended on July 15, 2003 and August 6, 2003,
as to Sections 9.1(b) and 9.1(f) hereof

MERGER AGREEMENT

      THIS MERGER AGREEMENT (the “Agreement”) is entered into as of the 27th day of May, 2003, by and among IVAX CORPORATION, a Florida corporation (“IVAX”), ATP MERGER SUB, INC., a Florida corporation and a wholly-owned subsidiary of IVAX (“Merger Sub”), and ADVANCED TOBACCO PRODUCTS, INC. d/b/a ADVANCED THERAPEUTIC PRODUCTS, INC., a Texas corporation (“ATP”).

WITNESSETH

      WHEREAS, upon the terms and subject to the conditions contained herein and in accordance with applicable law, the parties desire that ATP be acquired by IVAX through the merger of Merger Sub with and into ATP (the “Merger”), as a result of which, among other things, IVAX will issue to the holders (the “ATP Stockholders”) of shares of common stock, par value $0.01 per share, of ATP (the “ATP Common Stock”), shares of common stock, par value $0.10 per share, of IVAX (the “IVAX Common Stock”);

      WHEREAS, the Boards of Directors of IVAX and ATP have each determined that it is in the best interests of their respective stockholders for IVAX to acquire ATP in the Merger and have each adopted a resolution approving this Agreement and the transactions contemplated hereby; and

      NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of setting forth the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

      1.1     Merger. Upon the terms and subject to the conditions of this Agreement, including, without limitation, the fulfillment or waiver by the applicable parties to this Agreement of all conditions precedent to the consummation of the transactions contemplated by this Agreement, Merger Sub shall be merged with and into ATP upon the filing of Articles of Merger with the Secretary of State of the State of Florida in accordance with Section 607.1105 of the Florida Business Corporation Act (the “Florida Act”) and with the Secretary of State of the State of Texas in accordance with Article 5.04 of the Texas Business Corporation Act (the “Texas Act”) (the later of the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Texas, being hereinafter referred to as the “Effective Time”). The separate corporate existence of Merger Sub shall thereupon cease and ATP shall be the surviving corporation of the Merger (the “Surviving Corporation”), and the separate corporate existence of ATP shall continue unaffected and unimpaired by the Merger except as otherwise provided for herein.

      1.2     Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, as amended and restated in form and substance acceptable to IVAX as set forth in the Articles of Merger to be filed with the Secretary of State of the State of Texas in accordance with Article 5.04 of the Texas Act.

      1.3     Bylaws of Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended.

      1.4     Officers and Directors of Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation and the directors of Merger Sub shall, after the Effective Time, be the directors of the Surviving Corporation, in each case, until their respective successors are duly appointed or elected and qualified, or until their earlier death, resignation or removal.

      1.5     Closing. The consummation of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Museum Tower, Suite 2200, 150 West Flagler Street, Miami, Florida 33130, at such time and on such date as the parties shall agree in accordance with the provisions hereof (the date of the Closing, hereinafter referred to as the “Closing Date”). At Closing, each party shall deliver to the other party the respective certificates and other instruments described in Articles VII and VIII.

ARTICLE II

CONVERSION OF SECURITIES

      2.1     Conversion of Securities.

      (a) Merger Consideration. At the Effective Time, subject to Sections 2.1(b) and 2.1(c), the shares of ATP Common Stock which, immediately prior to the Effective Time, are issued and outstanding (other than Dissenting Shares (as hereinafter defined)), shall be converted without any action on the part of the holders thereof into and be exchangeable for an aggregate number of shares of IVAX Common Stock (the “Exchange Shares”) equal to the product of: (i) fifty-four cents ($0.54) and (ii) a fraction, the numerator of which shall be equal to the difference of (X) eight million two hundred ninety-two thousand one hundred thirty-six (8,292,136) minus (Y) the number of Dissenting Shares and the denominator of which shall be the average closing price of a share of IVAX Common Stock on the American Stock Exchange for the forty-five (45) business days immediately preceding the day before the Effective Time (the “Average Effective Time Per Share Price”).

      (b) Merger Consideration Adjustment. Two (2) business days prior to the Closing Date (the “Pre-Closing Balance Sheet Date”), ATP will prepare and deliver to IVAX a pre-closing balance sheet (“Pre-Closing Balance Sheet”) of ATP as of a date no more than five (5) business days prior to the Pre-Closing Balance Sheet Date, in accordance with United States generally accepted accounting principles (“GAAP”) and compiled by ATP’s regular independent certified public accountants, showing on its face, among other things, the amount of cash, verified collectible accounts receivable (including amounts not yet received from the Pharmacia-related entities under the Pharmacia Contracts (as hereinafter defined) but which are verified by the best estimate of the Pharmacia-related entities)) (net of accounts payable) and/or investments (valued at the lesser of their market value or face value) of ATP as of such date (collectively, the “Pre-Closing Date Cash”). Additionally, the Pre-Closing Date Cash shall be calculated assuming all Merger-related expenses of ATP shall have been paid, including, without limitation, all termination, expiration and other related fees and payments under any contracts, agreements, arrangements or understandings to which ATP is a party or bound or to which ATP’s properties or assets are subject. Set forth on Schedule 2.1(b) is a preliminary pro forma of the Pre-Closing Date Cash as of the date hereof. Notwithstanding anything to the contrary contained herein, if the Pre-Closing Date Cash, as set forth in the Pre-Closing Balance Sheet, is less than one million nine hundred thousand dollars ($1,900,000) (the amount of such deficiency, the “Cash Deficiency”), then the number of Exchange Shares shall instead be equal to the difference of: (i)(A) fifty-four cents ($0.54) multiplied by (B) a fraction, the numerator of which shall be equal to the difference of (X) eight million two hundred ninety-two thousand one hundred thirty-six (8,292,136) minus (Y) the number of Dissenting Shares and the denominator of which shall be the Average Effective Time Per Share Price, minus (ii) the quotient of (Y) the Cash Deficiency divided by (Z) the Average Effective Time Per Share Price.

      (c) ATP Stock Options. The options to purchase shares of ATP Common Stock (the “ATP Stock Options”) which, prior to the Effective Time, are outstanding and unexercised, shall be exercised or cancelled immediately prior to the Effective Time. Notwithstanding anything to the contrary contained herein, for purposes of calculating the number of shares of ATP Common Stock issued and outstanding immediately prior to the Effective Time in order to determine the number of Exchange Shares to be issued in the Merger pursuant to Sections 2.1(a) and 2.1(b), in no event shall the number of shares of ATP Common Stock issued and outstanding immediately prior to the Effective Time exceed eight million two hundred ninety-two thousand one hundred thirty-six (8,292,136) shares, including shares of ATP

Common Stock attributable to ATP Stock Options which have been exercised immediately prior to the Effective Time.

      (d) Conversion of Merger Sub Common Stock. At the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), which, immediately prior to the Effective Time, is issued and outstanding shall be converted without any action on the part of the holder thereof into and be exchangeable for one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (e) Dissenting Shares. The holder of any share of ATP Common Stock for which the holder thereof will, immediately after the Effective Time, be entitled to seek appraisal rights under Texas law shall not be exchanged for any Exchange Shares, but shall instead be cancelled effective as of the Effective Time and thereafter the holder thereof shall only have the rights, subject to all conditions and limitations, provided for by applicable law.

      2.2     Exchange of ATP Common Stock.

      (a) Exchange Agent. Prior to or upon the Effective Time, IVAX will instruct its exchange agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than ten (10) business days after the exchange agent receives an electronic copy of ATP’s stock records as of the Effective Time, suitable for the exchange agent’s use, from ATP’s transfer agent, to each holder of record of certificates of ATP Common Stock who has not previously surrendered his or her certificates of ATP Common Stock: (i) a letter of transmittal reasonably acceptable to ATP (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates of ATP Common Stock shall pass, only upon proper delivery of the certificates of ATP Common Stock to the exchange agent and shall be in such form and have such other provisions as to which IVAX and ATP may agree) and (ii) instructions reasonably acceptable to ATP for use in effecting the surrender of the certificates of ATP Common Stock in exchange for certificates of IVAX Common Stock in accordance with this Section 2.2 (collectively, the “Letter of Transmittal”).

      (b) Certificates Representing ATP Common Stock. As soon as practicable after the Effective Time, each holder of shares of ATP Common Stock, which, immediately prior to the Effective Time, were issued and outstanding (other than Dissenting Shares), shall surrender to the exchange agent in accordance with the instructions set forth in the Letter of Transmittal any certificates, which, immediately prior to the Effective Time, shall have represented any shares of ATP Common Stock then issued and outstanding and a duly and validly executed Letter of Transmittal. Upon receipt of such surrendered share certificates together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, subject to Sections 2.1(a), 2.1(b) and 2.1(c), IVAX shall cause to be issued and the exchange agent shall exchange therefor certificates for shares of IVAX Common Stock representing such shareholder’s pro rata portion of the Exchange Shares.

      (c) Issuance Other Than to Record Owner. If any certificate representing shares of IVAX Common Stock is to be paid or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to IVAX any transfer or other taxes required by reason of the issuance of a certificate representing shares of IVAX Common Stock in any name other than that of the registered holder of the certificate surrendered.

      (d) Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of IVAX Common Stock shall be issued in exchange for certificates representing shares of ATP Common Stock, no dividend or distribution with respect to IVAX Common Stock shall be payable on or with respect to any fractional share, such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of IVAX with respect thereto. In lieu of the issuance of any such fractional share, IVAX shall pay as soon as practical after the Effective Time to each former holder of ATP Common Stock who otherwise would be entitled to receive a fractional share of IVAX Common Stock, an amount in cash determined by multiplying (i) the Average Effective Time Per Share Price by (ii) the fraction of a share of IVAX Common Stock which such holder would otherwise be entitled to receive pursuant to this Article II. No interest will be paid on the cash which the holders of such fractional shares shall be entitled to receive upon such delivery.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IVAX AND MERGER SUB

      IVAX and Merger Sub represent and warrant to ATP as follows:

      3.1     Organization and Good Active Status. IVAX is a corporation duly organized and validly existing under the laws of the State of Florida and whose status is active. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Florida and whose status is active. Each of IVAX and Merger Sub has all necessary corporate power to execute and deliver this Agreement and to own its respective properties and assets and to carry on its respective businesses as presently conducted. IVAX and Merger Sub are qualified to do business in each jurisdiction in which the failure to so qualify could have a material adverse effect on IVAX or Merger Sub.

      3.2     Authorization and No Violation. The execution and delivery of this Agreement by IVAX and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of IVAX and Merger Sub. Subject to the terms and conditions of this Agreement, this Agreement constitutes the legal, valid and binding obligations of IVAX and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (a) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by IVAX and Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by IVAX or Merger Sub with any of the provisions of this Agreement, will (x) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance (each, a “Lien”) upon any of the properties or assets of IVAX or Merger Sub under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of IVAX or Merger Sub or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IVAX or Merger Sub is a party or by which IVAX or Merger Sub may be bound, or to which IVAX or Merger Sub or their respective properties or assets may be subject or (y) violate any judgment, ruling, order, writ, injunction, decree (each, an “Order”) or federal, foreign, state or local statute, rule, regulation, ordinance or directive (each, a “Law”) applicable to IVAX or Merger Sub or any of their respective properties or assets.

      3.3     Governmental Consents. The execution and delivery of this Agreement by IVAX and Merger Sub does not, and the performance by IVAX and Merger Sub of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by IVAX with or notification by IVAX to, any governmental or regulatory agency or authority, except to the Securities and Exchange Commission (the “SEC”) and the American Stock Exchange and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by IVAX or Merger Sub of its respective obligations under this Agreement.

      3.4     Capitalization. All of the issued and outstanding shares of IVAX Common Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of IVAX Common Stock has been issued, and no previously outstanding securities of IVAX have been issued, in violation of any preemptive rights. The shares of IVAX Common Stock to be issued pursuant to the Merger and, upon issuance thereof, shall be validly authorized and issued, fully paid and non-assessable.

      3.5     IVAX SEC Reports. IVAX has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as such documents may have been amended since the time of their filing, collectively, the “IVAX SEC Reports”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the IVAX SEC Reports, including, without limitation, any financial statements, exhibits or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at the time of such filing. There are no amendments or modifications to agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by IVAX. To the knowledge of IVAX, (x) there exist no outstanding SEC comments with respect to any of the IVAX SEC Reports and (y) there are no SEC inquiries or investigations or other inquiries or investigations by any governmental or regulatory agency pending or threatened, in each case regarding any accounting policy of IVAX.

      3.6     Board Approval. The Board of Directors of IVAX and the Merger Sub have determined that it is in the best interests of the shareholders of IVAX for IVAX to acquire ATP in the Merger and has adopted a resolution approving this Agreement and the transactions contemplated hereby.

      3.7     Merger Sub. Merger Sub has no material liabilities or other obligations other than those incurred or entered into in connection with this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Merger Sub Common Stock. As of the date hereof, one hundred (100) shares of Merger Sub Common Stock are issued and outstanding. All issued and outstanding shares of Merger Sub Common Stock are owned by IVAX.

      3.8     Full Disclosure. No representation or warranty of IVAX or Merger Sub contained in this Agreement, and none of the statements or information concerning IVAX or Merger Sub contained in this Agreement or the exhibits or the schedules hereto, contains any untrue statement of a material fact nor do such representations, warranties or statements taken as a whole omit a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ATP

      ATP represents and warrants to IVAX and Merger Sub as follows:

      4.1     Organization and Good Standing. ATP is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. ATP has all necessary corporate power to execute and deliver this Agreement and to own its properties and assets and to carry on its business as presently conducted. ATP is not qualified to, and does not, conduct business in any jurisdiction other than the State of Texas.

      4.2     Authorization and No Violation. The execution and delivery of this Agreement by ATP and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ATP (other than the approval by the ATP Stockholders of this Agreement and the Merger, which approval shall have been obtained prior to the Effective Time). Subject to the terms and conditions of this Agreement, this Agreement constitutes the legal, valid and binding obligations of ATP, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by ATP, nor the consummation of the transactions contemplated hereby, nor the compliance by ATP with any of the provisions of this Agreement, will (x) except as set forth on Schedule 4.2 hereto, violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of ATP under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of ATP or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ATP is a party or by which ATP may be bound, or to which ATP or its properties or assets may be subject or (y) violate any Order or Law applicable to ATP or any of its properties or assets.

      4.3     Governmental Consents. The execution and delivery of this Agreement by ATP does not, and the performance by ATP of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by ATP with or notification by ATP to, any governmental or regulatory agency or authority, except to the SEC and the OTC Bulletin Board and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by ATP of its respective obligations under this Agreement.

      4.4     Capitalization.

      (a) ATP’s authorized capital stock consists solely of thirty million (30,000,000) shares of ATP Common Stock and five hundred thousand (500,000) shares of preferred stock, par value $100.00 per share (the “ATP Preferred Stock”). As of the date hereof, eight million two hundred twenty-two thousand one hundred thirty-six (8,222,136) shares of ATP Common Stock and no shares of ATP Preferred Stock are issued and outstanding. J.W. Linehan, James E. Turner, J.H. Uptmore, Brenda Ray and David A. Monroe (the “Major ATP Stockholders”) own or control in the aggregate two million two hundred thirty-one thousand eight hundred thirty-six (2,231,836) shares of ATP Common Stock.

      (b) All of the issued and outstanding shares of ATP Common Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of ATP Common Stock has been issued, and no previously outstanding securities of ATP have been issued, in violation of any preemptive rights. The ATP Common Stock and the ATP Stock Options listed on Schedule 4.4(b) are the only outstanding securities of ATP. As of the date hereof, seventy thousand (70,000) ATP Stock Options are issued and unexercised. A list of the ATP Stock Options and the holders thereof as of the date hereof is set forth on Schedule 4.4(b) hereto. Except for the ATP Stock Options listed on Schedule 4.4(b) hereto, there are no outstanding or existing securities or agreements, commitments or obligations relating to or having rights for the issuance of, or the conversion or exchange into, shares of any class of capital stock or other equity securities of ATP, including, without limitation, ATP Stock Options. None of the ATP Stock Options were issued in violation of applicable securities law. ATP is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of ATP Common Stock or which restrict the transfer of such shares to which ATP is a party, nor does ATP have knowledge of any such agreements or understandings to which ATP is not a party (other than the Voting Agreement (as defined in Section 4.28)).

      4.5     Subsidiaries. Except as set forth on Schedule 4.5 hereto, ATP does not have any subsidiaries or investments or equity interests in any entity and is not a partner in any general partnership or a venturer in any joint venture.

      4.6     ATP SEC Reports. ATP has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (as such documents may have been amended since the time of their filing, collectively, the “ATP SEC Reports”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the ATP SEC Reports, including, without limitation, any financial statements, exhibits or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at the time of such filing. Except as set forth in Schedule 4.6 hereto, there are no amendments or modifications to agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by ATP. To the knowledge of ATP, (x) there exist no outstanding SEC comments with respect to any of the ATP SEC Reports and (y) there are no SEC inquiries or investigations, other inquiries or investigations by any governmental or regulatory agency or internal inquiries or investigations pending or threatened, in each case regarding any accounting policy of ATP.

      4.7     Broker’s and Finder’s Fees. Except as set forth on Schedule 4.7 hereto, ATP has not, directly or indirectly, incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement and no broker or finder has acted, directly or indirectly, on behalf of ATP in connection with this Agreement or the transactions contemplated hereby.

      4.8     Governmental Reports. ATP has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with all governmental or regulatory agencies or authorities regarding which the failure to file could have a material adverse effect on ATP. As of their respective dates, all such reports, registrations and statements (and amendments thereto) were complete and accurate in all material respects and complied in all material respects with all Laws enforced or promulgated by the governmental or regulatory agencies or authorities with which they were filed including, but not limited to, any state or federal securities laws.

      4.9     ATP Financial Statements. ATP (a) has delivered to IVAX (i) ATP’s audited balance sheets and the related statements of operations, stockholders’ equity and cash flows as of and for the fiscal years ended September 30, 2000, 2001 and 2002 (including any notes thereto) together with reports thereon of ATP’s certified public accountants and (ii) ATP’s unaudited balance sheets and the related statements of operations, stockholders’ equity, and cash flows as of and for the three months ended December 31, 2001 and 2002 (including any notes thereto) and the six months ended March 31, 2002 and 2003 (including any notes thereto) and (b) will deliver to IVAX any further monthly or quarterly statements prepared by or for ATP as soon as such statements become available (the financial statements referred to in clauses (a) and (b) being referred to herein, collectively, as the “ATP Financial Statements”). All ATP Financial Statements and the Pre-Closing Balance Sheet have been or will be prepared in conformity with GAAP (except for (a) changes, if any, required by GAAP and disclosed therein and (b) the unaudited ATP Financial Statements do not include notes thereto), and the statements of operations present, or will present, fairly the results of operations for the respective periods covered and the balance sheets present, or will present, fairly the financial condition of ATP as of their respective dates except for ATP’s interim ATP Financial Statements which are or will be subject to normal year-end non-material adjustments. At the dates of such balance sheets, there were no material liabilities or material obligations of ATP (actual, contingent, accrued or otherwise) that were not reflected in such ATP Financial Statements. There is no basis for the assertion against ATP of any such liability or obligation or of any circumstance, condition, event or arrangement that may hereafter give rise to any such liabilities or obligations of ATP, except in the ordinary course of business. ATP has no indebtedness for borrowed money.

      4.10     Taxes. ATP has previously delivered to IVAX true, correct and complete copies of each return or report (the “Returns”) in respect of any and all taxes, fees, levies, duties, tariffs and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs, and similar charges (collectively, “Taxes”), filed by ATP for the five (5) fiscal years 1998 through 2002. All Returns and other documents required to be filed with respect to such Returns with respect to ATP have been timely filed, including any extension, with the appropriate taxation authorities in all jurisdictions in which such Returns and documents are required to be filed, all of the foregoing as filed are true, correct and complete and reflect accurately all liability for Taxes of ATP for the periods to which such Returns and documents relate, and all amounts shown as owing thereon have been paid (except for Taxes not yet due and payable with respect to which adequate reserves are reflected on the Pre-Closing Balance Sheet and the March 31, 2003 ATP Financial Statements). All Taxes collectible or payable by ATP or relating to or chargeable against any of its properties, assets, revenues or income through March 31, 2003, were fully collected and paid by such date or provided for by adequate reserves on the face of the ATP Financial Statements and all similar items due through the Effective Time will have been fully paid by that date or provided for by adequate reserves on the face of the ATP Financial Statements. Except as set forth on Schedule 4.10 hereto, no taxation authority has, to the knowledge of ATP, audited the records of ATP or notified ATP of its intention to audit such records. Except as set forth on Schedule 4.10 hereto, no claims or deficiencies have been asserted against ATP with respect to any Taxes or other similar charges or levies which have not been paid or otherwise satisfied, and there exists no reasonable basis for the making of any such claims. ATP has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

      4.11     Contracts. Schedule 4.11 hereto sets forth a true, correct and complete list of all (oral or written) contracts, agreements, understandings, arrangements, commitments and other instruments to which ATP is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all contracts, agreements, understandings, arrangements or commitments with any Pharmacia-related entities or their predecessors or successors (the “Pharmacia Contracts”) and with Duke University-related entities or their predecessors or successors (the “Duke Contracts”) and all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements, understandings, arrangements, documents and instruments, including, without limitation, the Pharmacia Contracts and the Duke Contracts, are hereinafter referred to, collectively, as the “Commitments” and each, individually, as a “Commitment”). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms and is in full force and effect on the date hereof. ATP has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Commitment, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. Except as specifically set forth on Schedule 4.11 hereto and identified thereon as such, no consent of or notice to any third party is required relating to any Commitment as a consequence of this Agreement or the transactions contemplated herein. To ATP’s knowledge, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. To ATP’s knowledge, there are no disputes in connection with any Commitment. There are no Commitments, and there are no previous contracts, agreements, understandings, arrangements, commitments or other instruments, under which ATP or, upon consummation of the Merger, the Surviving Corporation, has or could have any guaranty, indemnity, reimbursement or other similar obligation.

      4.12     Real Properties. ATP does not own or operate any real property.

      4.13     Real Property Leases. ATP is neither a lessee nor lessor of any real property.

      4.14     Personal Property. There is no item of machinery, equipment, furniture, fixtures or other tangible personal property owned or leased by ATP having an original purchase cost or aggregate lease cost to ATP exceeding five thousand dollars ($5,000) (the “Personal Property”).

      4.15     Investigations; Litigation. Except as set forth on Schedule 4.15 hereto, there is, and during the past five (5) years there has been, no investigation to ATP’s knowledge by any governmental or regulatory agency or authority or any action, suit, proceeding or claim by any third party pending or, to the knowledge of ATP, threatened, against or adversely affecting ATP (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the properties, assets or business of ATP. Except as disclosed on Schedule 4.15 hereto (a) neither ATP nor any director, officer, employee or agent of ATP (in their respective capacities as such), is a party to any, and there are no pending or, to the knowledge of ATP, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or to ATP’s knowledge governmental or regulatory investigations of any nature against ATP, or any director, officer, employee or agent of ATP (in their respective capacities as such), or involving any property or assets of ATP and (b) there is no outstanding Order against or affecting ATP or any of its properties, assets, businesses or operations.

      4.16     Insurance. Schedule 4.16 hereto sets forth a true, correct and complete list of all insurance policies of ATP. ATP has in effect insurance coverage with reputable insurers, which, in respect to amounts, types and risks insured, is reasonable and customary for the business in which ATP is engaged. ATP is not in default under any such policy, and no notice of cancellation or termination has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. ATP has not been refused any insurance with respect to any properties, assets or operations, nor has any coverage been limited in any respect to any operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years.

      4.17     Compliance with Laws. ATP has conducted its business in compliance in all material respects with all applicable Laws, and ATP has not received any indication from any governmental or regulatory agency or authority that it is not in compliance therewith. ATP has no and is not required to have any permits, licenses, certificates of authority, orders or approvals in order to permit it to carry on its business as presently conducted.

      4.18     Employee Benefit Plans. Except as set forth on Schedule 4.18 hereto, there are no benefits plans funded, established, sponsored or maintained by ATP (the “Plans”), including, but not limited to, any plan, program, practice, policy or other arrangement, whether or not written, providing pension, profit-sharing, stock option, stock bonus, deferred compensation, supplemental retirement, severance, health care, hospitalization, medical, dental, disability, life insurance, salary continuation or other benefits.

      4.19     Labor Matters. ATP has no employees and, except as set forth on Schedule 4.19 hereto, is not a party to any employment, consulting, non-competition, severance or indemnification contracts, arrangements, agreements, understandings or commitments (the “Employment Agreements”). ATP has previously delivered to IVAX true, correct and complete copies of all of the Employment Agreements. Except as set forth in Schedule 4.19 hereto, the terms of employment or engagement of all employees, officers, directors, consultants, agents and professional advisors are such that their employment or engagement may be terminated upon not more than two (2) weeks notice given at any time without liability for payment of compensation or other fees, payments or damages. ATP has not entered into any contract, arrangement, agreement, understanding or commitment for the management of its business or any part thereof other than pursuant to the Employment Agreements.

      4.20     Environmental Liability. ATP is in compliance in all material respects with all terms and conditions of all Laws relating to pollution or protection of the environment such as Laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial material, into the natural environment, including, without limitation, into ambient air, surface water, ground water, land surface or subsurface strata or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder (the “Environmental Laws”). ATP is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. ATP has provided IVAX with complete copies of all notices with respect to ATP of whatever form (all of which disclosures are listed on Schedule 4.20 hereto) received by any business currently owned and/or operated by ATP within the five (5) years preceding the date of this Agreement or alleging noncompliance with any Environmental Law. With regard to any business currently owned and/or operated by ATP, there are no past, present or known or anticipated future events, conditions, circumstances, or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws, or which may give rise to any common law or other legal liability, including, but not limited to, liability under CERCLA. No business currently owned and/or operated by ATP or any properties, assets or businesses of ATP includes any equipment, machinery, device, or other apparatus that contains (a) polychlorinated biphenyls that is now or ever has been leaking, (b) asbestos that is anticipated to become in friable condition within the next five (5) years, or (c) any underground tank.

      4.21     Absence of Certain Changes. Except as set forth in Schedule 4.21 hereto and except as contemplated by this Agreement, since September 30, 2002, ATP has not (a) entered into any contract, agreement, understanding, arrangement or commitment, whether written or otherwise, with respect to any of the foregoing or entered into or amended any Commitment; or (b) experienced any other event, change or condition of any character whatsoever which has or could have, individually or in the aggregate, a material adverse effect on its condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects.

      4.22     Related Party Transactions. Except as set forth on Schedule 4.22 hereto, neither ATP nor any of its directors, officers, employees, consultants or agents (the “Related Parties”) or any affiliate of any Related Party has an interest in or is, directly or indirectly, a party to any contract, agreement, understanding, arrangement, commitment, license, lease, extension of credit or other relationship (whether or not in writing) pertaining or relating to the properties, assets or businesses or operations of ATP.

      4.23     Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of ATP Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of ATP’s capital stock necessary to approve the Merger and this Agreement.

      4.24     Intellectual Property. Set forth on Schedule 4.24 hereto is a list and brief description of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands, software and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed (as licensor or licensee or otherwise) or controlled by ATP (collectively, the “Intellectual Property Rights”). Except as set forth on Schedule 4.24 hereto: (a) ATP is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property Rights and in and to each invention, formula, software, trade secret, technology, product, composition, formula, know-how method or process used by ATP (together with the Intellectual Property Rights, collectively, the “Intellectual Property”), and has the sole and exclusive right to use and license the Intellectual Property free and clear of any claim or conflict with the rights of others; (b) no royalties, honorariums or fees are payable by ATP to any individual or entity by reason of the ownership, use or license of any of the Intellectual Property; (c) there have been no claims made against ATP asserting the invalidity, abuse, misuse, violation, misappropriation, infringement or unenforceability of any of the Intellectual Property or any license relating thereto, and no grounds for any such claims exist; (d) ATP has not made any claim of any invalidity, abuse, misuse, violation, misappropriation, infringement or unenforceability by others of the Intellectual Property or any license relating thereto, and no grounds for any such claims exist; (e) ATP has not received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and neither the ownership, use or license of the Intellectual Property by ATP nor the operation of its business is infringing or has infringed upon any rights of others; (f) no interest in any rights of ATP to any Intellectual Property has been assigned, transferred, licensed or sublicensed by ATP to any individual or entity; and (g) the consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property. To the extent any of the Intangible Property constitutes proprietary or confidential information, ATP has, and to the knowledge of ATP the licensees and licensors of ATP have, adequately safeguarded such information from disclosure. To the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by any governmental or regulatory agency or authority, such registration, filing or issuance is listed as such on Schedule 4.24 hereto.

      4.25     Products. Schedule 4.25 hereto lists each product currently or previously under development, developed, designed, manufactured, sold, leased, licensed (as licensor or licensee or otherwise), distributed, marketed or delivered by ATP and any other products in which ATP has any proprietary right or beneficial interest (collectively, the “Products”). ATP has not received any notice of any claim, liability or obligation (and there is no basis for any present or future claim, suit, action or proceeding against ATP giving rise to any liability or obligation) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product, including, but not limited to, those relating to the defective or unsafe nature of any of the Products.

      4.26     Board Approval. The Board of Directors of ATP has, on or prior to the date hereof, unanimously approved this Agreement, the Merger and the transactions contemplated hereby and has determined to recommend to the ATP Stockholders that they approve the Merger.

      4.27     Registration Statement/Prospectus; Proxy Statement. None of the information supplied or to be supplied by ATP for inclusion or incorporation by reference in IVAX’ registration statement on Form S-4 or the prospectus in connection therewith pursuant to which the issuance of shares of IVAX Common Stock to be issued to the ATP Stockholders in the Merger will be registered under the Securities Act, including any amendments or supplements thereto and any post-effective amendments thereto (collectively, the “Registration Statement”), shall, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by ATP for inclusion or incorporation by reference in the proxy statement (either preliminary or definitive) pursuant to which the ATP Stockholders will be solicited for the consideration and approval of this Agreement and the Merger at the Special Meeting (as defined in Section 5.10), including any amendments or supplements thereto (collectively, the “Proxy Statement”), shall, at the time the Proxy Statement (either preliminary or definitive) is filed with the SEC or mailed to the ATP Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      4.28     Voting Agreement. ATP has delivered to IVAX a voting agreement, in the form attached as Exhibit A hereto, duly executed by each of the Major ATP Stockholders (the “Voting Agreement”) pursuant to which each Major ATP Stockholder has agreed to vote all shares of ATP Common Stock owned or controlled by such Major ATP Stockholder in favor of this Agreement and the Merger.

      4.29     State Takeover Laws. ATP has taken all necessary action to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, any applicable state takeover Laws and any applicable takeover provisions in the ATP Articles of Incorporation or Bylaws.

      4.30     Pharmacia and Duke. ATP has obtained from the Pharmacia-related entities which are parties to the Pharmacia Contracts and the Duke University-related entities which are parties to the Duke Contracts and, in each case, delivered to IVAX an acknowledgement that the execution of this Agreement and the consummation of the Merger will not give such entities any right to amend or terminate such agreements.

      4.31     Full Disclosure. No representation or warranty of ATP contained in this Agreement, and none of the statements or information concerning ATP contained in this Agreement or the exhibits or the schedules hereto, contains any untrue statement of a material fact nor do such representations, warranties or statements taken as a whole omit a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

      From and after the date of this Agreement and until the Effective Time, each of ATP and IVAX agrees to perform the covenants set forth below applicable to it:

      5.1     Ordinary Course and Preservation of Business. ATP shall directly and indirectly do all of the following, except as otherwise expressly required by this Agreement or requested or agreed to in writing in advance by IVAX:

      (a) keep in full force and effect all, and not cause or permit to exist a default of any of its obligations under any, Commitments;

      (b) keep in full force and effect the insurance coverage in effect on the date hereof;

      (c) maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses; and

      (d) duly comply with all Laws and Orders applicable to it and to the conduct of its business.

      5.2     Prohibited Action Without Approval. ATP shall not, directly or indirectly do any of the following, except with the prior written consent of IVAX and except as set forth on Schedule 5.2:

      (a) incur or agree to incur any obligation or liability (absolute or contingent); acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other entity or division or substantial part thereof; sell or otherwise dispose of any of its properties or assets or acquire any properties or assets; enter into, dispose or divest itself of any subsidiary or general partnership or joint venture or cause any entity to become a subsidiary or affiliate; conduct a recapitalization or reclassification; or enter into any contract, agreement, understanding, arrangement or commitment with respect to any of the foregoing;

      (b) enter into or amend any Commitment or make any capital expenditures; issue (other than upon the exercise of previously outstanding ATP Stock Options), sell, redeem or acquire for value, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of ATP;

      (c) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders;

      (d) amend its Articles of Incorporation or Bylaws or any other constitutive, organic or governing document; or split, combine, or reclassify any shares of its capital stock; grant any increase in compensation or benefits to its employees, consultants or officers; pay any bonus; enter into any severance agreements or arrangements with its officers, directors, employees or consultants; grant any increase in fees or other increases in compensation or other benefits to any of its directors or professional advisors (other than professional fees in connection with the Merger and the transactions contemplated by this Agreement); or effect any change in retirement benefits for any class of its employees or officers (unless such change was required by applicable Law);

      (e) amend any existing employment or consulting contract or agreement with any individual or entity; or enter into any new employment or consulting contract or agreement with any individual or entity;

      (f) adopt any Plan or make any change in or to any existing Plan other than any such change that was required by applicable Law;

      (g) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith); or file any appeal from an asserted deficiency or made any material election for federal or state Tax purposes;

      (h) subject to any Lien any of its properties or assets;

      (i) take any action that could reasonably be expected to adversely affect its ability to perform the covenants and agreements herein;

      (j) make any change in its accounting methods or practices other than those required by applicable Law or GAAP; or

      (k) enter into any contract, agreement, understanding, arrangement or commitment, whether written or otherwise, with respect to any of the foregoing.

      5.3     Accuracy of Representations and Warranties. Each of IVAX and ATP shall refrain from taking, causing or permitting any action that would render any of its representations or warranties contained in this Agreement inaccurate as of the Effective Time. Each of IVAX and ATP shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transactions contemplated by this Agreement. ATP shall promptly notify IVAX of any suit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against ATP which would have been listed in Schedule 4.15 hereto if such suit, claim, proceeding or investigation had arisen prior to the date hereof.

      5.4     Notification. Each of IVAX and ATP shall promptly notify the other party in writing of the occurrence, or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any of its representations or warranties contained in this Agreement to be false or misleading in any respect. ATP shall promptly notify IVAX of any event of which ATP obtains knowledge which has had or would reasonably be expected to have a material adverse effect on ATP’s condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects. IVAX shall promptly notify ATP of any event of which IVAX obtains knowledge which has had or would reasonably be expected to have a material adverse effect on IVAX’s condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects.

      5.5     Access to Information. ATP shall permit IVAX and its authorized representatives full access during regular business hours to the properties of ATP. ATP shall make its directors, management and other employees, consultants and agents and authorized representatives (including, without limitation, counsel and independent public accountants) available to confer with IVAX and its authorized representatives at reasonable times and upon reasonable request, and ATP shall disclose and make available to IVAX and shall cause its agents and authorized representatives to disclose and make available to IVAX, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of ATP. IVAX may make or cause to be made such investigation, if any, of the business and properties of ATP and its financial and legal conditions as IVAX deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby.

      5.6     Consents and Approvals of Third Parties. ATP shall use reasonable efforts to obtain as soon as practicable all consents and approvals of any third parties, including, without limitation, all consents and approvals of governmental and regulatory agencies and authorities, necessary or desirable for the consummation of the transactions contemplated by this Agreement. During the period prior to the Effective Time, IVAX and ATP shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals required to be obtained in order to consummate the transactions contemplated by this Agreement; provided, however, that ATP shall not make any agreement or understanding affecting ATP as a condition for obtaining any such consents or approvals except with the prior written consent of IVAX.

      5.7     Liabilities. ATP shall pay or discharge its current liabilities in the ordinary course of business when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

      5.8     Confidential Treatment of Information. Until the Effective Time, or if this Agreement is abandoned or terminated, the parties hereto and their respective representatives shall hold in confidence all data and information obtained with respect to the other parties or their business, and shall not use such data or information or disclose the same to others, except such data or information as is already known to such party or is published or is a matter of public record, or as otherwise required by applicable Law. In the event this Agreement is abandoned or terminated, each party shall upon request promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement.

      5.9     Acquisition Proposals. Except for the transactions contemplated by this Agreement, unless this Agreement shall have been terminated in accordance with the provisions of Article IX, ATP shall not (nor shall it permit any of its officers, directors, agents or affiliates to), directly or indirectly: (a) solicit, encourage, initiate, or participate in any negotiations or discussions or enter into any agreement, understand or arrangement with respect to a Competing Transaction (as defined below) or (b) except as required by applicable Law and as required in connection with the transactions contemplated hereby, disclose any information not customarily disclosed to any individual or entity concerning the business, assets or properties of ATP, afford to any individual or entity (other than IVAX and its advisors and agents) access to the properties, books or records of ATP or otherwise assist or encourage any individual or entity in connection with any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5.9, the Board of Directors of ATP shall not be prohibited from furnishing information to, or entering into discussions or negotiations with, any individual or entity in connection with an unsolicited proposal by such individual or entity for a Competing Transaction if, and only to the extent that, (i) the ATP Board of Directors, after consultation with outside legal counsel and independent financial advisors, determines in good faith that such action is required for the ATP Board of Directors to comply with its duties to its stockholders imposed by applicable Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such individual or entity, ATP obtains from such individual or entity an executed confidentiality agreement on terms no less favorable to ATP than those contained in this Agreement and any confidentiality agreements between ATP and IVAX; provided, however, that in no event shall ATP be permitted to enter into any agreement with respect to a Competing Transaction under any circumstances unless and until this Agreement shall have been duly and validly terminated in accordance with all of the terms and conditions hereof. A “Competing Transaction” means any of the following involving ATP (other than the Merger contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination, joint venture or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of ten percent (10%) or more of the assets of ATP or (iii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding voting securities of ATP. ATP agrees to promptly notify IVAX of the commencement of any discussions or negotiations relating to a Competing Transaction and, within two (2) business days of receipt of a Competing Transaction or a proposal therefor, ATP shall deliver to IVAX a true, correct and complete copy of such Competing Transaction or proposal therefor.

      5.10     Approval by Stockholders. ATP shall, consistent with its Articles of Incorporation, Bylaws and applicable Law, call and hold a special meeting of its stockholders (the “Special Meeting”) to be held as promptly as practicable after the date of this Agreement for the purpose of voting upon the Merger, this Agreement and the other transactions contemplated hereby. The Board of Directors of ATP, has recommended that the ATP Stockholders approve of the Merger, this Agreement and the other transactions contemplated hereby and the Board of Directors of ATP shall not amend, modify, revoke or withdraw such recommendation, unless, after consultation with outside legal counsel and independent financial advisors, the Board of Directors of ATP determines that not doing so would be inconsistent with its duties to its stockholders under applicable Law. The Registration Statement and Proxy Statement shall contain the affirmative recommendation by ATP’s Board of Directors of the Merger, this Agreement and the other transactions contemplated hereby, unless, after consultation with outside legal counsel and independent financial advisors, the Board of Directors of ATP determines that doing so would be inconsistent with its duties to its stockholders under applicable Law. ATP shall use its best efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the Texas Act to approve this Agreement and the Merger.

      5.11     SEC Filings.

      (a) Each of ATP and IVAX shall promptly provide the other with any information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement or Proxy Statement or that the requesting party may reasonably request in connection with the Registration Statement or Proxy Statement and any other filing which either party may make with the SEC. Each party shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Registration Statement and Proxy Statement and shall respond to any comments of the SEC. Each party hereto shall cause the Registration Statement and Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the American Stock Exchange and the OTC Bulletin Board. If any event relating to ATP or IVAX should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement or Proxy Statement or any other such SEC filing, ATP or IVAX, as applicable, shall promptly inform the other and shall furnish all necessary information to the other relating to such event.

      (b) Promptly after the date of this Agreement, IVAX and ATP shall prepare and file with the SEC the preliminary Proxy Statement relating to the Special Meeting. As promptly as practicable after comments are received from the SEC on the preliminary Proxy Statement and after IVAX and ATP furnish all information required or requested by the SEC to be contained therein, IVAX shall prepare and file with the SEC the Registration Statement in connection with the registration under the Securities Act of the shares of IVAX Common Stock to be issued to the ATP Stockholders pursuant to the Merger. IVAX shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable thereafter in connection with the issuance of shares of IVAX Common Stock pursuant to the Merger. Notwithstanding anything to the contrary contained herein, neither the Proxy Statement nor the Registration Statement shall be filed or mailed without the consent of both IVAX and ATP, which consent shall not be unreasonably withheld or delayed.

      5.12     Publicity and Reports. IVAX and ATP shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall provide the other with draft copies of any proposed press releases and a reasonable opportunity to comment thereon and, in any event, shall not issue any such press release or make any such public statement before such consultation and opportunity to comment, except as may be required by applicable Law or the rules of the American Stock Exchange and the OTC Bulletin Board.

      5.13     Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. In case at any time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of IVAX or ATP, as the case may be, will take all such necessary action.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

      6.1     Investigation. Notwithstanding any provisions contained herein to the contrary, the representations, warranties, covenants and agreements contained in this Agreement shall not be affected or diminished in any way by the receipt of any notice pursuant to Article V or by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements relating to ATP contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of ATP for purposes of this Agreement.

      6.2     Indemnification. ATP hereby agrees to indemnify and hold harmless IVAX and its directors, officers, stockholders, employees, affiliates and agents and their respective assigns from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising from, in connection with, or incident to (a) any breach or violation of any of the representations, warranties, covenants or agreements of ATP contained in this Agreement or any schedule, certificate, exhibit, list or other document delivered pursuant hereto and (b) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

      6.3     Tax Treatment. The parties hereto acknowledge and agree to treat the Merger for federal and state income Tax purposes, as a non-taxable acquisition of ATP by IVAX under Section 368 of the Code. None of the parties hereto shall take any position on any Return or otherwise inconsistent therewith.

      6.4     Best Efforts and Further Assurances. Each party hereto shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, ATP shall, and shall cause its officers and directors to, use their respective best efforts to negotiate and execute an amendment to the Pharmacia Contracts on terms and in form and substance acceptable to IVAX, in IVAX’ sole discretion, and assist IVAX, upon request, in IVAX’ review and analysis of any and all statements from the Pharmacia-related entities regarding payments under the Pharmacia Contracts.

      6.5     Indemnification. Attached as Exhibit B is a form of letter agreement that IVAX will execute at the Closing with each member of ATP’s Board of Directors whereby IVAX shall agree to indemnify such director against and in respect of the full amount of any and all liabilities, damages or claims relating to the disclosure provided by IVAX contained in the Registration Statement or Proxy Statement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF IVAX AND MERGER SUB

      IVAX and Merger Sub shall be obligated to effect the transactions contemplated hereby subject to the fulfillment at or prior to the Effective Time of each of the following conditions precedent (any one or more of which may be waived by IVAX, but only in writing):

      7.1     Status as of Effective Time. At and as of the Effective Time:

      (a) the representations and warranties of ATP contained in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) on the date of this Agreement and shall continue to be true and correct in all material respects (except for representations and warranties qualified by materiality which shall continue to be true and correct in all respects) as though made at and as of the Effective Time;

      (b) ATP shall have in all material respects performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by it on or prior to the Effective Time;

      (c) there shall not have occurred any event or condition which has adversely affected or reasonably may adversely affect in any material respect the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of ATP; and there shall be delivered to IVAX certificates (dated the Effective Time and signed by the President of ATP) stating that the conditions set forth in clauses (a) through (c) above have been satisfied.

      7.2     Required Action. All action required to be taken by or on the part of ATP to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of ATP and ATP shall have delivered to IVAX certified copies of the resolutions evidencing such authorizations.

      7.3     Dissenters’ Rights. Holders representing not more than twenty percent (20%) of the outstanding shares of ATP Common Stock shall have exercised, or shall remain entitled to exercise, dissenters’ rights in connection with the Merger in accordance with Texas law.

      7.4     Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information made by the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF ATP

      ATP shall be obligated to effect the transactions contemplated hereby subject to the fulfillment at or prior to the Effective Time of each of the following conditions precedent (any one or more of which may be waived by ATP, but only in writing):

      8.1     Status as of Effective Time. At and as of the Effective Time:

      (a) the representations and warranties of IVAX and Merger Sub contained in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) on the date of this Agreement and shall continue to be true and correct in all material respects (except for representations and warranties qualified by materiality which shall continue to be true and correct in all respects) as though made at and as of the Effective Time, except for inaccuracies or breaches which do not have a material adverse effect on IVAX’ condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects;

      (b) IVAX and Merger Sub shall have in all material respects performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by it on or prior to the Effective Time;

      (c) there shall not have occurred any event or condition which has adversely affected or reasonably may adversely affect in any material respect the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of IVAX; and

      (d) there shall be delivered to ATP certificates (dated the Effective Time and signed by the President of IVAX) stating that the conditions set forth in clauses (a) through (c) above have been satisfied.

      8.2     Required Action. All action required to be taken by or on the part of IVAX to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of IVAX and Merger Sub, and IVAX shall have delivered to ATP certified copies of the resolutions evidencing such authorizations.

      8.3     Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information made by the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

      9.1     Termination of Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time on or prior to the Effective Time:

      (a) by mutual written consent of IVAX and ATP;

      (b) by IVAX or ATP, after October 10, 2003, or such later date as may be mutually agreed upon in writing by the parties; provided, however, that if the SEC notifies either ATP or IVAX of its intention to review or monitor the Proxy Statement or the Registration Statement or to review any Exchange Act filing incorporated by reference therein, then such date shall be automatically extended to November 26, 2003 without any further action of the parties; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

      (c) by IVAX, if ATP shall have breached or defaulted under Section 5.9 then immediately upon written notice thereof or if ATP shall have materially breached or defaulted under any of its other representations, warranties, covenants or agreements contained herein and such breach or default shall not have been cured within five (5) days after written notice thereof;

      (d) by ATP, if IVAX shall have materially breached or defaulted under any of its representations, warranties, covenants or agreements contained herein and such breach or default shall not have been cured within five (5) days after written notice thereof;

      (e) by IVAX or ATP, if the stockholders of ATP shall have voted at the Special Meeting and such vote upon the Merger and this Agreement shall not have been sufficient to approve the foregoing; provided, however, that ATP shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until five (5) business days after the Special Meeting;

      (f) by IVAX, if: (i) in accordance with Section 5.10, the Board of Directors of ATP amends, modifies, revokes or withdraws its recommendation of this Agreement and the Merger in a manner adverse to IVAX or shall have resolved to do so, (ii) the Board of Directors of ATP shall have recommended to the stockholders of ATP a Competing Transaction or taken a neutral position or no position with respect to a Competing Transaction or shall have resolved to do so, (iii) the Board of Directors of ATP fails to reaffirm publicly and unconditionally its recommendation to its stockholders of the Merger, which reaffirmation must be made within three (3) days after IVAX’ request to do so, or (iv) the Special Meeting shall not have been held by September 26, 2003 (unless (A) ATP has materially complied with all of its obligations under this Agreement and the Special Meeting shall not have been held by such date as the result of delays caused by IVAX or (B) through no fault of ATP) or shall have been cancelled (provided, however, that if the SEC notifies either ATP or IVAX of its intention to review or monitor the Proxy Statement or the Registration Statement or to review any Exchange Act filing incorporated by reference therein, then such date shall be automatically extended to November 12, 2003 without any further action of the parties); or

      (g) by ATP, if the Board of Directors of ATP shall, after consultation with outside legal counsel and independent financial advisors, determine that the failure to so terminate as a result of a Competing Transaction would be inconsistent with its duties to its stockholders under applicable Law, in good faith have withdrawn, revoked, modified or amended its recommendation of the approval of this Agreement and the Merger in a manner adverse to IVAX; provided, however, that ATP’s termination of this Agreement pursuant to this Section 9.1(g) shall not be effective until five (5) business days have elapsed following the delivery to IVAX of: (i) written notice of such determination of ATP (which written notice shall inform IVAX of the material terms and conditions of the Competing Transaction) and (ii) the Termination Fee (as hereinafter defined) and Expenses (as hereinafter defined).

      9.2     Effect of Termination. If this Agreement is terminated pursuant to this Article IX, then this Agreement shall be of no further force and effect, and there shall be: (a) no further liability or obligation on the part of ATP or its officers and directors, except as set forth in (i) Section 5.8 relating to the obligations of the parties to keep confidential and not to use certain information obtained from the other party and (ii) Article IX and Article X; and (b) no further liability or obligation on the part of IVAX or Merger Sub or their respective officers and directors, except (i) as set forth in Section 5.8 relating to the obligations of the parties to keep confidential and not to use certain information obtained from the other party, (ii) as set forth in Article X and (iii) in the event this Agreement is terminated pursuant to Section 9.1(d) as a result of IVAX’ willful and intentional material breach or default hereunder and the applicable cure period has lapsed; provided, that, in any event, the liability of IVAX shall not exceed one hundred fifty thousand dollars ($150,000) plus the reasonably documented out-of-pocket expenses reasonably incurred by ATP in connection with the transactions contemplated by this Agreement (such expenses not to exceed one hundred fifty thousand dollars ($150,000)) increased to include the reasonable costs and expenses incurred (including reasonable fees and expenses of counsel) by ATP in connection with the collection and enforcement of its rights under this Section 9.2.

      9.3     Termination Fee. Without limiting the generality of the foregoing, ATP agrees that if this Agreement is terminated pursuant to Section 9.1(c), 9.1(f) or 9.1(g), then ATP shall promptly pay to IVAX the cash sum of one hundred fifty thousand dollars ($150,000) (the “Termination Fee”) and the reasonably documented out-of-pocket expenses reasonably incurred by IVAX in connection with the transactions contemplated by this Agreement (the “Expenses”), such Expenses not to exceed one hundred fifty thousand dollars ($150,000). If this Agreement is terminated by ATP pursuant to Section 9.1(b) and at or before the time of the Special Meeting a Competing Transaction had been proposed, announced or become publicly known, or if this Agreement is terminated by IVAX pursuant to Section 9.1(e) and at or before the time of the Special Meeting a Competing Transaction had been proposed, announced or become publicly known, then ATP shall promptly pay to IVAX the Termination Fee and the Expenses. If this Agreement is terminated pursuant to Section 9.1(g), then ATP shall pay the Termination Fee and the Expenses at the time provided in Section 9.1(g); in all other cases, ATP shall pay the Termination Fee and the Expenses under this Section 9.3 no later than five (5) business days after delivery of written notice by IVAX of demand for payment, which shall include a description of the Expenses in reasonable detail, and shall be made by wire transfer of immediately available funds to an account designated by IVAX. No Termination Fee or Expenses will be payable by ATP if this Agreement is terminated pursuant to Sections 9.1(a) or 9.1(d). If this Agreement is terminated by ATP pursuant to Section 9.1(b) and at or before the time of the Special Meeting a Competing Transaction had not been proposed, announced or become publicly known, or if this Agreement is terminated by IVAX pursuant to Section 9.1(e) and at or before the time of the Special Meeting a Competing Transaction had not been proposed, announced or become publicly known, then ATP shall pay the Expenses to IVAX prior to, or concurrently with, such termination by wire transfer of immediately available funds to an account designated by IVAX. In the event ATP fails to pay any amount under Article IX when due, the amount payable shall be increased to include the reasonable costs and expenses incurred (including reasonable fees and expenses of counsel) by IVAX in connection with the collection and enforcement of Article IX. The parties agree that the actual amount of damages and costs would be impracticable or extremely difficult to determine and that the Termination Fee is a reasonable estimate by the parties under the circumstances existing as of the date of this Agreement of such damages and costs. Upon receipt of the payments set forth in Section 9.3, IVAX and Merger Sub shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from ATP for breach of, or otherwise in connection with, this Agreement except in the event of ATP’s fraud hereunder and the applicable cure period has lapsed.

ARTICLE X

MISCELLANEOUS

      10.1     Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be (a) delivered personally, (b) sent by certified mail, return receipt requested, postage prepaid, (c) sent by facsimile, or (d) sent by prepaid overnight courier, in each case, to the parties at the names and addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

      If to IVAX, then to:

IVAX Corporation
4400 Biscayne Boulevard
Miami, FL 33127
Attention: General Counsel
Facsimile: (305) 575-6049

      With a copy to:

Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street
Suite 2200
Miami, FL 33130
Attention: Richard E. Schatz, Esq.
Facsimile: (305) 789-3395

      If to ATP, then to:

Advanced Therapeutic Products, Inc.
16607 Blanco Road
Suite 703
San Antonio, TX 78232
Attention: Jim Linehan
Facsimile: (210) 479 6571

      With a copy to:

Matthews and Branscomb
112 East Pecan
Suite 1100
San Antonio, TX 78205
Attention: John D. Fisch, Esq.
Facsimile: (210) 357-9327

      Such notices, demands, claims and other communications shall be deemed given (w) when actually received, or (x) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (y) in the case of certified U.S. mail, five (5) days after deposit in the U.S. mail, or (z) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

      10.2     Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement and to consummate the transactions contemplated hereby and thereby.

      10.3     Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, such party acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to the knowledge of ATP or any similar phrase, such reference shall be deemed to include James E. Turner, J.W. Linehan, Brenda Ray, J.H. Uptmore and David A. Monroe, all of whom shall be deemed to have conducted the inquiry required in this Section 10.3.

      10.4     Entire Agreement. This Agreement and the exhibits and schedules to this Agreement contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

      10.5     Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. No party to this Agreement may assign this Agreement or any rights hereunder, in whole or in part, without the prior written consent of the other parties.

      10.6     Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof. Any such waiver or extension of time shall be evidenced by an instrument in writing executed on behalf of the appropriate party. This Agreement shall not be amended, except in a writing executed by all of the parties. No waiver by any party hereto of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

      10.7     No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any individual or entity other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

      10.8     Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

      10.9     Expenses. Except as set forth in Article IX, all fees and expenses (including, without limitation, financial advisory, legal and accounting fees and expenses) incurred by each party in connection with the transactions contemplated hereby will be borne by the party incurring such expenses.

      10.10     Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

      10.11     Jurisdiction and Venue. Any suit, action or proceeding against any party with respect to this Agreement or any judgment entered by any court in respect of this Agreement shall be brought in the courts of the State of Florida in Miami-Dade County, Florida, or in the U.S. District Court for the Southern District of Florida in Miami, Florida, and the parties hereto accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. In addition, the parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Miami-Dade County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida was brought in an inconvenient forum.

      10.12     Headings. Article and section headings and titles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

      10.13     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      10.14     Prevailing Party. In the event of any suit, action or proceeding with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable attorneys’ fees and expenses for the prevailing party, in addition to any other remedies available.

      10.15     Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

IVAX CORPORATION, a Florida corporation

By:	/s/ NEIL FLANZRAICH

Name: Neil Flanzraich
Title: President

ATP MERGER SUB, INC., a Florida corporation

By:	/s/ NEIL FLANZRAICH

Name: Neil Flanzraich
Title: President

ADVANCED TOBACCO PRODUCTS, INC.
D/B/A ADVANCED THERAPEUTIC PRODUCTS, INC.,
a Texas corporation

By:	/s/ J.W. LINEHAN

Name: J.W. Linehan
Title: President

ANNEX B

VOTING AGREEMENT

      THIS VOTING AGREEMENT (the “Agreement”) dated as of May 23, 2003 is by and between IVAX Corporation, a Florida corporation (the “Acquiror”), and the other parties signatory hereto (each a “Shareholder”).

RECITALS

      Acquiror, ATP Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and Advanced Tobacco Products, Inc., d/b/a Advanced Therapeutic Products, Inc., a Texas corporation (the “Company”), are concurrently herewith executing a Merger Agreement (as such agreement may be executed and amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions specified therein) Merger Sub will be merged with and into the Company (the “Merger”), whereby each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the number of Exchange Shares as set forth in the Merger Agreement.

      As a condition to Acquiror’s entering into the Merger Agreement, Acquiror requires that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement with Acquiror.

AGREEMENT

      To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

      1.     Representations and Warranties of Shareholders. Each Shareholder hereby severally and not jointly represents and warrants to Acquiror as follows:

(a) Ownership of Shares.

(i) Such Shareholder is the sole record holder and beneficial owner of the number of shares of Company Common Stock as is set forth opposite such Shareholder’s name on Schedule 1(a)(i) hereto (such shares shall constitute the “Existing Shares,” and together with any shares of Company Common Stock acquired of record or beneficially by such Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, other than any shares of Exchange Shares received by such Shareholder in the Merger, shall constitute the “Shares”).

(ii) On the date hereof, the Existing Shares set forth opposite such Shareholder’s name on Schedule 1(a)(i) hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Shareholder. Such Shareholder does not have record or beneficial ownership of any Shares not set forth on Schedule 1(a)(i) hereto.

(iii) Except as set forth on Schedule 1(a)(iii) hereto, such Shareholder has sole voting power and sole power of disposition with respect to all of the Existing Shares set forth opposite such Shareholder’s name on Schedule 1(a)(i), with no restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

(b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder is bound including, without limitation, any trust agreement, voting agreement, shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and this Agreement constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. If such Shareholder is married and such Shareholder’s Shares constitute community property, this Agreement has been duly and validly executed and delivered by such Shareholder’s spouse and this Agreement constitutes a valid and binding agreement of such Shareholder’s spouse, enforceable against such person in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

(c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any foreign, federal, state or local governmental or regulatory agency or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound or (ii) violate any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets.

(d) Liens. Such Shareholder’s Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Liens, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e) Brokers. Except as set forth on Schedule 4.7 of the Merger Agreement, no broker, investment banker, financial adviser or other individual or entity is entitled to any broker’s, finder’s, financial adviser’s or other individual or entity similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder in his or her capacity as such.

(f) Acknowledgment. Such Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement with Acquiror.

      2. Certain Covenants of Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

(a) No Solicitation. Such Shareholder understands and acknowledges his or her respective obligations described under Section 5.9 of the Merger Agreement.

(b) Restriction on Transfer, Proxies and Noninterference; Restriction on Withdrawal. Prior to the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, no Shareholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Shareholder’s Shares or any interest therein, except in each case to a Permitted Transferee (as hereinafter defined) who is or agrees in a writing executed by the Acquiror to become bound by this Agreement; (ii) grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or that could reasonably be expected to have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. For purposes of this Agreement, “Permitted Transferees” means, with respect to a Shareholder, any of the following persons: (a) in the event such Shareholder becomes mentally incompetent, the legal representative of such Shareholder; and (b) in the event such Shareholder dies, the beneficiaries under (i) the will of such Shareholder (or the intestate beneficiaries of such Shareholder) or (ii) a trust of which there are no beneficiaries other than such Shareholder’s spouse or the issue of such Shareholder.

(c) Voting of Company Stock. Each Shareholder hereby agrees that, prior to the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, he or she will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares, except as otherwise agreed to in writing in advance by the Acquiror in its sole discretion, in favor of any business combination with Acquiror and against the following actions: (a) any Competing Transaction or (b) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder agrees that he or she will not enter into any agreement or understanding with any individual or entity the intended or anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 2(c).

(d) Grant of Proxy; Appointment of Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. Prior to the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, each Shareholder hereby irrevocably grants to, and appoints, Acquiror, or any nominee of Acquiror, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to (1) exercise any rights as a shareholder of the Company in connection with calling a special meeting of shareholders for the purpose of considering the Merger Agreement and the Merger and all matters ancillary thereto and (2) vote the Shares at every annual, special, or adjourned meeting or grant a consent or approval in respect of the Shares in favor of the Merger Agreement and the Merger, and against the following actions (a) any Competing Transaction or (b) any other action which is intended, or could be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact on accordance with this Agreement or the Merger Agreement. Such proxy is irrevocable and the appointment is coupled with an interest in the Shares.

      3.     General Release.

      (a) In consideration of Acquiror’s consummation of the Merger in accordance with the terms and conditions of the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder, for himself, herself or itself and each of his, her or its heirs, executors, successors, and assigns (collectively, the “Releasors”), hereby forever releases Acquiror, Merger Sub, the Company and each of their respective predecessors, successors, and past and present shareholders, directors, officers, employees, agents, and representatives (collectively, the “General Released Parties”) from any and all claims, demands and causes of action of every kind and nature whether arising from his, her or its purchase of stock of the Company, his or her employment by the Company or otherwise (including, without limitation, claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses), whether known or unknown, suspected or unsuspected, that the Releasors now have or at any time prior to the effective time and date of this general release may have had or could have asserted against any of the General Released Parties (collectively, the “General Released Claims”). Notwithstanding anything to the contrary in this general release, Releasors are not releasing any of their rights under the Merger Agreement, this Agreement, the indemnity letters the form of which is attached to the Merger Agreement as Exhibit B or any of their rights to compensation, benefits, bona fide expense reimbursements or other similar rights resulting from their status as consultants to the Company or any of their rights to indemnification from the Company that exist as of the date hereof with respect to their actions as officers or directors of the Company.

      (b) The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any General Released Party based upon any General Released Claim.

      (c) The Shareholder has read and understands this General Release, has had the opportunity to consult with an attorney prior to signing it, and voluntarily enters into it with full knowledge of its terms and conditions and that such terms and conditions are binding on him, her or it.

      (d) This Section 3 will be effective upon the Effective Time of the Merger in the Merger Agreement.

      4.     Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and instruments and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      5.     Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder’s heirs, guardians, administrators or successors or as a result of any divorce.

      6.     Stop Transfer. Each Shareholder agrees with, and covenants to, Acquiror that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Shares, unless such transfer is made in compliance with this Agreement.

      7.     Resale of Exchange Shares. The Acquiror agrees promptly to provide its transfer agent with any information, representation or legal opinions necessary to facilitate any resales by the Shareholders of any Exchange Shares at any time after the Effective Time which comply with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 of the Securities and Exchange Commission.

      8.     Termination. The obligations of the Shareholders set forth in this Agreement will terminate upon the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time.

      9.     Miscellaneous.

      (a) Entire Agreement; Assignment. This Agreement and the schedules hereto (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

      (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

      (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied, or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

      If to Acquiror, then to:

IVAX Corporation
4400 Biscayne Boulevard
Miami, FL 33127
Attention: General Counsel
Fax: (305) 575-6049

      with a copy to:

Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
Attention: Richard E. Schatz, Esq.
Fax: (305) 789-3395

      If to the Shareholders, then to:

Jim Linehan
Advanced Therapeutic Products, Inc.
16607 Blanco Road, Suite 703
San Antonio, Texas 78232
Fax: (210) 408-6571

James E. Turner
307 Wayside
San Antonio, TX 78213
Fax: (210) 366-2806

David A. Monroe
Lincoln Center
7800 IH-10 West, Suite 700
San Antonio, Texas 78230
Fax: (210) 341-1020

James H. Uptmore
Colony North Professional Building
3740 Colony Drive, Suite 170
San Antonio, Texas 78230
Fax: (210) 696-2034

Brenda Ray
Brenda Ray
12544 Judson Road
San Antonio, TX 78233
Fax: (210) 653-8812

      with a copy to:

Matthews and Branscomb
112 East Pecan
Suite 1100
San Antonio, TX 78205
Attention: John D. Fisch, Esq.
Fax: (210) 357-9327

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

      (d) Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

      (e) Costs. The parties will each be solely responsible for and bear all of its own respective expenses, including, without limitation, fees and expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby.

      (f) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

      (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

      (h) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      (i) Severability. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

      (j) Definitions. For purposes of this Agreement:

      (i) “Beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such person would constitute a “group” as described in Section 13(d)(3) of the Exchange Act.

      (ii) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, combination, merger, consolidation, conversion, exchange of shares or the like, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Notwithstanding anything herein to the contrary, the term “Shares” shall not include any shares of Exchange Shares received by any Shareholder in the Merger, all of which shall be free from restriction hereunder.

      (k) Shareholder Capacity. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Shareholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Shareholder’s Shares.

      (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Acquiror and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

IVAX CORPORATION

By:	/s/ NEIL FLANZRAICH

Name: Neil Flanzraich

Title:	President

SHAREHOLDERS:

/s/ J.W. LINEHAN

J.W. Linehan

/s/ JAMES E. TURNER

James E. Turner

J.H. UPTMORE & ASSOCIATES, INC.

By:	/s/ J.H. UPTMORE J.H. Uptmore, President (46,921 Shares)	/s/ J.H. UPTMORE ----------------------------------------- J.H. Uptmore (150,000 Shares)

/s/ BRENDA RAY Jon Philip Ray Family Trust Brenda Ray, Executrix (420,104 Shares)		/s/ BRENDA RAY ----------------------------------------- Brenda Ray (977,360 Shares)

/s/ DAVID A. MONROE _______________________________________ David A. Monroe

SCHEDULE 1(a)(i)

Number of Shares of
Record Holder	Company Common Stock

J.W. Linehan	90,000
James E. Turner	400,221
J.H. Uptmore	150,000
J.H. Uptmore & Associates, Inc.	46,921
Brenda Ray	977,360
John Philip Ray Family Trust	420,104
David A. Monroe	47,229

ANNEX C

Form of Letter Agreement

IVAX Corporation

4400 Biscayne Boulevard
Miami, FL 33127

Re:	Merger Agreement, dated as of May 27, 2003, as amended, by and between IVAX Corporation, a Florida corporation (“IVAX”), ATP Merger Sub, Inc., a Florida corporation, and Advanced Tobacco Products, Inc. d/b/a Advanced Therapeutic Products, Inc., a Texas corporation (“ATP”) (the “Merger Agreement”)

Ladies and Gentlemen:

      By this letter I hereby notify you that, effective as of the Effective Time (as defined in the Merger Agreement), I hereby resign as a director of ATP and from all other offices of ATP that I hold.

      I hereby unconditionally and irrevocably release and forever discharge ATP and IVAX and their respective officers, directors, employees, agents and affiliates from any and all claims, liabilities, obligations, damages or indebtedness of any nature, whether accured or unaccrued, asserted or unasserted, and whether known or unknown, which ever existed, now exist or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the date of the Effective Time (each, a “Claim”); provided, however, that the foregoing release shall not apply to any Claim against IVAX arising out of its indemnity obligation as set forth below in this letter.

      I am also requesting IVAX to confirm that it will indemnify me, after the Effective Time, as set forth below.

Sincerely,

[Director]
Date:

      In consideration of your execution hereof, after the Effective Time IVAX will indemnify you and hold you harmless against all expenses (including reasonable attorneys’ fees), claims, losses damages or liabilities or actions in respect thereof (including any of the foregoing incurred in settlement of any litigation, commenced or threatened), which arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact provided by IVAX regarding IVAX contained in the Registration Statement or Proxy Statement (each, as defined in the Merger Agreement) or any omission (or alleged omission) by IVAX to state a material fact regarding IVAX required to be stated or necessary to make the statements regarding IVAX provided by IVAX in the Registration Statement or Proxy Statement not misleading.

IVAX CORPORATION

By:

Name:
Title:
Date:

C-1

ANNEX D

DISSENTERS’ RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT

ART. 5.11.     Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

      A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

      B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111, ch. 54, § 10; Acts 1973, 63rd Leg., p. 1508, ch. 545, § 36, eff. Aug. 27, 1973.

Amended by Acts 1989, 71st Leg., ch. 801, § 34, eff. Aug. 28, 1989; Sec. B amended by Acts 1991, 72nd Leg., ch. 901, § 32, eff. Aug. 26, 1991. Amended by Acts 1997, 75th Leg., ch. 375, § 29, eff. Sept. 1, 1997.

ART. 5.12.     Procedure For Dissent By Shareholders as to Said Corporate Actions

      A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

      B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

      C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

      D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares.

Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

      E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

      F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

      G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, § 12, eff. June 17, 1967.

Secs. A and D amended by Acts 1983, 68th Leg., p. 2570, ch. 442, § 9, eff. Sept. 1, 1983; Sec. B amended by Acts 1987, 70th Leg., ch. 93, § 27, eff. Aug. 31, 1987. Amended by Acts 1989, 71st Leg., ch. 801, § 35, eff. Aug. 28, 1989. Secs. A, D amended by Acts 1993, 73rd Leg., ch. 215, § 2.16, eff. Sept. 1, 1993.

ART. 5.13.     Provisions Affecting Remedies of Dissenting Shareholders

      A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

      B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

      C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, § 13, eff. June 17, 1967.

Sec. B amended by Acts 1983, 68th Leg., p. 2573, ch. 442, § 10, eff. Sept. 1, 1983. Amended by Acts 1993, 73rd Leg., ch. 215, § 2.17, eff. Sept. 1, 1993.

ANNEX E

FORM OF PROXY

(Front of Card)

ATP

Proxy for the Special Meeting of Shareholders

to be Held on September 23, 2003

This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints J.W. Linehan and James E. Turner, and each of them, with full power of substitution and resubstitution to represent the undersigned and to vote all the shares of common stock of ATP, a Texas corporation (the “Company”), which the undersigned is entitled to vote at the special meeting of shareholders of the Company to be held on September 23, 2003 and at any adjournment or postponement thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the proxy statement of the Company dated August 14, 2003 (the “Proxy Statement”) and (2) in their discretion on such other matters as may properly come before the meeting.

      Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted FOR the approval of the merger transaction.

      The undersigned hereby acknowledges receipt of the notice of special meeting of shareholders and the related Proxy Statement.

E-1

(Back of Card)

Please mark, sign and date your Proxy Card and promptly return it in the enclosed envelope.

SPECIAL MEETING OF SHAREHOLDERS

ATP

September 23, 2003

Please fold and detach here.

☑	Please mark votes in blue or black ink as in this example.

      The board of directors recommends a vote FOR the following proposal:

      PROPOSAL 1.

☐ FOR the Merger Proposal	☐ AGAINST the Merger Proposal

      In their discretion, the proxies are authorized to vote on any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

      The undersigned hereby revokes all previous proxies given by the undersigned with respect to the special meeting of shareholders.

      Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Date:

Signature
Date:

Signature

NOTE: Please sign exactly as your name(s) appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. If a corporation, please print full corporation name and have authorized officer sign and indicate title. If a partnership, please print partnership name and have authorized person sign and indicate title.

E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 607.0831 of the Florida Business Corporation Act (the “Florida Act”) provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

      Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

      Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

      The bylaws of IVAX provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

      IVAX has entered into indemnification agreements with each of its officers and directors. The indemnification agreements generally provide that IVAX will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of IVAX (derivative suits) where the individual’s involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of IVAX. The agreements provide a number of procedures and presumptions used to determine the officer’s or director’s right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

      The directors and officers of IVAX are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of May 27, 2003, among IVAX Corporation, Advanced Tobacco Products, Inc. and a ATP Merger Sub, Inc., as amended as of July 15, 2003 and August 6, 2003 (included as Annex A to the proxy statement/prospectus in this Registration Statement). The schedules and exhibits to the merger agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. IVAX agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
3.1	Articles of Incorporation of IVAX (incorporated by reference to Form 8-B, dated as of July 28, 1993).
3.2	Articles of Amendment to the Articles of Incorporation of IVAX (incorporated by reference to IVAX’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
3.3	Amended and Restated Bylaws of IVAX (incorporated by reference to IVAX’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.1	Rights Agreement, dated as of December 29, 1997, between IVAX Corporation and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to IVAX’ Form 8-K, dated as of December 19, 1997).
4.2	Indenture, dated as of May 12, 2000, between IVAX Corporation and U.S. Bank Trust National Association (incorporated by reference to IVAX’ Form S-3, dated as of August 7, 2000).
4.3	Indenture, dated as of May 4, 2001, between IVAX Corporation and U.S. Bank Trust National Association (incorporated by reference to IVAX’ Form S-3, dated as of July 31, 2001).
5*	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. as to the legality of the securities being issued.
8*	Opinion of Matthews and Branscomb, a Professional Law Corporation, regarding tax matters.
23.1*	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in their opinion filed as Exhibit 5).
23.2*	Consent of Matthews and Branscomb, a Professional Law Corporation (included in their opinion filed as Exhibit 8).
23.3	Consent of Ernst & Young LLP with respect to IVAX financial statements.

Exhibit
Number	Description

23.4*	Information regarding consent of Arthur Andersen LLP.
23.5	Consent of The Hanke Group, P.C. with respect to ATP financial statements.
24*	Power of Attorney.
99.1	Form of proxy card for soliciting the proxy of ATP shareholders (included as Annex E to the proxy statement/prospectus in this Registration Statement).
99.2	Voting Agreement, dated as of May 27, 2003, between IVAX and certain ATP shareholders (included as Annex B to the proxy statement/prospectus in this Registration Statement).
99.3	Form of Letter Agreement with affiliates of ATP (included as Annex C to the proxy statement/prospectus in this Registration Statement).

* Previously filed.

      (b) Financial Statement Schedules — None

      (c) Reports — None

Item 22.     Undertakings.

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 14th day of August, 2003.

IVAX CORPORATION

By:	/s/ PHILLIP FROST, M.D.

Phillip Frost, M.D.
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities indicated on August 14, 2003.

Signature	Title

/s/ PHILLIP FROST, M.D. Phillip Frost, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and a Director

/s/ THOMAS E. BEIER Thomas E. Beier	Senior Vice-President — Finance and Chief Financial Officer (Principal Financial Officer)

/s/ THOMAS E. MCCLARY Thomas E. McClary	Vice-President — Accounting and Corporate Controller (Principal Accounting Officer)

* Mark Andrews	Director

* Ernst Biekert, Ph.D.	Director

* Betty G. Amos	Director

Signature	Title

* Jack Fishman, Ph.D.	Director

* Neil Flanzraich	Director, President and Vice-Chairman

* Jane Hsiao, Ph.D.	Director and Vice-Chairman — Technical Affairs

* Modesto A. Maidique, Ph.D.	Director

* David A. Lieberman	Director

* Richard C. Pfenniger, Jr.	Director

* Bertram Pitt, M.D.	Director

* By: /s/ THOMAS E. BEIER Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

23.3	Consent of Ernst & Young LLP with respect to IVAX financial statements.
23.5	Consent of The Hanke Group, P.C. with respect to ATP financial statements.